    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1998


                                                      REGISTRATION NO. 333-51857
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--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 PLAINWELL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2621                          38-3391489
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               200 ALLEGAN STREET
                           PLAINWELL, MICHIGAN 49080
                           TELEPHONE: (616) 685-8500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 WILLIAM L. NEW
                               200 ALLEGAN STREET
                           PLAINWELL, MICHIGAN 49080
                           TELEPHONE: (616) 685-2500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                                 LANCE C. BALK
                                KIRKLAND & ELLIS
                              153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed            Proposed
                                                  Amount              Maximum             Maximum            Amount of
Title of Each Class of Securities                  to be          Offering Price         Aggregate         Registration
  to be Registered                              Registered          Per Unit(1)      Offering Price(1)        Fee(2)
---------------------------------------------------------------------------------------------------------------------------
PLAINWELL INC.'s 11% Senior Subordinated
  Notes due 2008...........................    $130,000,000           $1,000           $130,000,000           $38,350
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

*   Not Applicable.
(1) Estimated solely for the purpose of calculating the registration fee.
(2) Registration fee previously paid.

                               ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 12, 1998


PROSPECTUS

[PLAINWELL INC. LOGO]            PLAINWELL INC.
          OFFER TO EXCHANGE ITS SERIES B 11% SENIOR SUBORDINATED NOTES
              DUE 2008 FOR ANY AND ALL OF ITS OUTSTANDING SERIES A
                     11% SENIOR SUBORDINATED NOTES DUE 2008

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
          , 1998, UNLESS EXTENDED.

    PLAINWELL INC., a Delaware corporation ("Plainwell" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 11% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding Series A 11% Senior Subordinated Notes due 2008 (the "Notes"), of which $130,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated March 6, 1998 between Plainwell and United States Trust Company of New York (the "Indenture") governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

    Plainwell has not issued, and does not have any current firm arrangements to issue, any indebtedness to which the Exchange Notes would rank senior or pari passu in right of payment. The Exchange Notes will be general unsecured obligations of the Company and will be subordinate in right of payment to all future Senior Debt (as defined herein) and will be senior or pari passu in right of payment to all future subordinated indebtedness of the Company. As of March 31, 1998, which includes the effect of the Transactions (as defined), the amount of the Company's outstanding Senior Debt was $27.8 million.

    Plainwell will accept for exchange any and all Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on         , 1998, unless
extended by Plainwell in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, Plainwell will not extend the Expiration Date
beyond         , 1998. Tenders of Notes may be withdrawn at any time prior to
5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by Plainwell on March 6, 1998 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of Plainwell under the Exchange and Registration Rights Agreement entered into by Plainwell in connection with the offering of the Notes. See "The Exchange Offer."

    With respect to resales of Exchange Notes, based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, Plainwell believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Plainwell within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Resales of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Plainwell has agreed that, for a period of up to one year from the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    If any holder of Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction.

    Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Plainwell will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."
                         ------------------------------

     SEE "RISK FACTORS" ON PAGE 17 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS          , 1998.

     There has not previously been any public market for the Notes or the Exchange Notes. Plainwell does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of Public Market." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

     The Exchange Notes will be available initially only in book-entry form. Plainwell expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Description of Exchange Notes."

                             AVAILABLE INFORMATION

     Plainwell has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus includes a discussion of all material elements of the Exchange Offer Registration Statement, but does not contain all of the information set forth therein. For further information with respect to Plainwell and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, Plainwell will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of Plainwell to file periodic reports and other information with the Commission will be suspended if the Exchange Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of Plainwell other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. Plainwell will nevertheless be required to continue to file reports with the Commission if the Exchange Notes are listed on a national securities exchange. In the event Plainwell ceases to be subject to the informational requirements of the Exchange Act, Plainwell will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, Plainwell shall file with the Trustee such annual, quarterly and other reports. Further, to the extent that annual, quarterly or other financial reports are furnished by Plainwell to stockholders generally it will mail such reports to holders of Exchange Notes. Plainwell will furnish annual and quarterly financial reports to stockholders of Plainwell and will mail such reports to holders of Exchange Notes pursuant to the Indenture, thus holders of Exchange Notes will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. Plainwell will also furnish such other reports as may be required by law.

                           FORWARD LOOKING STATEMENTS

     THE PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "UNAUDITED PRO FORMA FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY THE MANAGEMENT OF THE COMPANY WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (4) INCREASES IN THE COMPANY'S COST OF BORROWING OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL;
(5) ADVERSE STATE OR FEDERAL LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS IN PENDING LITIGATION; AND (6) CHANGES IN GENERAL ECONOMIC CONDITIONS AND/OR IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS ARE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER, INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. References in this Prospectus to "Consumer Products Division" refer to the tissue business of Plainwell acquired from Pope & Talbot, Inc. and Pope & Talbot, Wis., Inc. (collectively, "Pope & Talbot"). References to "Specialty Paper Division" refer to the specialty paper business of Plainwell, formerly known as Plainwell Paper Company. References to the "Company" refer to Plainwell immediately following the consummation of the Transactions (as defined). References to 1993, 1994, 1995, 1996 and 1997 with respect to financial information for the Specialty Paper Division refer to the fiscal year ending on the Sunday closest to December 31 for such year.

                                  THE COMPANY


     The Company is a leading U.S. producer and marketer of value-added paper products for niche markets within the paper industry. The Company conducts its business through two divisions: (i) the Consumer Products Division, which produces private label consumer tissue products such as bath tissue, paper towels, napkins and facial tissue, and (ii) the Specialty Paper Division, which produces premium coated and uncoated printing papers and release and other technical/specialty papers. The Company has established leading market positions in certain of these niche markets by combining high quality products, broad product offerings, strong customer service, efficient manufacturing and the significant use of recycled materials. In addition, the Company believes that operating in different niche markets provides the Company with a larger, more diversified income stream. The Company's pro forma net sales, pro forma EBITDA and pro forma income (loss) before extraordinary item were $222.9 million, $29.1 million and $0.7 million, respectively, for the year ended December 31, 1997 and $53.1 million, $3.8 million and $(2.1) million, respectively, for the three months ended March 31, 1998. Pro forma for the same periods, the Consumer Products Division contributed 61.1% and 62.3%, respectively, of net sales, and the Specialty Paper Division contributed 38.9% and 32.7%, respectively of net sales of the Company.


CONSUMER PRODUCTS DIVISION

     The Consumer Products Division manufactures and markets a broad line of consumer tissue products, with an estimated 21% share of the U.S. private label consumer tissue market. Its products include bath tissue, paper towels, napkins and facial tissue which range from economy to premium quality grades, including premium quality paper towels and napkins with embossing and colored prints in a variety of designs. Its product assortment is designed for the private label consumer market. The Company believes that the private label tissue market will continue to be an attractive niche market because of: (i) increased recognition by consumers that private label tissue products offer quality at value prices;
(ii) increased emphasis by retailers who generally receive higher margins on private label tissue products than on their nationally branded counterparts; and
(iii) the growth of mass merchandisers and wholesale clubs which have traditionally emphasized private label tissue products.

     The Consumer Products Division has well established relationships with its customer base and serves as a major private label tissue supplier to many of its customers. The division sells its products to customers located throughout the U.S., with a concentration near its manufacturing facilities in the Midwest and Northeast. Its customers include: (i) mass merchandisers such as Kmart Corporation and Wal-Mart Stores, Inc.; (ii) warehouse clubs such as B.J. Wholesale Club; (iii) supermarkets that operate under the names A&P, Giant, Tops Markets and Stop & Shop; and (iv) other retailers and wholesalers.

     The Company believes that the Consumer Products Division is currently the only private label tissue supplier to its customers that utilizes an integrated computer-based customer service system. Since 1992, the Consumer Products Division has invested approximately $10 million to develop and implement its customer service system, which includes Electronic Data Interchange ("EDI") and Vendor Managed Inventory ("VMI") technologies. By providing the division's sales force and customer service representatives with real-time information on customers, orders, shipments and inventory status, the system has enabled the division to monitor and replenish customer inventories, provide information on category activity and shelf space profitability and to offer just-in-time order delivery to its top customers. The Company believes that its system provides a significant competitive advantage and has been an important factor in increasing sales to mass merchandisers and wholesale clubs from approximately 4,268 tons in 1993 to approximately 29,800 tons for 1997. By focusing on these larger accounts, which generally involve higher volume transactions and fewer Stock Keeping Units ("SKUs"), the Consumer Products Division is able to improve overall efficiency through longer production runs and reduced inventory.

     The Consumer Products Division owns and operates two fully-integrated tissue manufacturing and converting facilities located in Eau Claire, Wisconsin and Ransom, Pennsylvania with converting and distributing facilities for the Ransom facility located in nearby Pittston, Pennsylvania (collectively, the "Consumer Products Facilities"). The Consumer Products Facilities are strategically located in proximity to the retail distribution centers of the Consumer Product Division's largest customers, which enables just-in-time delivery while reducing transportation costs. The Consumer Products Division uses primarily recycled fiber as the raw material for its tissue products.

     The Consumer Products Division has recently generated significant improvement in its operating performance. In 1997, net sales and EBITDA were $136.2 million and $20.7 million, respectively, as compared to $104.9 million and a $6.8 million loss, respectively, for 1994. The Company believes this improvement was primarily due to the approximately $50 million of capital investment over the last five years, used primarily to strategically reposition the division. Important elements of the strategic repositioning included the upgrade of existing facilities, including a new pulping and de-inking operation at the Eau Claire, Wisconsin facility, the construction of the Pittston, Pennsylvania converting facility and the development and implementation of the integrated computer-based customer service system. Such capital expenditures have enabled the Company to: (i) produce a brighter, softer pulp which has improved finished product quality and allowed the Company to command higher prices for its products; (ii) increase sales of higher margin, premium tissue products such as two-ply bath tissue and paper towels; (iii) improve its level of customer service; (iv) increase sales to mass merchandisers and wholesale clubs; and (v) increase productivity and realize manufacturing efficiencies. As a result of these improvements, the net selling price per ton realized by the division increased 23.7% from 1994 to 1997. During the same period, market tissue prices, as measured by the U.S. Bureau of Labor Statistics, increased by 10.8%. In addition, to address the Ransom, Pennsylvania facility's historically high labor cost structure, the Company implemented a labor contract in 1995 which resulted in an eight-month strike. The strike was resolved in December 1995 and a new labor agreement was adopted, resulting in increased workforce flexibility and reduced labor costs. The Company believes that the strategic repositioning of the division has resulted in significant improvement in the Consumer Products Division's operating performance and positions the division to pursue future growth opportunities.

SPECIALTY PAPER DIVISION

     The Specialty Paper Division produces and supplies premium coated and uncoated printing papers and release and other technical/specialty papers throughout the U.S. to end users which require high quality and high performance paper. Premium printing papers are used for corporate annual reports, high-end advertising brochures, magazines and catalogs, coffee table books, menus and high quality, full color desktop publishing. Customers of such products include paper merchants which market such products to graphic designers and specialty and commercial printers. Release and other technical/specialty papers include base papers which are silicone coated by the division's customers and used as a protective layer or backing paper for pressure sensitive applications. Applications include release papers for self-adhesive postage stamps, mailing labels, bar code labels, and labels for retail food packages. Release papers are also increasingly being used to protect industrial adhesives used as fastening systems for certain automotive trim and aircraft assembly applications as well as for the manufacture of sound, thermal and electrical insulating materials. Because release and other technical/specialty paper specifications vary depending upon their end use, the division's sales force, specialized technical service staff and research and development team work closely with customers to customize and develop products to meet their specific needs.

     The Specialty Paper Division owns and operates a paper mill and converting plant for the production of specialty paper in Plainwell, Michigan (the "Plainwell Mill"). The Plainwell Mill is strategically located to serve the major printing centers of Chicago and New York. The Specialty Paper Division uses a combination of technologies to produce high recycled content paper which the Company believes is comparable to virgin fiber content paper in appearance, performance and selling price. The Plainwell Mill is able to blend a broad range of fibers, including a high percentage of generally lower cost recycled fibers, into a base sheet which is then coated using a rod coating technology. The Company believes that this technology and its capability to produce high quality recycled content papers provide the Company with significant cost savings and marketing advantages. In addition, the Plainwell Mill is configured to handle frequent paper grade changes. As a result of such manufacturing flexibility, the Company believes that the division is well positioned to produce a wide range of paper products that meet the product requirements of many end users in the premium printing paper and release and other technical/specialty paper niche markets.

     The Specialty Paper Division was purchased from Simpson Paper Company ("Simpson") in June 1997 by an investor group led by William L. New, the Company's Chairman, Chief Executive Officer and President, together with affiliates of 399 Venture Partners, Inc. The investor group believed that the Specialty Paper Division represented an attractive investment opportunity based on: (i) the quality and condition of the manufacturing assets which resulted from the substantial capital expenditures made by the division's previous owners; (ii) the investor group's knowledge of the plant and its operations;
(iii) the historical profitability of the business; (iv) the division's reputation as a leader in the premium printing paper and release and other technical/specialty paper niche markets; (v) the division's technical expertise; and (vi) the opportunity to increase profitability of underutilized assets through more focused management. In anticipation of the pending sale of the division, beginning in 1996, Simpson began to implement the investor group's initiatives to increase profitability of the division by: (i) reducing headcount; (ii) reducing fiber costs by using a higher percentage of recycled fiber; (iii) reviewing and reducing other operating costs; and (iv) increasing production and capacity utilization.

                               BUSINESS STRATEGY

     The Company's business strategy is to increase revenues and profitability in its Consumer Products Division and Specialty Paper Division. The Company intends to implement its strategy by: (i) capitalizing on attractive niche markets; (ii) fully utilizing existing capacity; (iii) increasing sales of higher margin products; (iv) enhancing its high level of customer service; (v) reducing costs and increasing operating efficiencies; and (vi) pursuing strategic acquisitions.

                                THE TRANSACTIONS

     Pursuant to an agreement dated as of January 22, 1998 among Pope & Talbot, Inc., Pope & Talbot, Wis., Inc., the Company's parent, Plainwell Holding Company ("Holdings"), and the Company (the "Acquisition Agreement"), Plainwell purchased substantially all of the assets, properties and rights and assumed certain related liabilities of the tissue business of Pope & Talbot (the "Acquisition" and, together with the Offering (as defined herein), the use of proceeds thereof, the Contributions (as defined herein) and the Merger (as defined herein), the "Transactions"). Pope & Talbot received, as part of the consideration for the Acquisition, $121.0 million in cash, subject to adjustments for working capital, and the Company assumed $18.8 million of indebtedness in the form of the Eau Claire IRBs (as defined herein) and assumed certain other liabilities. In connection with the financing of the Acquisition, 399 Venture Partners, Inc. ("399 Venture Partners") and its affiliates, and certain members of the management of the Consumer Products Division and the Specialty Paper Division (the "Management Stockholders") purchased common stock and preferred stock of Holdings for an aggregate purchase price of approximately $25.0 million. Holdings contributed the full amount of such equity investment to the Company (the "Contributions"). In conjunction with the Acquisition, the Company entered into an agreement with Pope & Talbot, Inc. pursuant to which Pope & Talbot, Inc. agreed to provide certain transition services to the Company for a period of up to 18 months after the closing of the Acquisition.

     In connection with the offering of the Notes (the "Offering"), Plainwell Paper Company merged with and into the Company and its business operates as the Specialty Paper Division (the "Merger"). In June 1997, Holdings consummated the acquisition of the Specialty Paper Division for $32.5 million by acquiring (i) 100% of the common stock of Plainwell Paper Company from Simpson for $22.7 million and (ii) substantially all of the inventory of Plainwell Paper Company from Simpson for $9.8 million (the "1997 Acquisition"). In addition, Holdings assumed certain liabilities of Plainwell Paper Company. Of the aggregate purchase price, $4.0 million was paid by Holdings by issuing $4.0 million of its Series A Preferred Stock to Simpson and $1.8 million was paid during the first quarter of 1998. In conjunction with the 1997 Acquisition, an affiliate of 399 Venture Partners (Citicorp Venture Capital, Ltd.), certain members of management of the Specialty Paper Division, and certain other investors made an equity investment in the Specialty Paper Division by purchasing shares of common stock, shares of preferred stock and warrants to purchase common stock of Holdings pursuant to the terms and conditions of various securities purchase agreements.

     The following diagram sets forth an overview of the Acquisition and the
Merger:

                                   [diagram]
---------------
1. Plainwell purchased substantially all of the assets, properties and rights and assumed certain related liabilities of the tissue business of Pope & Talbot.

2. Plainwell Paper Company merged with and into the Company.
                            ------------------------

     The Company is a Delaware corporation. The Company's principal offices are located at 200 Allegan Street, Plainwell, Michigan 49080, and its telephone number is (616) 685-2500.

                                  THE OFFERING

NOTES..................
                      The Notes were sold by the Company on March 6, 1998 to Bear, Stearns & Co. Inc. and Salomon Brothers Inc (the "Initial Purchasers") pursuant to a Purchase Agreement dated March 3, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

EXCHANGE AND
  REGISTRATION RIGHTS
  AGREEMENT............
                      Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into an Exchange and Registration Rights Agreement dated March 6, 1998, which grants the holder of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.....
                      $130,000,000 aggregate principal amount of Series B 11% Senior Subordinated Notes due 2008.

THE EXCHANGE OFFER.....
                      $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $130,000,000 aggregate principal amount of Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                      Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                      Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to one year from the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                      Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.


MATERIAL FEDERAL INCOME
  TAX CONSEQUENCES.....
                      The exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes. As a result, there will be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer. See "Material Federal Income Tax Consequences."


EXPIRATION DATE........
                      5:00 p.m., New York City time, on           , 1998 unless
                      the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND
  THE NOTES............
                      Each Exchange Note will bear interest from its issuance date. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CONDITIONS TO THE
  EXCHANGE OFFER.......
                      The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

PROCEDURES FOR
  TENDERING NOTES......
                      Each holder of Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

UNTENDERED NOTES.......
                      Following the consummation of the Exchange Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

CONSEQUENCES OF FAILURE
  TO EXCHANGE..........
                      The Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only: (i) to the

                      Company; (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act; (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act; or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

SHELF REGISTRATION
  STATEMENT............
                      If any holder of the Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Company for use therein, the Company has agreed to register the Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practicable on or after the consummation of the Exchange Offer. The Company has agreed to maintain the continuous effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Notes held by any such holders.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS....
                      Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.

GUARANTEED DELIVERY
  PROCEDURES...........
                      Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS......
                      Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF NOTES AND
  DELIVERY OF EXCHANGE
  NOTES................
                      The Company will accept for exchange any and all Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

USE OF PROCEEDS........
                      There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. Substantially all of the net proceeds from the Offering as of

                      March 6, 1998 were used to finance the Acquisition and to repay certain indebtedness. See "Use of Proceeds."

EXCHANGE AGENT.........
                      United States Trust Company of New York

                               THE EXCHANGE NOTES

GENERAL................
                      The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that: (i) the Exchange Notes bear a Series B designation; (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Notes and the Exchange Notes are referred to herein collectively as the "Senior Subordinated Notes."

SECURITIES OFFERED.....
                      $130,000,000 aggregate principal amount of Series B 11% Senior Subordinated Notes due 2008 of the Company.

MATURITY DATE..........
                      March 1, 2008.

INTEREST PAYMENT
  DATES................
                      March 1 and September 1, commencing September 1, 1998.

EVENTS OF DEFAULT......
                      The Indenture under which the Exchange Notes will be issued provides that each of the following, should they occur, constitutes an Event of Default thereunder: Such events include the following: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture), (ii) default in payment when due of the principal of or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control" or "-- Asset Sales" or
                      "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Notes to comply with any of its other agreements in the Indenture or the Senior Subordinated Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, fully bonded (by a financially responsible institution regularly engaged in the issuance of security bonds) discharged or stayed within a period of 45 days; (vii) except as permitted by the Indenture, any guarantee of the Senior Subordinated Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Restricted Subsidiary, or any Person acting on behalf of any Restricted Subsidiary, shall deny or disaffirm its obligations under its guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries. See "Description of Exchange Notes -- Events of Default."

OPTIONAL REDEMPTION....
                      Except as set forth below, the Exchange Notes will not be redeemable at the option of the Company prior to March 1, 2003. Thereafter, the Exchange Notes will be subject to redemption, at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date. Notwithstanding the foregoing, at any time prior to March 1, 2001, the Company may redeem up to 35% of the Senior Subordinated Notes at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of a Public Offering (as defined herein); provided that at least 65% in aggregate principal amount of the Senior Subordinated Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days following the date of the consummation of each such Public Offering. See "Description of Exchange Notes -- Optional Redemption."

CHANGE OF CONTROL......
                      Upon the occurrence of a Change of Control at any time, the Company will be obligated to make an offer to repurchase each Holder's Exchange Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and the board of directors of the Company may not waive such obligation. The New Credit Facility prohibits, and future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may prohibit, the Company from purchasing any Senior Subordinated Notes following a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. There can be no assurance that the Company will have the financial resources to repurchase the Exchange Notes upon a Change of Control. See "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control; -- Events of Default and Remedies."

RANKING................
                      The Exchange Notes will be general unsecured obligations of the Company and will be subordinate in right of payment to all existing and future Senior Debt, and will be senior or pari passu in right of payment to all future subordinated indebtedness of the Company. The Company has not issued, and does not have any current firm arrangements to issue, any indebtedness to which the Exchange Notes would rank senior or pari passu in right of payment. As of March 31, 1998, which includes the effect of the Transactions, the amount of the Company's outstanding Senior Debt was $27.8 million.

RESTRICTIVE
COVENANTS..............
                      The indenture pursuant to which the Exchange Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined herein), repay subordinated indebtedness or make other Restricted Payments (as defined herein), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Equity Interests of the Company's Restricted Subsidiaries (as defined herein) or enter into certain mergers and consolidations. See "Description of Exchange
                      Notes -- Certain Covenants."

For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                                  RISK FACTORS

     Holders of Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" as well as the other information and data included in this Prospectus prior to tendering their Notes in the Exchange Offer.

                                 PLAINWELL INC.
              SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

     The following table sets forth summary unaudited pro forma financial data of the Company for the year ended December 31, 1997 and the three months ended March 31, 1998. The summary unaudited pro forma statement of operations data give effect to the Transactions as if they had occurred on January 1, 1997. The information contained in the following table should also be read in conjunction with "Capitalization," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements, including the notes thereto, contained elsewhere in this Prospectus.


                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,   ENDED MARCH 31,
                                                                  1997            1998
                                                              ------------   ---------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................    $222,892        $ 53,139
Cost of sales...............................................     188,604          47,416
                                                                --------        --------
Gross profit................................................      34,288           5,723
Selling, general and administrative expenses................      16,797           5,004
                                                                --------        --------
Operating income............................................      17,491             719
Interest expense............................................      15,957           3,941
                                                                --------        --------
Income (loss) before income taxes and extraordinary item....       1,534          (3,222)
Income tax provision (benefit)..............................         794          (1,119)
                                                                --------        --------
Income (loss) before extraordinary item.....................    $    740        $ (2,103)
                                                                ========        ========
OTHER DATA:
Pro forma EBITDA (1)........................................    $ 29,119        $  3,782
Capital expenditures........................................       4,366             676
Depreciation and amortization...............................      11,628           3,063
Ratio of earnings to fixed charges(2).......................         1.1x            0.2x


------------------------------
(1) Pro forma EBITDA represents pro forma operating income plus pro forma depreciation and amortization. The Company has included information concerning EBITDA because management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, as an alternative to net income as an indicator of the Company's operating performance or an alternative to any other measure of performance in conformity with generally accepted accounting principles.

(2) For purposes of computing this ratio, earnings consist of income before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent.

                    THE COMPANY AND SPECIALTY PAPER DIVISION
                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER TON AMOUNTS)

     The following table sets forth summary historical financial and other data of the Specialty Paper Division -- Predecessor as of and for each of the fiscal years in the four-year period ended December 29, 1996 and the period from December 30, 1996 through June 16, 1997, and the three months ended March 31, 1997, of the Specialty Paper Division -- Successor as of and for the period from June 17, 1997 through December 31, 1997, and of the Company as of and for the three months ended March 31, 1998. On March 6, 1998, pursuant to the Acquisition Agreement date January 22, 1998, the Specialty Paper Division was merged with PLAINWELL INC. and PLAINWELL INC. purchased the Consumer Products Division. The historical financial statements of the Specialty Paper Division are presented as the historical financial statements of the Company and the results of operations of the Consumer Products Division are included in the financial statements of the Company beginning on the acquisition date. The summary historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for the years ended December 31, 1995 and December 29, 1996, the period from December 30, 1996 through June 16, 1997 and the period from June 17, 1997 through December 31, 1997 have been derived from the financial statements of the Specialty Paper Division, contained elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors. The summary historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for the years ended December 31, 1993 and December 31, 1994 have been derived from the unaudited financial statements of the Specialty Paper Division. The summary historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of the predecessor and successor, respectively. In the opinion of management, the interim financial statements as of and for the three months ended March 31, 1997 and 1998 reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results of operations to be expected for the full year. The information contained in the following table should also be read in conjunction with "Capitalization," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Specialty Paper Division, including the notes thereto, contained elsewhere in this Prospectus.

                                                  PREDECESSOR                        SUCCESSOR(1)    PREDECESSOR    SUCCESSOR(1)
                             -----------------------------------------------------   -------------   ------------   -------------
                                                                      PERIOD FROM     PERIOD FROM
                                                                      DECEMBER 30,     JUNE 17,                         THREE
                                                                          1996           1997        THREE MONTHS      MONTHS
                                         FISCAL YEAR(2)                 THROUGH         THROUGH         ENDED           ENDED
                             --------------------------------------     JUNE 16,     DECEMBER 31,     MARCH 31,       MARCH 31,
                              1993      1994       1995      1996         1997           1997            1997           1998
                             -------   -------   --------   -------   ------------   -------------   ------------   -------------
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $86,202   $96,736   $101,049   $85,230     $40,795         $45,921        $21,995        $ 30,170
Cost of sales..............   73,184    87,587     99,536    76,425      34,231          40,805         18,306          27,098
                             -------   -------   --------   -------     -------         -------        -------        --------
Gross profit...............   13,018     9,149      1,513     8,805       6,564           5,116          3,689           3,072
Selling, general and
 administrative expenses...    3,231     4,833      3,455     4,434       1,539           3,302            838           2,523
Corporate overhead
 allocation................    5,165     5,829      6,260     5,537         724              --            390              --
                             -------   -------   --------   -------     -------         -------        -------        --------
Operating income
 (loss)....................    4,622    (1,513)    (8,202)   (1,166)      4,301           1,814          2,461             549
Interest expense...........      117       146        146       144         124           1,187             62           1,643
                             -------   -------   --------   -------     -------         -------        -------        --------
Income (loss) before income
 taxes and extraordinary
 item......................    4,505    (1,659)    (8,348)   (1,310)      4,177             627          2,399          (1,094)
Income tax provision
 (benefit).................    1,945      (494)    (2,777)     (335)      1,655             413            926            (289)
                             -------   -------   --------   -------     -------         -------        -------        --------
Income (loss) before
 extraordinary item........    2,560    (1,165)    (5,571)     (975)      2,522             214          1,473            (805)
Extraordinary item.........       --        --         --        --          --              --             --            (597)
                             -------   -------   --------   -------     -------         -------        -------        --------
Net income (loss)..........  $ 2,560   $(1,165)  $ (5,571)  $  (975)    $ 2,522         $   214        $ 1,473        $ (1,402)
                             =======   =======   ========   =======     =======         =======        =======        ========

                                                  PREDECESSOR                        SUCCESSOR(1)    PREDECESSOR    SUCCESSOR(1)
                             -----------------------------------------------------   -------------   ------------   -------------
                                                                      PERIOD FROM     PERIOD FROM
                                                                      DECEMBER 30,     JUNE 17,                         THREE
                                                                          1996           1997        THREE MONTHS      MONTHS
                                         FISCAL YEAR(2)                 THROUGH         THROUGH         ENDED           ENDED
                             --------------------------------------     JUNE 16,     DECEMBER 31,     MARCH 31,       MARCH 31,
                              1993      1994       1995      1996         1997           1997            1997           1998
                             -------   -------   --------   -------   ------------   -------------   ------------   -------------
BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash.......................  $    --   $    88   $     67   $    --     $    --         $   772        $    --        $  1,271
Working capital(3).........    4,857     3,989      8,555     3,259       5,761           5,437         10,532          27,162
Total assets...............   54,769    56,842     47,786    49,619      51,591          51,892         50,640         230,214
Total debt.................    3,500     3,500      3,500     3,500       3,500          20,839          3,500         157,785
Total stockholder's
 equity....................   37,112    35,947     30,376    29,401      31,923           8,188         30,874          27,498
OTHER DATA:
Capital expenditures.......  $ 1,854   $ 1,568   $  3,878   $ 1,220     $    66         $   563        $    23        $    676
Depreciation and
 amortization..............    2,038     2,104      2,257     2,330       1,070             766            535           1,448
Ratio of earnings to fixed
 charges(4)................     20.2x       --         --        --        25.0x            1.5x          27.7x            1.6x
Tons sold..................   79,627    87,764     79,662    73,019      36,594          43,736         19,841          26,784
Average selling price per
 ton.......................  $ 1,083   $ 1,102   $  1,268   $ 1,167     $ 1,115         $ 1,050        $ 1,109        $  1,126

------------------------------
(1) The Specialty Paper Division was acquired from Simpson as of June 17, 1997 in a transaction accounted for under the purchase method of accounting.

(2) The Specialty Paper Division has a fiscal year ending on the Sunday closest to December 31.

(3) Working capital represents total current assets less total current liabilities. Throughout 1993 to June 16, 1997, Simpson performed cash management on a centralized basis and processed related accounts receivable. Accordingly, accounts receivable were funded immediately by Simpson and are not included in working capital for fiscal years 1993, 1994, 1995 and 1996 and the period from December 30, 1996 through June 16, 1997.

(4) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For fiscal years 1994, 1995 and 1996, and for the three months ended March 31, 1998, earnings were inadequate to cover fixed charges by $1,659, $8,348 and $1,310, respectively.

                           CONSUMER PRODUCTS DIVISION
                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER TON AMOUNTS)

     The following table sets forth summary historical financial and other data of the Consumer Products Division as of and for each of the fiscal years in the five-year period ended December 31, 1997. The summary historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for each of the years in the three-year period ended December 31, 1997, have been derived from the financial statements of the Consumer Products Division, contained elsewhere herein, which have been audited by Arthur Andersen LLP, independent public accountants. The summary historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for each of the years in the two-year period ended December 31, 1994 have been derived from the unaudited financial statements of the Consumer Products Division. The information contained in the following table should also be read in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Consumer Products Division, including the notes thereto, contained elsewhere in this Prospectus.

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1993       1994       1995       1996       1997
                                              --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $105,040   $104,884   $107,013   $133,649   $136,176
Cost of sales...............................   110,619    115,713    129,483    124,052    121,751
                                              --------   --------   --------   --------   --------
Gross profit (loss).........................    (5,579)   (10,829)   (22,470)     9,597     14,425
Selling, general and administrative
  expenses..................................     3,490      3,967      3,228      3,351      2,919
Corporate overhead allocation(1)............     1,555      1,724      1,509      1,962      2,057
                                              --------   --------   --------   --------   --------
Operating income (loss).....................   (10,624)   (16,520)   (27,207)     4,284      9,449
Interest expense............................        --         89        881        812        846
                                              --------   --------   --------   --------   --------
Income (loss) before income taxes...........   (10,624)   (16,609)   (28,088)     3,472      8,603
Income tax provision (benefit)(2)...........    (3,957)    (6,187)   (10,533)     1,354      3,355
                                              --------   --------   --------   --------   --------
Net income (loss)...........................  $ (6,667)  $(10,422)  $(17,555)  $  2,118   $  5,248
                                              ========   ========   ========   ========   ========

BALANCE SHEET DATA (AT END OF PERIOD):
Cash........................................  $     --   $     --   $     --   $     --   $     --
Working capital.............................    10,369     18,211     18,053     19,294     15,560
Total assets................................   113,669    139,713    139,670    129,443    116,473
Total debt(3)...............................        --     18,800     18,800     18,800     18,800
Intercompany accounts(4)....................    82,548     94,951     99,107     89,638     75,489

OTHER DATA:
Capital expenditures........................  $  9,988   $ 14,450   $ 21,113   $  1,922   $  3,737
Depreciation and amortization(5)............     8,906      9,710     11,298     11,809     11,309
Ratio of earnings to fixed charges(6).......        --         --         --        5.3x      11.2x
Tons sold...................................    94,212     92,292     80,609     90,445     96,888
Average selling price per ton...............  $  1,115   $  1,136   $  1,328   $  1,478   $  1,405

------------------------------
(1) Corporate overhead allocation represents a pro rata (based on sales dollars) allocation of certain Pope & Talbot, Inc. corporate administrative costs not directly attributable to the Consumer Products Division. These costs include such items as tax services, certain human resource services, and general corporate administrative costs.

(2) The Consumer Products Division historically has been included in the consolidated income tax returns of Pope & Talbot, Inc. Income taxes are presented here as if Consumer Products Division filed its taxes on a separate return basis.

(3) Total debt consists of a note payable to the City of Eau Claire, Wisconsin due 2014 in connection with the issuance of the Eau Claire IRBs to finance a wastepaper pulping improvement project at the Consumer Products Division's Eau Claire, Wisconsin facility. The note payable is to be assumed by the Company in connection with the Acquisition.

(4) The Consumer Products Division has historically been accounted for as a division of Pope & Talbot, Inc. and therefore has no separate historical equity accounts. Cash funding and distributions have been managed through Pope & Talbot, Inc.'s corporate cash management system. Cash collected from and distributed to the Consumer Products Division has been reflected in the intercompany account balance. The intercompany account balance represents the net accumulated transactions between the Consumer Products Division and Pope & Talbot, Inc.

(5) Includes amortization of deferred financing costs of $2, $14, $14, and $13 for the years ended December 31, 1994, 1995, 1996 and 1997, respectively.

(6) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. For the years ended December 31, 1993, 1994 and 1995, earnings were inadequate to cover fixed charges by $10,624, $16,609 and $28,088, respectively.

                                  RISK FACTORS

     Holders of the Notes should carefully consider the following factors, in addition to the other information contained in this Prospectus, before tendering their Notes in the Exchange Offer.

SUBSTANTIAL LEVERAGE; POTENTIAL INABILITY TO SERVICE INDEBTEDNESS


     As a result of the Offering, the Company is highly leveraged. As of March 31, 1998, which includes the effect of the Transactions, the Company has approximately $157.8 million of indebtedness outstanding and had available $35.0 million of borrowing capacity under the New Credit Facility (as defined herein), subject to borrowing base limitations. For the year ended December 31, 1997 and the three months ended March 31, 1998, after giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.1x and 0.2x, respectively. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Information," "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The significant indebtedness incurred as a result of the Offering has several important consequences to the holders of the Exchange Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service the Company's indebtedness, and the failure of the Company to generate sufficient cash flow to service such indebtedness could result in a default under such indebtedness, including under the Exchange Notes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for other purposes may be impaired; (iii) the Company's flexibility to expand, make capital expenditures and respond to changes in the industry and economic conditions generally may be limited; (iv) the New Credit Facility and the Indenture contain, and future agreements relating to the Company's indebtedness may contain, numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity, the failure to comply with which may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; and (v) the ability of the Company to satisfy its obligations pursuant to such indebtedness, including pursuant to the Exchange Notes and the Indenture, will be dependent upon the Company's future performance which, in turn, will be subject to management, financial, business, regulatory and other factors affecting the business and operations of the Company, some of which are not in the Company's control. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of the indebtedness under the New Credit Facility or the Senior Subordinated Notes, to sell assets or to obtain additional financing. If the Company could not satisfy its obligations related to such indebtedness, substantially all of the Company's long-term debt could be in default and could be declared immediately due and payable.

SUBORDINATION OF EXCHANGE NOTES

     The Exchange Notes will be general unsecured obligations of the Company and will be subordinate in right of payment to all existing and future Senior Debt, and will be senior or pari passu in right of payment to all future subordinated indebtedness of the Company. The Company has not issued, and does not have any current firm arrangements to issue, any indebtedness to which the Exchange Notes would rank senior or pari passu in right of payment. The Exchange Notes are not secured by any of the assets of the Company. In addition, the payment of principal, accrued and unpaid interest and Liquidated Damages, if any, with respect to the Exchange Notes will be subordinated, as set forth in the Indenture, to the prior payment in full of all present and future Senior Debt. Therefore, in the event of the liquidation, dissolution or reorganization of, or any similar proceeding relating to, the Company, the assets of the Company will not be available to pay the obligations on the Exchange Notes until the holders of the Senior Debt have been paid in full. In that event, it is likely that the assets of the Company, a substantial portion of which are pledged to secure the Company's obligations under the New Credit Facility, will be insufficient to pay all or a portion of the obligations on the Exchange Notes. In addition, the Company may not pay principal, accrued and unpaid interest and Liquidated Damages, if any, with respect to the Exchange Notes, or defease, purchase, redeem or otherwise acquire any Exchange Notes, under the circumstances described under "Description of Exchange Notes -- Subordination."

NEW CREDIT FACILITY AND INDENTURE RESTRICTIONS

     The New Credit Facility and the Indenture impose certain operating and financial restrictions on the Company. The New Credit Facility requires the Company to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in the New Credit Facility. In addition, the New Credit Facility restricts, among other things, the Company's ability to: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt;
(iii) incur liens and engage in sale/leaseback transactions; (iv) make loans and investments; (v) incur indebtedness and contingent obligations; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, consolidations, acquisitions and asset sales; (ix) engage in transactions with affiliates; and (x) alter its lines of business or accounting methods. In addition, the Indenture limits, among other things: (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries; (ii) the payment of dividends and other restricted payments by the Company and its Restricted Subsidiaries; (iii) asset sales; (iv) transactions with affiliates; (v) the incurrence of liens; and (vi) mergers and consolidations. The Company's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions, a breach of any of these covenants could result in a default under the New Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the New Credit Facility or the Indenture, the lender under the New Credit Facility could elect to declare all amounts outstanding under the New Credit Facility, together with accrued and unpaid interest, to be immediately due and payable. If the Company were unable to repay any such amounts, such lender could proceed against the collateral securing such indebtedness. If the lender under the New Credit Facility accelerates the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes. In addition, because the Indenture limits the ability of the Company to engage in certain transactions except under certain circumstances, the Company may be prohibited from entering into transactions that could be beneficial to the Company. See "Description of Certain Indebtedness" and "Description of Exchange Notes."

CYCLICAL INDUSTRY CONDITIONS

     The markets for paper products, including the Company's, are highly cyclical, being characterized by periods of supply and demand imbalance, sensitivity to changes in industry capacity, overall domestic economic activity and competitive conduct, all of which are beyond the Company's control. A number of structural factors accentuate the cyclicality of the paper industry, including the substantial capital investment and high fixed costs required to manufacture paper products and the significant exit costs associated with capacity reductions. In addition, because of the high fixed costs associated with paper production, paper manufacturers need to maintain high levels of capacity utilization (operating rates) to cover fixed costs and accordingly, relatively small changes in operating rates due to changes in domestic demand, capacity, levels of imports or otherwise, may significantly affect prices.

     There can be no assurance that the current price levels of the Company's products will be maintained, that any announced price increases will be achieved, that the paper industry will not add incremental capacity, either from new machines or from rebuilds of existing machines, or that imports from overseas will not increase. Prices for the Company's products may fluctuate substantially in the future. A significant downturn in such prices could have a material adverse effect on the Company's results of operations.

RISKS ASSOCIATED WITH FLUCTUATIONS IN SUPPLY AND COSTS OF RAW MATERIALS

     The Consumer Products Division purchases pre-consumer and post-consumer wastepaper for the production of its products through a combination of supply arrangements with brokers located in the Midwest and the Northeast. While these relationships have historically been stable, supply arrangements are by purchase order and are terminable at will at the option of either party. There can be no assurance that any of these supply relationships will not be terminated in the future. Although the Company believes that current sources of supply for the Consumer Products Division's raw materials are adequate to meet its requirements, occasional periods of short supply of certain raw materials may occur. Some of the Consumer Products Division's competitors control collection sources of consumer wastepaper, and may therefore have better access to such raw materials during periods of short supply.

     The Specialty Paper Division depends on pulp as a key raw material for the manufacturing of its products. The Specialty Paper Division purchases pulp through a broad based system of suppliers and brokers, and seeks competitive bids on all major purchases to ensure competitive prices. While these relationships have historically been stable, there can be no assurance that any of these supplier relationships will continue in the future.

     Prices for pulp and waste paper show considerable price volatility over the business cycle. Prices for pulp and waste paper increased dramatically in 1995 and as a result of such increase, the 1995 results of the Consumer Products Division and the Specialty Paper Division were adversely affected. No assurance can be given that future price fluctuations in pulp, waste paper and other raw materials will not have a material adverse effect on the Company. In addition, prices for the Company's other raw materials fluctuate. The actual impact on the Company of raw materials price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lag time that generally accompanies the implementation of both raw materials and subsequent selling price changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Raw Materials and Suppliers."

DEPENDENCE ON CERTAIN CUSTOMERS

     The Company's revenues are substantially dependent upon a limited number of large customers. For 1996 and 1997, the 10 largest customers of the Consumer Products Division represented 73.7% and 77.5% of its net sales, respectively. For the same periods, the 10 largest customers of the Specialty Paper Division represented 62.7% and 67.5% of its net sales, respectively. On a pro forma basis, for the same periods, the 10 largest customers of the Company represented 50.0% and 58.5% of the Company's net sales, respectively. In conjunction with the 1997 Acquisition, Holdings and Simpson entered into a requirements contract pursuant to which Simpson has the right to purchase from Plainwell Paper Company all of Simpson's requirements, up to 20,000 tons per twelve-month period through June 30, 1998, for coated two-sided matte paper products sold by Simpson under the brand name EVERGREEN(R). Simpson is not obligated to make any purchases under the contract, and each purchase is subject to the terms and conditions set forth in the contract, including price. From June 17, 1997 to December 31, 1997, Simpson purchased an average of 2,364 tons per month, and accounted for 36.5% of Plainwell Paper Company's net sales during such period. The requirements contract expires June 30, 1998, the date on which Simpson's license to use the EVERGREEN(R) brand name expires, but may be extended at the option of Simpson. If the term of the requirements contract is extended by Simpson, Simpson has the right to purchase from Plainwell Paper Company all of Simpson's requirements, up to 20,000 tons per twelve-month period through June 30, 2000, for sheets and rolls of matte paper of the same grade and quality as EVERGREEN(R). There can be no assurance that Simpson will continue to make purchases from the Company under this contract or that it will be extended beyond its current term. The loss of, or significant decrease or interruption in business from, one or more of the Company's significant customers, including Simpson, could have a material adverse effect on the Company. See "Business -- Marketing and Sales," and "Business -- Customers."

INTEGRATION OF ACQUISITIONS; MANAGEMENT INFORMATION SYSTEMS

     Part of the Company's business strategy is to actively pursue strategic acquisition candidates. The Company has been in, and expects to continue to be in, discussions with potential acquisition candidates. The integration of the Consumer Products Division and future acquired business could be affected by a number of factors, some of which are not in the Company's control. Such factors include the response of competition, general economic conditions, the ability of the Company's existing management and systems infrastructure to absorb increased operations and the integration of new operations and inventory procedures into the Company's management information systems and operations. The Company has determined that the Specialty Paper Division's management information systems are inadequate and intends to upgrade such systems over the next two years. No assurance can be given that such upgrade will be accomplished, or will not interfere with the Company's operations. In connection with the 1997 Acquisition, Plainwell Paper Company and Simpson entered into a Transition Services Agreement pursuant to which Simpson agreed to provide certain transition services to Plainwell Paper Company for a period ending not later than the second anniversary of the 1997 Acquisition. The Company is dependent upon the continued services of Simpson under such agreement, and the early termination of such agreement could have a material adverse effect on the Company. Acquisitions may also increase the Company's leverage and debt service requirements. While growth through acquisitions is part of the Company's business strategy, there can be no assurance that suitable additional acquisitions will be available to the Company on acceptable terms, that financing for future acquisitions will be available on acceptable terms, that future acquisitions will be advantageous to the Company or that anticipated benefits of such acquisitions will be realized. The pursuit, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results. See "Business -- Business Strategy."

COMPETITION

     The Consumer Products Division participates in the highly competitive private label consumer tissue market. The division's competitors include large, vertically integrated, multinational companies and smaller, regional companies including Fort James Corporation, Georgia-Pacific Corporation, Shepherd Tissue Inc., American Tissue Corporation, Orchids Paper Products Co. and Potlach Corporation. Many of the division's competitors are larger and have equal or greater access to financial and other resources than the Company.

     The Specialty Paper Division sells products in the highly competitive premium coated printing paper and release and other technical/specialty paper markets. The division's products compete directly with those of a number of companies, some which are significantly larger than the Company and which have integrated pulp supplies at their mill sites. Such companies may manufacture a significant amount of their pulp requirements which may reduce their exposure to fluctuations in the market price of pulp compared to the Company. See "-- Risks Associated with Fluctuations in Supply and Costs of Raw Materials." In addition, certain of the mills operated by the division's competitors may be lower cost producers of pulp and coated paper than the Plainwell Mill. The Specialty Paper Division's main competitors in premium coated printing paper and release and other technical/specialty paper markets include Champion International Corporation, Consolidated Papers Inc., Potlach Corporation and S.D. Warren Co., the Nicolet Division of International Paper Company, and Rhinelander Paper Company, Inc. and Otis Specialty Papers, units of Wausau-Mosinee Paper Corporation. See "Business -- Competition."

CONTROLLING STOCKHOLDERS

     The Management Stockholders and 399 Venture Partners beneficially own substantially all of the outstanding common stock of Holdings and collectively control the affairs and policies of the Company. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of the Holders of the Exchange Notes. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the Holders of the Exchange Notes. See "Principal Stockholders."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the continued services of its senior management team, including William L. New, its Chairman, Chief Executive Officer and President. The Company believes that the loss of the services of any of its senior management team could have a material adverse effect on the Company. See "Management."

LABOR MATTERS

     As of March 31, 1998, 100% of the Company's hourly production employees were covered by collective bargaining agreements. The collective bargaining agreements covering employees at the Consumer Products Division expire in September 1999 and March 2000. The collective bargaining agreement covering employees at the Specialty Paper Division expires in November 2000. There can be no assurance that the Company will be successful in renegotiating such agreements or that the Company will not incur increased costs as a result of such negotiations. The Consumer Products Division experienced an eight-month work strike at its Ransom, Pennsylvania facility from May 1995 through December 1995 which had a material adverse effect on the Consumer Products Division. Extended interruption of operations at the Consumer Products Facilities or the Plainwell Mill could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Employees."

ENVIRONMENTAL MATTERS

     The Company is subject to comprehensive and evolving federal, state and local environmental and occupational health and safety requirements, including laws and regulations relating to air emissions, wastewater management, the handling and disposal of solid and hazardous waste and related financial responsibility requirements, and the cleanup of properties affected by hazardous substances. Certain environmental laws impose significant penalties for noncompliance, and others impose strict, retroactive, joint and several liability on persons responsible for releases of hazardous substances.

     The Company believes that its operations have been and are in substantial compliance with environmental requirements, and that it has no liabilities arising under environmental requirements, except as would not be expected to have a material adverse effect on the Company's operations, financial condition or competitive position. Some risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future.

     The Company will continue to incur capital and operating expenditures to achieve and maintain compliance with current environmental laws and new requirements. Such new requirements include rules promulgated by the U.S. Environmental Protection Agency ("U.S. EPA") that may require more stringent controls on air emissions and wastewater discharges from pulp and paper mills (generally referred to as the "Cluster Rules"). U.S. EPA has also promulgated regulations implementing the Great Lakes Initiative ("GLI"), which affects the control of water quality in certain Midwest states. The Company's future spending on environmental matters may be significantly influenced by the Cluster Rules and the state-adopted regulations implementing the GLI. The Company estimates that future capital spending to comply with the Cluster Rules and the GLI could be up to $5 million, depending on the timing and specific requirements imposed. The Company cannot predict if or when such rules will be promulgated in a form that will require the Company to make such expenditures. The Company believes that the costs of compliance with the Cluster Rules, the GLI and other environmental requirements will not have an material adverse effect on the Company's liquidity, operations or financial condition.

     Certain environmental laws, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA," or "Superfund") provide in particular instances for strict, joint and several liability for investigation and cleanup of contaminated sites. Such laws impose liability on several classes of persons (and their successors), including current and former owners and operators of contaminated sites and others responsible for the arrangement and disposal of contaminants. The Company is currently considered a potentially responsible party for costs associated with five sites. The Company is also a party to various indemnification agreements with respect to most of these known sites, and the Company believes such agreements should cover most of the Company's associated liabilities. There can be no assurance, however, that the indemnifying parties will perform under the indemnification agreements or that the Company will not incur material liabilities with respect to the known sites or others under Superfund or other laws. Based on information currently available and the contractual rights to indemnification, management believes that the costs associated with these sites will not have a material adverse effect on the liquidity, operations or financial condition of the Company. See "Business -- Environmental Matters."

     Additionally, there can be no assurance that the Company will not be involved in a CERCLA proceeding in the future and that the aggregate amount of future clean-up costs and other environmental liabilities will not be material. See "Business -- Environmental Matters."

     The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist for which the Company may have liability. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations could require additional expenditures by the Company, some of which could be material.

CHANGE OF CONTROL PROVISIONS

     Upon the occurrence of a Change of Control at any time, the Company will be required to offer to repurchase each Holder's Senior Subordinated Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Senior Subordinated Notes upon a Change of Control. In addition, the terms of the New Credit Facility require that the New Credit Facility be repaid in full upon a Change of Control before repurchase of the Senior Subordinated Notes. The requirement to repurchase the Senior Subordinated Notes upon a Change of Control may discourage persons from making a tender offer for or a bid to acquire the Company. See "Description of Certain Indebtedness" and "Description of Exchange Notes -- Repurchase at the Option of
Holders -- Change of Control."

ABSENCE OF PUBLIC MARKET

     Prior to the Exchange Offer, there has been no public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The Exchange Notes are new securities for which there currently is no market. The Exchange Notes are eligible for trading by qualified buyers in the Private Offerings, Resale and Trading though Automated Linkages (PORTAL) market. The Company does not intend to apply for listing of the Exchange Notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Exchange Notes are eligible for trading through PORTAL, the Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the Company's performance and other factors. The Company has been advised by the Initial Purchasers that they currently intend to make a market in the Exchange Notes as permitted by applicable law and regulations; however, the Initial Purchasers are not obligated to do so and any such market-making activities, if commenced, may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and pendency of the Shelf Registration Statement. Therefore, there can be no assurance that an active market for any of the Exchange Notes will develop, either prior to or after the Company's performance of its obligations under the Exchange and Registration Rights Agreement. See "Description of Exchange Notes."

     The Exchange Notes generally will be permitted to be resold or otherwise transferred (subject to the restrictions described under "Description of Exchange Notes") by each holder without the requirement of further registration. The Exchange Notes, however, will also constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Notes, the trading market for the Notes following the Exchange Offer.

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independently of the financial performance of, and prospects for, the Company.

FORWARD LOOKING STATEMENTS

     Certain of the matters discussed in this Prospectus may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this Prospectus ("Cautionary Statements"), including, without limitation, those statements made in conjunction with the forward-looking statements included under "Risk Factors" and otherwise herein. All written forward looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Exchange and Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Exchange and Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The sources and uses of cash from the proceeds from the Offering as of March 6, 1998, the Contributions and borrowings under the New Credit Facility are set forth below:

                                                              (DOLLARS IN
                                                              THOUSANDS)
                                                              -----------
SOURCES OF FUNDS:
  11% Senior Subordinated Notes due 2008....................   $130,000
  Contributions from Holdings...............................     25,000
  New Credit Facility(1)....................................      2,190
                                                               --------
          Total.............................................   $157,190
                                                               ========
USES OF FUNDS:
  Cash consideration for Consumer Products Division.........   $121,218
  Repayment of Existing Credit Facility(2)..................     21,879
  Dividend to Holdings to redeem preferred stock of Holdings
     held by Simpson(3).....................................      4,288
  Repayment of notes and accrued interest due Simpson.......      1,881
  Transaction costs.........................................      7,924
                                                               --------
          Total.............................................   $157,190
                                                               ========

------------------------------
(1) The New Credit Facility provides up to $35.0 million on a revolving basis, subject to borrowing base limitations and provides up to an additional $20.0 million for letters of credit to secure the Eau Claire IRBs. See "Description of Certain Indebtedness."

(2) Reflects amounts outstanding under the Existing Credit Facility as of March 6, 1998. At December 31, 1997, the Revolver and Term Note bore interest at either a Base Rate (as defined) or a LIBOR rate (as defined) which was payable monthly. The average rate charged at December 31, 1997 was 9.2% and 9.3%, respectively, and the initial Revolving Loan Maturity Date (as defined) was June 1, 2002.

(3) Reflects accrued dividends as of March 6, 1998. In connection with the Transactions, Holdings was required to redeem preferred stock pursuant to change of control provisions.

                                 CAPITALIZATION
                              AS OF MARCH 31, 1998

     The following table sets forth the cash and cash equivalents and capitalization of the Company as of March 31, 1998 on a historical basis which includes the effect of the Transactions. The table should be read in conjunction with the "Unaudited Pro Forma Financial Information," "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements, including the notes thereto, contained elsewhere in this Prospectus.

                                                              MARCH 31, 1998
                                                              --------------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Cash and cash equivalents...................................     $  1,271
                                                                 ========
Debt:
  Industrial Revenue Bonds:
     City of Plainwell, Michigan due 2007...................     $  3,500
     City of Eau Claire, Wisconsin due 2014.................       18,800
  New Credit Facility(1)....................................        5,485
  11% Senior Subordinated Notes due 2008....................      130,000
                                                                 --------
     Total debt.............................................      157,785
                                                                 --------
Total stockholder's equity..................................       27,498
                                                                 --------
          Total capitalization..............................     $185,283
                                                                 ========

------------------------------
(1) The New Credit Facility provides up to $35.0 million on a revolving basis, subject to borrowing base limitations, and provides up to an additional $20.0 million for letters of credit to secure the Eau Claire IRBs. See "Description of Certain Indebtedness."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Unaudited Pro Forma Financial Information") of the Company has been derived by the application of pro forma adjustments, which give effect to the Transactions, to the historical financial statements of the Consumer Products Division and the Specialty Paper Division included elsewhere in this Prospectus. The Acquisition occurred simultaneously with the closing of the Offering. The Unaudited Pro Forma Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998, give effect to the Transactions as if such Transactions had occurred on January 1, 1997.

     The Unaudited Pro Forma Financial Information is for comparative purposes only and does not purport to represent what the Company's results of operations would actually have been had the Transactions in fact occurred on the assumed date or to project the Company's results of operations for any future period. The Unaudited Pro Forma Financial Information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Consumer Products Division and the Specialty Paper Division, including the notes thereto, contained elsewhere in this Prospectus.

     The pro forma adjustments, as described in the accompanying Notes to the Unaudited Pro Forma Statements of Operations, are based on available information and certain assumptions that management believes are reasonable.

     The Acquisition has been accounted for under the purchase method of accounting. The purchase price for the Consumer Products Division has been allocated to tangible and intangible assets and liabilities based on preliminary estimates of the fair value of assets acquired and liabilities assumed. However, the allocation of the purchase price is subject to revision when additional information concerning the final determination of the fair value of assets acquired and liabilities assumed is obtained. Management believes that the final allocation of the purchase price will be completed prior to September 30, 1998 and will not materially differ from the preliminary estimated amounts.

                                 PLAINWELL INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)


                           HISTORICAL SPECIALTY PAPER
                                    DIVISION
                           ---------------------------
                           PERIOD FROM    PERIOD FROM
                           DECEMBER 30,     JUNE 17,                    PRO FORMA   HISTORICAL
                             1996 TO        1997 TO                     SPECIALTY    CONSUMER
                             JUNE 16,     DECEMBER 31,    PRO FORMA       PAPER      PRODUCTS     PRO FORMA      PRO FORMA
                               1997           1997       ADJUSTMENTS    DIVISION     DIVISION    ADJUSTMENTS       TOTAL
                           ------------   ------------   -----------    ---------   ----------   -----------     ---------
Net sales................    $40,795        $45,921        $    --       $86,716     $136,176     $     --        $222,892
                                                              (423)(c)                              (1,541)(e)
Cost of sales............     34,231         40,805           (432)(a)    74,181      121,751       (5,787)(f)     188,604
                             -------        -------        -------       -------     --------     --------        --------
Gross profit.............      6,564          5,116            855        12,535       14,425        7,328          34,288
Selling, general and                                                                                   218(e)
administrative                                                                                       5,787(f)
expenses.................      1,539          3,302              5(a)      4,846        2,919          246(g)       14,016
Corporate overhead
  allocation.............        724             --                          724        2,057           --           2,781
                             -------        -------        -------       -------     --------     --------        --------
Operating income.........      4,301          1,814            850         6,965        9,449        1,077          17,491
Interest expense.........        124          1,187            941(b)      2,252          846       12,859(h)       15,957
                             -------        -------        -------       -------     --------     --------        --------
Income before income
  taxes..................      4,177            627            (91)        4,713        8,603      (11,782)          1,534
Income tax provision.....      1,655            413            (34)(d)     2,034        3,355       (4,595)(i)         794
                             -------        -------        -------       -------     --------     --------        --------
Net Income...............    $ 2,522        $   214        $   (57)      $ 2,679     $  5,248     $ (7,187)       $    740
                             =======        =======        =======       =======     ========     ========        ========


           See Notes to Unaudited Pro Forma Statements of Operations.

                                 PLAINWELL INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    THREE MONTH PERIOD ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)


                                                           HISTORICAL
                                                       CONSUMER PRODUCTS
                                                            DIVISION
                                         HISTORICAL       PERIOD FROM
                                            THE        JANUARY 1, 1998 TO     PRO FORMA         TOTAL
                                          COMPANY        MARCH 5, 1998       ADJUSTMENTS      PRO FORMA
                                         ----------    ------------------    -----------      ---------
Net sales..............................   $30,170           $23,969           $     --         $53,139
Cost of sales..........................    27,098            21,763             (1,286)(f)      47,416
                                                                                  (159)(e)
                                          -------           -------           --------         -------
Gross profit...........................     3,072             1,206              1,445           5,723
Selling, general and administrative
  expenses.............................     2,523               704                 75(e)        4,638
                                                                                 1,286(f)
                                                                                    50(g)
Corporate overhead allocation..........        --               366                 --             366
                                          -------           -------           --------         -------
Operating income.......................       549               136                 34             719
Interest expense.......................     1,643               138              2,160(h)        3,941
                                          -------           -------           --------         -------
Loss before income taxes and
  extraordinary item...................    (1,094)               (2)            (2,126)         (3,222)
Income tax benefit.....................      (289)               (1)              (829)(i)      (1,119)
                                          -------           -------           --------         -------
Loss before extraordinary item.........   $  (805)          $    (1)          $ (1,297)        $(2,103)
                                          =======           =======           ========         =======


           See Notes to Unaudited Pro Forma Statements of Operations.

                                 PLAINWELL INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) Adjustment to depreciation expense based on the purchase price accounting adjustment and remaining economic useful lives of the Speciality Paper Division's properties, as follows:

                                                   PERIOD FROM DECEMBER 30, 1996
                                                       THROUGH JUNE 16, 1997
                                              ----------------------------------------
                                                                SELLING, GENERAL AND
                                              COST OF SALES    ADMINISTRATIVE EXPENSES
                                              -------------    -----------------------
Remove historical depreciation..............     $(1,037)               $ 33
New basis depreciation......................         605                  38
                                                 -------                ----
                                                 $  (432)               $  5
                                                 =======                ====


(b) The deferred finance costs of $1,051 are being amortized over five years which is the length of the term note and revolving credit facility (revolver). Adjustment to record interest expense and amortization of deferred financing costs on the debt incurred to finance the acquisition of the Specialty Paper Division, calculated as follows:


                                                      PERIOD FROM DECEMBER 30, 1996
                                                          THROUGH JUNE 16, 1997
                                                      -----------------------------
Term note...........................................              $589
Revolving credit facility...........................               240
                                                                  ----
                                                                   829
Amortization of deferred financing costs............               122
                                                                  ----
                                                                  $941
                                                                  ====


     The variable rate term note and revolving credit facility bore interest at either a Base Rate (as defined) or a LIBOR rate (as defined). The rate used for the period from December 30, 1996 through June 16, 1997 was 9.49%. The effect on interest expense pertaining to the variable rate term note and revolving credit facility of an adjustment of 1/8 of a percent variance in interest rates would be $163 for the period from December 30, 1996 through June 16, 1997.



(c) Adjustment to conform the inventory method of the Speciality Paper Division for the period from December 30, 1996 to June 16, 1997 from the last-in, first-out method to the first-in, first-out method.



(d) Adjustment to record the tax effect on the above adjustments using the marginal effective income tax rate of 37%.



(e) Adjustment to reflect depreciation expense based on the new basis and remaining economic useful lives of the Consumer Products Division's properties, as follows:


                                              YEAR ENDED               PERIOD FROM JANUARY 1, 1998
                                           DECEMBER 31, 1997              THROUGH MARCH 5, 1998
                                    -------------------------------   ------------------------------
                                               SELLING, GENERAL AND             SELLING, GENERAL AND
                                    COST OF       ADMINISTRATIVE      COST OF      ADMINISTRATIVE
                                     SALES           EXPENSES          SALES          EXPENSES
                                    --------   --------------------   -------   --------------------
Remove historical depreciation....  $(10,078)        $(1,052)         $(1,582)         $(136)
New basis depreciation............     8,537           1,270            1,423            211
                                    --------         -------          -------          -----
                                    $ (1,541)        $   218          $  (159)         $  75
                                    ========         =======          =======          =====


(f) Reclassification of the Consumer Products Division general and administrative expenses to conform to the Specialty Paper Division's classification.

                                 PLAINWELL INC.

(g) Adjustment to record in selling, general and administrative expenses the amortization of the residual goodwill over 40 years, calculated as follows:


                                                                       PERIOD FROM
                                                                     JANUARY 1, 1998
                                                   YEAR ENDED            THROUGH
                                                DECEMBER 31, 1997     MARCH 5, 1998
                                                -----------------    ---------------
Remove historical amortization................        $(166)              $(28)
New basis amortization........................          412                 78
                                                      -----               ----
                                                      $ 246               $ 50
                                                      =====               ====


(h) Adjustment to record interest expense and amortization of deferred financing costs on the debt incurred to finance the Acquisition and the repayment of certain existing indebtedness of the Specialty Paper Division, calculated as follows:


                                                                               PERIOD FROM
                                                                             JANUARY 1, 1998
                                                           YEAR ENDED            THROUGH
                                                        DECEMBER 31, 1997     MARCH 5, 1998
                                                        -----------------    ---------------
11% Senior Subordinated Notes due 2008................       $14,300             $2,547
Eliminate historical interest expense on the Specialty
  Paper Division indebtedness repaid..................        (1,858)              (451)
                                                             -------             ------
                                                              12,442              2,096
Amortization of deferred financing costs (over 10
  years, straight line)...............................           653                110
Eliminate amortization of deferred financing costs on
  the Specialty Paper Division indebtedness repaid....       $  (236)                46
                                                             -------             ------
                                                             $12,859             $2,160
                                                             =======             ======


(i) Adjustment to record the tax effect on the above adjustments using the marginal effective income tax rate of 39%.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER TON AMOUNTS)

THE COMPANY AND SPECIALTY PAPER DIVISION

     The following table sets forth the selected historical financial and other data of the Specialty Paper Division-Predecessor as of and for each of the fiscal years in the four-year period ended December 29, 1996 and the period from December 30, 1996 through June 16, 1997 and the three months ended March 31, 1997, of the Specialty Paper Division-Successor as of and for the period from June 17, 1997 through December 31, 1997, and of the Company as of and for the three months ended March 31, 1998. On March 6, 1998, pursuant to the Acquisition Agreement dated January 22, 1998, the Specialty Paper Division was merged with PLAINWELL INC. and PLAINWELL INC. purchased the Consumer Products Division. The historical financial statements of the Specialty Paper Division are presented as the historical financial statements of the Company and the results of operations of the Consumer Products Division are included in the financial statements of the Company beginning on the acquisition date. The selected historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for the years ended December 31, 1995 and December 29, 1996, the period from December 30, 1996 through June 16, 1997 and the period from June 17, 1997 through December 31, 1997 have been derived from the financial statements of the Specialty Paper Division, contained elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors. The selected historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for the years ended December 31, 1993 and December 31, 1994 have been derived from the unaudited financial statements of the Specialty Paper Division. The selected historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of the predecessor and successor, respectively. In the opinion of management, the interim financial statements as of and for the three months ended March 31, 1997 and 1998 reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results of operations to be expected for the full year. The information contained in the following table should also be read in conjunction with "Capitalization," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Specialty Paper Division, including the notes thereto, contained elsewhere in this Prospectus.

                                                      PREDECESSOR(1)                       SUCCESSOR(1)
                                   -----------------------------------------------------   ------------   PREDECESSOR   SUCCESSOR
                                                                            PERIOD FROM    PERIOD FROM    -----------   ---------
                                                                            DECEMBER 30,     JUNE 17,        THREE        THREE
                                                                                1996           1997         MONTHS       MONTHS
                                               FISCAL YEAR(2)                 THROUGH        THROUGH         ENDED        ENDED
                                   --------------------------------------     JUNE 16,     DECEMBER 31,    MARCH 31,    MARCH 31,
                                    1993      1994       1995      1996         1997           1997          1997         1998
                                   -------   -------   --------   -------   ------------   ------------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Net sales........................  $86,202   $96,736   $101,049   $85,230     $40,795        $45,921        $21,995     $ 30,170
Cost of sales....................   73,184    87,587     99,536    76,425      34,231         40,805         18,306       27,098
                                   -------   -------   --------   -------     -------        -------        -------     --------
Gross profit.....................   13,018     9,149      1,513     8,805       6,564          5,116          3,689        3,072
Selling, general and
 administrative expenses.........    3,231     4,833      3,455     4,434       1,539          3,302            838        2,523
Corporate overhead allocation....    5,165     5,829      6,260     5,537         724             --            390           --
                                   -------   -------   --------   -------     -------        -------        -------     --------
Operating income (loss)..........    4,622    (1,513)    (8,202)   (1,166)      4,301          1,814          2,461          549
Interest expense.................      117       146        146       144         124          1,187             62        1,643
                                   -------   -------   --------   -------     -------        -------        -------     --------
Income (loss) before income taxes
 and extraordinary item..........    4,505    (1,659)    (8,348)   (1,310)      4,177            627          2,399       (1,094)
Income tax provision (benefit)...    1,945      (494)    (2,777)     (335)      1,655            413            926         (289)
                                   -------   -------   --------   -------     -------        -------        -------     --------
Income (loss) and extraordinary
 item............................    2,560    (1,165)    (5,571)     (975)      2,522            214          1,473         (805)
Extraordinary item...............       --        --         --        --          --             --             --         (597)
                                   -------   -------   --------   -------     -------        -------        -------     --------
Net income (loss)................  $ 2,560   $(1,165)  $ (5,571)  $  (975)    $ 2,522        $   214        $ 1,473     $ (1,402)
                                   =======   =======   ========   =======     =======        =======        =======     ========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash.............................  $    --   $    88   $     67   $    --     $    --        $   772        $    --     $  1,271
Working capital(3)...............    4,857     3,989      8,555     3,259       5,761          5,437         10,532       27,162
Total assets.....................   54,769    56,842     47,786    49,619      51,591         51,892         50,640      230,214
Total debt.......................    3,500     3,500      3,500     3,500       3,500         20,859          3,500      157,785
Total stockholder's equity.......   37,112    35,947     30,376    29,401      31,923          8,188         30,874       27,498
OTHER DATA:
Capital expenditures.............  $ 1,854   $ 1,568   $  3,878   $ 1,220     $    66        $   513        $    23     $    676
Depreciation and amortization....    2,038     2,104      2,257     2,330       1,070            766            535        1,488
Ratio of earnings to fixed
 charges(4)......................     20.2x       --         --        --        25.0x           1.5x          27.7x         1.6x
Tons sold........................   79,627    87,764     79,662    73,019      36,594         43,736         19,841       26,784
Average selling price per ton....  $ 1,083   $ 1,102   $  1,268   $ 1,167     $ 1,115        $ 1,050        $ 1,109     $  1,126

------------------------------
(1) The Specialty Paper Division was acquired from Simpson as of June 17, 1997 in a transaction accounted for under the purchase method of accounting.

(2) The Specialty Paper Division has a fiscal year ending on the Sunday closest to December 31.

(3) Working capital represents total current assets less total current liabilities. Throughout 1993 to June 16, 1997, Simpson performed cash management on a centralized basis and processed related accounts receivable. Accordingly, accounts receivable were funded immediately by Simpson and are not included in working capital for fiscal years 1993, 1994, 1995 and 1996 and the period from December 30, 1996 through June 16, 1997.

(4) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For fiscal years 1994, 1995 and 1996, earnings were inadequate to cover fixed charges by $1,659, $8,348 and $1,310, respectively.

CONSUMER PRODUCTS DIVISION

     The following table sets forth selected historical financial and other data of the Consumer Products Division as of and for each of the years in the five-year period ended December 31, 1997. The selected historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for each of the years in three-year period ended December 31, 1997, have been derived from the financial statements of the Consumer Products Division, contained elsewhere herein, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial and other data, with the exception of tons sold and average selling price per ton, as of and for each of the years in the two-year period ended December 31, 1994 have been derived from the unaudited financial statements of the Consumer Products Division. The information contained in the following table should also be read in conjunction with "Capitalization," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Consumer Products Division, including the notes thereto, contained elsewhere in this Prospectus.

                                                                            YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------------------
                                                              1993          1994         1995       1996       1997
                                                           -----------   -----------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales................................................   $105,040      $104,884     $107,013   $133,649   $136,176
Cost of sales............................................    110,619       115,713      129,483    124,052    121,751
                                                            --------      --------     --------   --------   --------
Gross profit (loss)......................................     (5,579)      (10,829)     (22,470)     9,597     14,425
Selling, general and administrative expenses.............      3,490         3,967        3,228      3,351      2,919
Corporate overhead allocation(1).........................      1,555         1,724        1,509      1,962      2,057
                                                            --------      --------     --------   --------   --------
Operating income (loss)..................................    (10,624)      (16,520)     (27,207)     4,284      9,449
Interest expense.........................................         --            89          881        812        846
                                                            --------      --------     --------   --------   --------
Income (loss) before income taxes........................    (10,624)      (16,609)     (28,088)     3,472      8,603
Income tax provision (benefit)(2)........................     (3,957)       (6,187)     (10,533)     1,354      3,355
                                                            --------      --------     --------   --------   --------
Net income (loss)........................................   $ (6,667)     $(10,422)    $(17,555)  $  2,118   $  5,248
                                                            ========      ========     ========   ========   ========

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents................................   $     --      $     --     $     --   $     --   $     --
Working capital..........................................     10,369        18,211       18,053     19,294     15,560
Total assets.............................................    113,669       139,713      139,670    129,443    116,473
Total debt(5)............................................         --        18,800       18,800     18,800     18,800
Intercompany accounts(6).................................     82,548        94,951       99,107     89,638     75,489

OTHER DATA:
Capital expenditures.....................................   $  9,988      $ 14,450     $ 21,113   $  1,922   $  3,737
Depreciation and amortization(3).........................      8,906         9,710       11,298     11,809     11,309
Ratio of earnings to fixed charges(4)....................         --            --           --        5.3x      11.2x
Tons sold................................................     94,212        92,292       80,609     90,445     96,888
Average selling price per ton............................   $  1,115      $  1,136     $  1,328   $  1,478   $  1,405

------------------------------
(1) Corporate overhead allocation represents a pro rata (based on sales dollars) allocation of certain Pope & Talbot, Inc. corporate administrative costs not directly attributable to the Consumer Products Division. These costs include such items as tax services, certain human resource services, and general corporate administrative costs.

(2) The Consumer Products Division historically has been included in the consolidated income tax returns of Pope & Talbot, Inc. Income taxes are presented here as if Consumer Products Division filed its taxes on a separate return basis.

(3) Includes amortization of deferred financing costs of $2, $14, $14 and $13 for the years ended December 31, 1994, 1995, 1996 and 1997, respectively.

(4) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. For the years ended December 31, 1993, 1994 and 1995, earnings were inadequate to cover fixed charges by $10,624, $16,609 and $28,088, respectively.

(5) Total debt consists of a note payable to the City of Eau Claire, Wisconsin due 2014 in connection with the issuance of the Eau Claire IRBs to finance a wastepaper pulping improvement project at the Consumer Products Division's Eau Claire, Wisconsin facility. The note payable is to be assumed by the Company in connection with the Acquisition.

(6) The Consumer Products Division has historically been accounted for as a division of Pope & Talbot, Inc. and therefore has no separate historical equity accounts. Cash funding and distributions have been managed through Pope & Talbot, Inc.'s corporate cash management system. Cash collected from and distributed to the Consumer Products Division has been reflected in the intercompany account balance. The intercompany account balance represents the net accumulated transactions between the Consumer Products Division and Pope & Talbot, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion and analysis should be read in conjunction with the financial statements of the Specialty Paper Division and the Consumer Products Division, including the notes thereto, contained elsewhere in this Prospectus. Prior to the 1997 Acquisition and the Acquisition, the Specialty Paper Division and the Consumer Products Division were not operated as separate, stand alone companies. As described under "Unaudited Pro Forma Financial Information," a number of significant changes occurred in the funding and operation of the Specialty Paper Division and the Consumer Products Division in connection with the Transactions. As a result, the historical financial information included in this Prospectus does not necessarily reflect what Plainwell's financial position and results of operations would have been had each division been operated as a separate, stand-alone entity during the periods presented.

     The Company acquired the Consumer Products Division simultaneously with the consummation of the Offering. Accordingly, the following discussion regarding the Consumer Products Division is based on its historical financial information relating to periods of ownership by Pope & Talbot.

     Holdings acquired the Specialty Paper Division on June 16, 1997, and merged the division with and into the Company in connection with the consummation of the Offering. The results of operations of the Specialty Paper Division have been included in the financial statements of the Company since June 17, 1997. Prior to the 1997 Acquisition, the Company had no operations and no significant assets.

     The Offering and the Acquisition will prospectively affect the Company's results of operations and financial position in significant respects. The acquisition of the Specialty Paper Division and the Consumer Products Division were each accounted for using the purchase method of accounting. The purchase price of the Specialty Paper Division was $32.5 million, which included $9.8 million for inventory. The purchase price of the Consumer Products Division was $121.0 million in cash (less a working capital adjustment), plus the assumption of certain liabilities. See "Prospectus Summary -- The Transactions."

GENERAL

     The Company is a leading U.S. producer and marketer of value-added paper products for niche markets within the paper industry. The Company conducts its business through two divisions: (i) the Consumer Products Division, which produces private label consumer tissue products such as bath tissue, paper towels, napkins, and facial tissue, and (ii) the Specialty Paper Division, which produces premium coated and uncoated printing papers and release and other technical/specialty papers.

     Market conditions and demand for the Company's products are generally subject to cyclical changes in the economy and changes in industry operating rate and capacity, all of which can significantly impact selling prices and the Company's profitability. The Company believes that these two divisions are generally subject to different market conditions and supply and demand characteristics.

THE COMPANY AND SPECIALTY PAPER DIVISION

     On March 6, 1998, the Specialty Paper Division was merged with PLAINWELL INC. and PLAINWELL INC. purchased the Consumer Products Division pursuant to the Acquisition Agreement dated January 22, 1998. The historical financial statements of the Specialty Paper Division are presented as the historical financial statements of the Company and the results of operations of the Consumer Products Division are included in the financial statements of the Company beginning on the acquisition date.

     Although the selling prices of the Specialty Paper Division's products are impacted by the general movement in the cost of principal raw materials, primarily pulp, they have historically been less vulnerable to such movements than the products of the Consumer Products Division. When raw material prices increase, the division's profitability is dependent on the timing and degree to which it is able to pass through price increases to its customers. The actual impact on the division of raw materials price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lag time that generally accompanies the implementation of selling price changes following increases in raw materials prices. In 1995, the division was adversely affected by a more than doubling of the price of pulp compared to 1994. During 1996, pulp prices returned to near 1994 levels and remained relatively stable throughout 1997.

     In addition to selling and raw material prices, the division's gross and operating income margins are impacted by manufacturing utilization levels. Management believes the division's previous owners used the facility to supply inventory as a portion of its corporate-wide needs and did not seek to maximize production at the Plainwell Mill. As part of its current business strategy, management has restructured its sales force in an effort to increase sales and will seek to improve margins and profitability by operating the facility at or near capacity in the future.

RESULTS OF OPERATIONS -- THE COMPANY AND SPECIALTY PAPER DIVISION

     Holdings acquired the Specialty Paper Division on June 16, 1997. The financial results of the division for all periods prior to such date reflect the operations of the division while it was under the ownership of Simpson. For the period from June 17, 1997 through December 31, 1997, the financial results of the Specialty Paper Division have been included in the financial statements of Holdings. The financial information for the Specialty Paper Division before and after its acquisition are not directly comparable because of differences in accounting policies applied by Simpson and the Company and purchase method accounting adjustments relating to its acquisition. The historical financial information of the Specialty Paper Division for the three months ended March 31, 1997 are presented as the historical financial information of the Company. The historical financial information of the Company for the three months ended March 31, 1998 includes the results of operations of the Consumer Products Division since March 6, 1998.

     The following table sets forth for the periods presented the Specialty Paper Division's and the Company's historical results of operations as a percentage of net sales.

                                                                      SPECIALTY
                                                                        PAPER
                                      SPECIALTY PAPER                 DIVISION -               COMPANY
                                   DIVISION - PREDECESSOR             SUCCESSOR      ---------------------------
                           --------------------------------------    ------------    PREDECESSOR       SUCCESSOR
                                                     PERIOD FROM     PERIOD FROM     -----------       ---------
                                                     DECEMBER 30,      JUNE 17,         THREE            THREE
                                                         1996            1997          MONTHS           MONTHS
                                                       THROUGH         THROUGH          ENDED            ENDED
                            FISCAL       FISCAL        JUNE 16,      DECEMBER 31,     MARCH 31,        MARCH 31,
                           YEAR 1995    YEAR 1996        1997            1997           1997             1998
                           ---------    ---------    ------------    ------------    -----------       ---------
Net sales................    100.0%       100.0%        100.0%          100.0%          100.0%           100.0%
Cost of sales............     98.5         89.7          83.9            88.9            83.2             89.8
                             -----        -----         -----           -----           -----            -----
Gross profit.............      1.5         10.3          16.1            11.2            16.8             10.2
Selling, general and
  administrative
  expenses...............      3.4          5.2           3.8             7.2             3.8              8.4
Corporate overhead
  allocation.............      6.2          6.5           1.8              --             1.8               --
                             -----        -----         -----           -----           -----            -----
Operating income
  (loss).................     (8.1)%       (1.4)%        10.5%            4.0%           11.2%             1.8%
                             =====        =====         =====           =====           =====            =====

     Three months ended March 31, 1998 compared to the three months ended March 31, 1997.

     Net Sales Net sales increased $8.2 million to $30.2 million for the three months ended March 31, 1998 compared to $22.0 million for the three months ended March 31, 1997. The increase was attributable to the acquisition of the Consumer Products Division which added $10.2 million in net sales. Sales for the Specialty Paper Division decreased $2.0 million to $20.0 million for the three months ended March 31, 1998 compared to $22.0 million for the three months ended March 31, 1997. The decrease in sales for Specialty Paper Division was attributable to an increase in the proportion of lower priced products and a 1.2% decline in tons sold.

     Cost of Sales and Gross Profit Cost of sales increased $8.8 million to $27.1 for the three months ended March 31, 1998 compared to $18.3 million for the three months ended March 31, 1997. The increase was attributable to the acquisition of the Consumer Products Division which added $9.1 in cost of sales. Cost of sales for the Specialty Paper Division decreased approximately $0.3 million or 1.5% to $18.0.

     Gross profit as a percent of net sales decreased to 10.2% for the three months ended March 31, 1998 compared to 16.8% for the three months ended March 31, 1997. The decrease in the gross profit percentage was mostly attributable to an increase in the cost of fiber during the three months ended March 31, 1998 compared to the three months ended March 31, 1997.

     Selling, General and Administrative Expenses Selling, general and administrative expenses increased $1.3 million to $2.5 million for the three months ended March 31, 1998 compared to $1.2 million for the three months ended March 31, 1997. The increase was attributable to the acquisition of the Consumer Products Division which added $0.8 million in additional costs. Costs for the Specialty Paper Division increased due to additional sales personnel and other administrative expenses that have been added following the consummation of the 1997 Acquisition.


     Operating income (loss) For the three months ended March 31, 1998 the Company's operating income was $0.5 million compared to $2.5 million for the three months ended March 31, 1997. The decline in operating income is attributable to the $0.6 million decline in gross margins resulting from sales of an increased proportion of lower priced products and the $1.3 million increase in selling, general and administrative expenses.


  1997 Compared to 1996

     Net Sales. The Specialty Paper Division's net sales increased $1.5 million, or 1.7%, to $86.7 million for 1997 compared to $85.2 million for 1996. The increase was attributable to a 10.0% increase in tons sold from 73,019 tons for 1996 to 80,330 tons for 1997 which was partially offset by a 7.6% reduction in the average selling price per ton.

     Cost of Sales and Gross Profit. Cost of sales decreased $1.4 million, or 1.8%, to $75.0 million for 1997 compared to $76.4 million for 1996. Cost of sales as a percentage of net sales decreased to 86.5% for 1997 compared to 89.7% for 1996. As a percentage of net sales, gross profit improved to 13.5% for 1997 compared to 10.3% for 1996. The improvement in both cost of sales as a percentage of net sales and gross profit was primarily due to lower pulp prices, reduced headcount and improved capacity utilization which were partially offset by lower average selling prices per ton.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of net sales was 7.2% for the period from June 17, 1997 through December 31, 1997 and 3.8% for the period from December 30, 1996 through June 16, 1997 compared to 5.2% for 1996. The increase for the period June 17, 1997 through December 31, 1997 was primarily due to additional general and administrative expenses incurred by the division following the consummation of the 1997 Acquisition representing costs for administrative services previously provided by Simpson and thus previously reflected in the corporate overhead allocation.

     Corporate Overhead Allocation. Corporate overhead allocation represents amounts charged to the division from Simpson for certain administrative services rendered. Corporate overhead allocation declined $4.8 million to $724,000 for the period December 30, 1996 through June 16, 1997 compared to $5.5 million for 1996. Corporate overhead allocation was not charged to the division subsequent to the acquisition from Simpson, and thus for the period June 17, 1997 to December 31, 1997, there were no costs charged to the division. Subsequent to June 17, 1997, incremental costs for the required services previously provided by Simpson are reflected in selling, general and administrative expenses.

     Operating Income (Loss). Operating income as a percentage of net sales was 4.0% for the period from June 17, 1997 through December 31, 1997 and 10.5% for the period from December 30, 1996 through June 16, 1997 compared to a 1.4% loss for 1996. This improvement was primarily attributable to higher gross margins resulting from decreased costs of raw materials.

  1996 Compared to 1995

     Net Sales. The Specialty Paper Division's net sales decreased $15.8 million, or 15.7%, to $85.2 million for 1996 compared to $101.0 million for 1995. The decrease in net sales was due to a combination of a 8.3% reduction in tons sold to 73,019 tons for 1996 from 79,662 tons for 1995, and an 8.0% decrease in the average selling price per ton. The reduction in tons sold was partially attributable to the announcement of the pending sale of the division.

     Cost of Sales and Gross Profit. Cost of sales decreased $23.1 million, or 23.2%, to $76.4 million for 1996 compared to $99.5 million for 1995. Cost of sales as a percentage of net sales decreased to 89.7% for 1996 compared to 98.5% for 1995. As a percentage of net sales, gross profit increased to 10.3% for 1996 compared to 1.5% for 1995. The reduction in cost of sales was primarily due to the decrease in tons sold and a reduction in prices of raw materials compared to 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $979,000, or 28.3% to $4.4 million for 1996 compared to $3.5 million for 1995. Selling, general and administrative expenses as a percentage of net sales increased 1.8% to 5.2% for 1996 compared to 3.4% for 1995. The increase was primarily due to an increase in workers compensation insurance expense.

     Corporate Overhead Allocation. Corporate overhead allocation decreased $723,000, or 11.5% to $5.5 million for 1996 compared to $6.3 million for 1995. Corporate overhead allocation as a percentage of net sales increased to 6.5% for 1996 compared to 6.2% for 1995.

     Operating Loss. Operating loss decreased $7.0 million to $1.2 million for 1996 compared to an $8.2 million loss for 1995. The improvement in operating loss was primarily attributable to reduced costs of raw materials.

CONSUMER PRODUCTS DIVISION

     The selling prices of the Consumer Product Division's products are largely a function of demand and industry capacity. The Consumer Products Division's private label tissue products are generally priced at a discount to their nationally branded counterparts. The tissue markets, which were subject to industry-wide overcapacity and substantial price competition beginning in the early 1990s, began to recover in early 1995 as supply and demand began to equalize and manufacturers were able to pass through increases in raw material prices. According to the U.S. Bureau of Labor Statistics, market tissue prices for 1991, 1992, 1993, 1994, 1995, and 1996 increased (decreased) by 0.7%, 0.5%,
(1.7%), (1.0%), 8.4%,and 3.8%, respectively. Based on preliminary estimates by the U.S. Bureau of Labor Statistics, tissue prices declined by 2.0% (subject to change), in 1997. Management believes that this decline was the result of downward pricing pressure based on lower pulp and waste paper costs. However, management anticipates that tissue prices will improve in 1998, and in January 1998 one industry participant announced tissue price increases of approximately 4% to 7%. There can be no assurance, however, that any such price increase will be implemented.

     The division's profitability is affected by the timing and degree to which it is able to pass through price increases of its raw materials, particularly wastepaper. Wastepaper generally follows the pricing trends of world pulp markets. In the second half of 1994 and the first half of 1995, pulp and wastepaper prices increased significantly. From 1994 to 1995, the Consumer Products Division's wastepaper costs per ton increased from $127 to $247 for post-consumer waste and from $128 to $299 for pre-consumer waste. These costs per ton declined along with the pulp market by early 1996 and in 1997 have averaged $153 for pre-consumer waste and $110 for post-consumer waste. Generally, the Company is able to increase sales prices in times of rising material costs and is forced to reduce prices in times of declining costs. However, there is usually a lag of several months before the Company adjusts its prices.

     The Consumer Products Division has recently generated significant improvement in its operating performance. In 1997, net sales, EBITDA and net income were $136.2 million, $20.7 million and $5.2 million, respectively, as compared to $104.9 million, a $6.8 million loss and a $10.4 million net loss, respectively, for 1994. The Company believes this improvement was primarily due to the approximately $50.0 million of capital investment over the last five years, used primarily to strategically reposition the division. Important elements of the strategic repositioning included the upgrade of existing facilities, including a new pulping and de-inking operation at the Eau Claire, Wisconsin facility, the construction of the Pittston, Pennsylvania converting facility and the development and implementation of the integrated computer-based customer service system. Such capital expenditures have enabled the Company to: (i) produce a brighter, softer pulp which has improved finished product quality and allowed the Company to command higher prices for its products; (ii) increase sales of higher margin, premium tissue products such as two-ply bath tissue and paper towels; (iii) improve its level of customer service; (iv) increase sales to mass merchandisers and wholesale clubs; and (v) increase productivity and realize manufacturing efficiencies. As a result of these improvements, the net selling price per ton realized by the division increased 23.7% from 1994 to 1997. During the same period, market tissue prices as measured by the U.S. Bureau of Labor Statistics increased by 10.8%. In addition, to address the Ransom, Pennsylvania facility's historically high labor cost structure, the Company implemented a labor contract in 1995 which resulted in an eight-month strike. The strike was resolved in December 1995 and a new labor agreement was adopted, resulting in increased workforce flexibility and reduced labor costs. The 1995 strike had a significant impact on financial performance in 1995 and also affected financial performance in 1996 as the Company resumed full-scale operations at the Ransom, Pennsylvania facility. The Company believes that the strategic repositioning of the division has resulted in significant improvement in the Consumer Products Division's operating performance and positions the division to pursue future growth opportunities.

RESULTS OF OPERATIONS -- CONSUMER PRODUCTS DIVISION

     The following table sets forth for the periods presented the Consumer Products Division's historical results of operations as a percentage of net sales.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1995     1996     1997
                                                              -----    -----    -----
Net sales...................................................  100.0%   100.0%   100.0%
Cost of sales...............................................  121.0     92.8     89.4
                                                              -----    -----    -----
Gross profit (loss).........................................  (21.0)     7.2     10.6
Selling, general and administrative expenses................    3.0      2.5      2.1
Corporate overhead allocation...............................    1.4      1.5      1.5
                                                              -----    -----    -----
Operating income (loss).....................................  (25.4)%    3.2%     7.0%
                                                              =====    =====    =====

  1997 Compared to 1996

     Net Sales. The Consumer Products Division's net sales increased $2.6 million, or 1.9%, to $136.2 million for 1997 compared to $133.6 million for 1996. The increase was attributable to a 7.1% increase in tons sold to 96,888 for 1997 compared to 90,445 for 1996 and which was partially offset by a 4.9% reduction in the average selling price per ton to $1,405 for 1997 as compared to $1,478 per ton for 1996. The decrease in the selling price per ton was primarily the result of downward pricing pressure based on lower wastepaper costs for 1997, which was partially offset by a more favorable mix of higher margin products.

     Cost of Sales and Gross Profit. Cost of sales decreased $2.3 million, or 1.9%, to $121.8 million for 1997 compared to $124.1 million for 1996. Cost of sales as a percentage of net sales decreased to 89.4% for 1997 compared to 92.8% for 1996. As a percentage of net sales, gross profit improved to 10.6% for 1997 compared to 7.2% for 1996. The improvement in both cost of goods sold and gross profit as a percentage of net sales was primarily due to increased sales of higher margin products, higher utilization rates on manufacturing equipment, lower raw material costs as a percentage of net sales, and increased salary absorption related to increased volume. In addition, costs were higher for 1996 as the division recovered from the effects of the strike at the Ransom, Pennsylvania facility which ended in December 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $432,000, or 12.9% to $2.9 million for 1997 compared to $3.4 million for 1996. Selling, general and administrative expenses as a percentage of net sales decreased 0.4% to 2.1% for 1997 compared to 2.5% for

1996. The decrease was primarily due to a continued emphasis on controlling costs, and in particular for this period, reduction in salary and benefits expenses.

     Corporate Overhead Allocation. Corporate overhead allocation represents amounts charged to the division from Pope & Talbot, Inc. for certain administrative services rendered. Corporate overhead allocation remained essentially flat at $2.1 million and $2.0 million, or 1.5% of net sales, for 1997 compared to 1996, respectively. The Company believes the corporate overhead allocation amounts are higher than amounts that would have been realized had the division operated as a stand alone business. See "Unaudited Pro Forma Consolidated Financial Information."

     Operating Income. Operating income increased $5.1 million, or 118.6% to $9.4 million for 1997 compared to $4.3 million for 1996. Operating income as a percentage of net sales increased 3.8% to 7.0% for 1997 compared to 3.2% for 1996. This improvement was primarily attributable to higher gross profit for 1997.

  1996 Compared to 1995

     Net Sales. The Consumer Products Division's net sales increased $26.6 million, or 24.9%, to $133.6 million for 1996 compared to $107.0 million for 1995. The increase was attributable to (i) a 12.2% increase in tons sold for 1996 to 90,445 compared to 80,609 for 1995 as the Company recovered from an eight-month strike at its Ransom, Pennsylvania facility in 1995 and (ii) an 11.3% increase in the average selling price per ton for 1996 to $1,478 compared to $1,328 for 1995, due in part to higher percentage of sales in higher price product lines such as two-ply paper towels and napkins.

     Cost of Sales and Gross Profit (Loss). Cost of sales decreased $5.4 million, or 4.2% to $124.1 million for 1996 compared to $129.5 million for 1995. Cost of sales as a percentage of net sales decreased to 92.8% for 1996 compared to 121.0% for 1995. As a percentage of net sales, gross profit improved to 7.2% for 1996 compared to a gross loss in 1995. The improvement in both cost of goods sold as a percentage of net sales and gross profit was primarily due to the settlement at the end of 1995 of an eight-month strike at the Ransom, Pennsylvania facility which negatively impacted 1995 results. In addition, this improvement was due to increased sales of higher quality, higher margin products as the division began to realize the benefits of its capital improvement program at the Eau Claire, Wisconsin facility, which was completed in 1995, lower raw material costs and higher utilization rates on manufacturing equipment.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $123,000, or 3.8%, to $3.4 million for 1996 compared to $3.2 million for 1995. Selling, general and administrative expenses as a percentage of net sales decreased 0.5% to 2.5% for 1996 compared to 3.0% 1995. The decrease was primarily due to the increase in net sales.

     Corporate Overhead Allocation. Corporate overhead allocation increased $453,000, or 30.0% to $2.0 million for 1996 compared to $1.5 million for 1995. Corporate overhead allocation as a percentage of net sales increased 0.1% to 1.5% for 1996 compared to 1.4% for 1995.

     Operating Income (Loss). Operating income increased $31.5 million to $4.3 million for 1996 compared to a $27.2 million loss for 1995. Operating income as a percentage of net sales was 3.2% for 1996. The improvement in operating income was primarily attributable to higher gross profit for 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital requirements are for working capital, debt service, capital expenditures and possible acquisitions. Management believes that cash generated from operations, together with borrowings under the New Credit Facility, will be sufficient to meet the Company's capital needs in the foreseeable future.

     Capital expenditures were $0.7 million for the three months ended March 31, 1998 compared to $0.02 for the three month period ended March 31, 1997.

     Capital expenditures for the Specialty Paper Division were $629,000 for 1997 compared to $1.2 million and $4.7 million in 1996 and 1995, respectively. The 1995 expenditures were primarily used to: (i) construct a new pulping building; (ii) install a new pulping system; (iii) relocate an existing pulper; and (iv) replace certain other equipment.

     Capital expenditures at the Consumer Products Division were $3.7 million for 1997 compared to $1.9 million and $21.1 million for 1996 and 1995, respectively. The 1995 expenditures were primarily used for a new pulping operation at the Eau Claire, Wisconsin facility which substantially increased pulp production capacity and improved the product quality at that facility.

     For 1998 the Company anticipates capital expenditures of approximately $7 million to $9 million which is expected to be used to complete installation of the "pop-up" facial converting line at the Pittston, Pennsylvania facility, for additional converting capacity and for general equipment maintenance. The Company estimates that $730,000 will be spent in 1998 on environmental compliance and cleanup work at its operating locations. The Company further estimates that future capital spending to comply with the Cluster Rules and the GLI could be up to $5 million. The Company cannot predict if or when such rules will be promulgated in a form that will require the Company to make such expenditures. In addition, the Company is indemnified under various agreements with respect to other contingent environmental liabilities. See "Risk
Factors -- Environmental Matters" and "Business -- Environmental Matters."

     In connection with the consummation of the Merger and the Acquisition, the Company established the New Credit Facility which matures in 2003 and which provides for up to $35.0 million of borrowings on a revolving basis, subject to a borrowing base, and up to an additional $20.0 million for letters of credit to secure the Eau Claire IRBs. The New Credit Agreement contains certain financial and operational covenants and other restrictions with which the Company must comply, including among others, a requirement to maintain certain financial ratios and limitations on the Company's ability to incur additional indebtedness. See "Description of Certain Indebtedness."

     The Year 2000 issue relates to the ability or inability of computer systems to properly process information and data containing or related to dates beginning with the year 2000 and beyond. The Year 2000 issue exists because, historically, many computer systems that are in use today were developed years ago when a year was identified using a two-digit field rather than a four-digit field. As information and data containing or related to the century date are introduced to computer hardware, software and other systems, date sensitive systems may recognize the year 2000 as "1900", or not at all, which may result in computer systems processing information incorrectly. This, in turn, may significantly and adversely affect the integrity and reliability of information databases and may result in a wide variety of adverse consequences to a company. In addition, Year 2000 problems that occur with third parties with which a company does business, such as suppliers, computer vendors, distributors and others, may also adversely affect any given company.

     In connection with the 1997 Acquisition, Plainwell Paper Company and Simpson entered into a Transition Services Agreement pursuant to which Simpson agreed to provide certain services to Plainwell Paper Company for a period ending not later than the second anniversary of the 1997 Acquisition. The Company entered into an 18-month Transition Services Agreement with Pope & Talbot, Inc. for the purposes of maintaining and processing the Consumer Products Divisions information systems requirements.


     The Company has engaged a consulting firm to assist in (i) inventorying the Consumer Products Division existing information systems, (ii) determining the ongoing productivity of each such system to the Consumer Products Division,
(iii) determining fitness for use of such systems by the Specialty Paper Division and certain other tasks, including Year 2000 impact; and (iv) certain other tasks.



     The Company has made an initial assessment of the Year 2000 impact. At the Specialty Paper Division management plans are installing new software. The Consumer Products Division management plans on contracting with third parties to provide enhancements to existing software with greater functionality and change the hardware that the software will operate on. The enhancements will include compliance with Year 2000 issues. Based on preliminary estimates, the Company expects to incur costs of approximately $2.5 million during the next 18 months, the majority of which are expected to be capital in nature. The Company has not completed its assessment, but currently believes that costs of addressing this issue will not have a material adverse impact on the Company's financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.


     Management believes that based on current levels of operations and anticipated internal growth, cash flow from operations, together with other available sources of funds including the availability of seasonal borrowings under the New Credit Facility will be adequate for the foreseeable future to make required payments of principal and interest on the Company's indebtedness, to fund anticipated capital expenditures and working capital requirements. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent, however, upon the future performance of the Company which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control. A portion of the debt of the Company bears interest at floating rates; therefore, its financial condition is and will continue to be affected by changes in prevailing interest rates.

INFLATION

     The Company believes that inflation has not had a material impact on the results of operations of either the Consumer Products Division or the Specialty Paper Division.

                               INDUSTRY OVERVIEW

     The paper industry is generally divided into three market segments: (i) printing and writing papers; (ii) packaging; and (iii) tissue. The Company competes in the tissue segment and the premium end of the printing and writing papers segment. The Company also produces release and other technical/specialty papers.

TISSUE

     Tissue paper is used principally for bath tissue, facial tissue, napkins and paper towels and is sold to consumer and commercial/industrial customers. According to industry sources, the U.S. tissue industry has among the highest profit margins and most stable growth rates in the paper industry. From 1975 to 1996, total shipments for the U.S. tissue industry increased from 4.0 million tons to 6.3 million tons, a compound annual growth rate of 2.2%. In the last 10 years total shipments have declined only once and in the last 22 years shipments have not declined in successive years.

                      [U.S. SHIPMENT OF TISSUE BAR CHART]

     In 1996, the U.S. consumer tissue industry had sales of approximately $7 billion, which accounted for approximately 63% of the U.S. tissue industry's sales. Domestic consumer tissue shipments grew from 2.7 million tons in 1984 to
3.9 million tons in 1996, a compound annual growth rate of 3.1%. The Company believes that shipment growth rates in the consumer market are primarily affected by population growth trends and general economic growth. In 1996, branded premium products, branded value products and private label products accounted for 44%, 40% and 16%, respectively, of total consumer tissue shipments. In 1996, bath tissue accounted for 54% of the market, with paper towels making up 31%, and facial tissue and napkins accounting for the remainder. Historically, the primary channels of distribution for the at home market have been grocery stores, and to a lesser extent, retail drug stores and pharmacies. However, during the past several years mass merchandisers and warehouse clubs have become increasingly important distribution channels.

     The private label market is a niche market in the tissue segment of the paper industry. The Company believes that there are significant opportunities for growth in the private label tissue market because of: (i) increased recognition by consumers that private label tissue products offer quality at value prices; (ii) increased emphasis by retailers who generally receive higher margins on private label tissue products than on their nationally branded counterparts; and (iii) the growth of mass merchandisers and wholesale clubs which have traditionally emphasized private label tissue products.

     The Company believes that tissue segment operating rates (i.e., actual production divided by industry capacity) of approximately 92% to 93% represent balanced supply and demand. During the period from 1991 through 1993, tissue industry operating rates fell to approximately 91% due to higher than historic capacity additions. At the same time, there was significant price competition in the premium branded segment of the market which, as seen in the chart below, effectively capped prices for the period from 1991 through 1994. According to the American Forest & Paper Association, tissue industry operating rates have since increased from the levels experienced in 1992 and were 94.3% for the year ended December 31, 1997. The tissue pricing environment has improved as operating rates increased, price competition at the premium level decreased and market prices, as measured by the tissue price index shown in the table below, have increased by 10.8% (as of September 30, 1997) since 1994 and at a compound annual rate of 4.6% since 1975. According to information provided by the American Forest & Paper Association, capacity additions are expected to be approximately 2.3% in 1998 and approximately 3.8% in 1999. Since this information was published, there have been public announcements of capacity curtailments that would reduce industry capacity growth to (0.1)% in 1998 and 3.0% in 1999. These rates compare to the growth rate in industry capacity of 2.1% per year from 1977 to 1997 and 1.7% per year for the last five years ended 1997.

                     Measurement Period
                   (Fiscal Year Covered)
1975                                                                       100
                                                                           110
                                                                           122

1978                                                                       130
                                                                           144
                                                                           167
1981                                                                       179
                                                                           182
                                                                           186
1984                                                                       188
                                                                           194
                                                                           197
1987                                                                       198
                                                                           209
                                                                           229
1990                                                                       246
                                                                           248
                                                                           249
1993                                                                       245
                                                                           242
                                                                           263
1996                                                                       273
                                                                           267

PRINTING AND WRITING PAPERS

  Coated Paper

     Coated papers are primarily used in media and marketing applications including corporate annual reports, high-end advertising brochures, magazines and catalogs, and direct mail advertising. Coated papers can be split into two main categories based on price and quality: coated groundwood papers (made with 10% or more of mechanical pulp) and free-sheet papers (made with chemically treated pulp). Chemically treated pulp produces brighter and stronger paper than groundwood pulp. Coated papers are further differentiated into five product grades of decreasing brightness ranging from No. 1 (highest quality and brightness) to No. 5 (lowest quality and brightness). Each grade is produced in a variety of basis weights (weight per sheet size) and finish which can be gloss, dull or matte. The coating process changes the gloss, ink absorption, texture and opacity of the paper to meet the performance requirements of each customer group.

     The following table shows the characteristics, applications and relative market size of each of the coated paper grades.

            GENERAL          1997 U.S.
GRADE   CHARACTERISTICS      TONS SOLD        BASESTOCK         BRIGHTNESS       TYPICAL USE
-----  ------------------    ---------    ------------------    ----------    ------------------
No.1... Enameled, double-      455,255    High-brightness       82 to 88      Corporate
       coated, expensive                  chemical pulp,                      communications,
       base and coating,                  heavily filled                      high-end
       high gloss                                                             advertising

No.2... Double-coated,       1,142,314    High-brightness       78 to 82      Expensive
       expensive base and                 chemical pulp                       advertising,
       coating                                                                brochures,
                                                                              magazine covers

No.3... Single or double     2,218,619    Chemical pulp,        76 to 82      Upscale catalogs,
       coated, lower                      minor amounts of                    direct mail
       quality basesheet                  groundwood                          promotions,
                                                                              magazines and text
                                                                              books

No.4... Lower cost, lower    1,146,307    Groundwood and        72 to 78      Magazines,
       brightness                         chemical pulp,                      catalogs and
                                          some clay filler                    direct mail
                                                                              catalogs

No.5... Lower basis          3,934,199    Mostly groundwood     68 to 72      Mass market,
       weight, high                       or thermo-                          catalogs, weekly
       groundwood content                 mechanical pulp,                    magazines, large
                                          chemical pulp                       volume mailings
                             ---------
       Total                 8,896,694

------------------------------
     Sources:  American Forest & Paper Association.

     The Specialty Paper Division primarily produces No. 1 and No. 2 premium grades of paper. No. 1 and No. 2 premium grades of paper accounted for approximately 1.5 million tons, or 19.1%, of the total 7.8 million tons of coated two-sided printing paper produced in 1996. Coated free-sheet is typically used for corporate annual reports, high-end advertising brochures, magazines and catalogs, coffee table books and menus for which higher reproduction and graphics quality is required. These grades are characterized by short production runs with frequent grade changes.

     Coated paper demand and prices are cyclical. Prices are driven by domestic supply and demand and to a lesser extent by the availability and price of imports. Coated two-sided printing paper net imports accounted for 8.6% of domestic consumption in 1996. Demand is generally correlated with domestic economic conditions and more specifically to consumption in end-use markets such as magazine and book publications, food and consumer packaging and business papers. From 1988 to 1993 North American and European coated paper manufacturers increased capacity by approximately six million tons or approximately 40%. At the same time the world's economies moved into a recession which resulted in decreased demand, low operating rates and decreased prices. The improved economic environment and increased demand resulting from a pick-up in advertising pages, catalogs and new publications fueled higher selling prices and lower inventories during 1994 with prices for No.1 coated free-sheet peaking in mid-1995. In response to near record prices demand decreased late in 1995 and through 1996 resulting in lower realized prices across all coated paper grades.

  Release and Other Technical/Specialty Papers

     The Company also produces release and other technical/specialty papers. Release paper is used for backing paper for products ranging from postage stamps to food labeling. According to an industry source, this market has had a compound annual growth rate of 8.8% for the period from 1993 through 1997. Much of this growth has been driven by (i) consumer applications such as food nutritional labeling, self-adhesive postage stamps and computer printer labels and (ii) industrial applications such as bar code labels, automotive trim and insulation applications.

  Uncoated Papers

     The Specialty Paper Division participates to a small degree in the uncoated paper market. The Specialty Paper Division produces a film coated sheet sold under the brand name Satin Kote which is a hybrid between the coated and uncoated segment. The Specialty Paper Division also sells some uncoated offset as filler tonnage when needed.

                                    BUSINESS

GENERAL

     The Company is a leading U.S. producer and marketer of value-added paper products for niche markets within the paper industry. The Company conducts its business through two divisions: (i) the Consumer Products Division, which produces private label consumer tissue products such as bath tissue, paper towels, napkins and facial tissue, and (ii) the Specialty Paper Division, which produces premium coated and uncoated printing papers and release and other technical/specialty papers. The Company has established leading market positions in certain of these niche markets by combining high quality products, broad product offerings, strong customer service, efficient manufacturing and the significant use of recycled materials. In addition, the Company believes that operating in different niche markets provides the Company with a larger, more diversified income stream.

                               BUSINESS STRATEGY

     The Company's business strategy is to increase revenues and profitability in its Consumer Products Division and Specialty Paper Division. The Company intends to implement its strategy by: (i) capitalizing on attractive niche markets; (ii) fully utilizing existing capacity; (iii) increasing sales of higher margin products; (iv) enhancing its high level of customer service; (v) reducing costs and increasing operating efficiencies; and (vi) pursuing strategic acquisitions.

     - CAPITALIZE ON ATTRACTIVE NICHE MARKETS. The Company has positioned itself to take advantage of several niche markets within the paper industry which it believes are attractive and growing. The Consumer Products Division has established a leading market position in the private label segment of the at-home consumer tissue market. The Company believes that the private label tissue market will continue to be an attractive niche market because of: (i) increased recognition by consumers that private label tissue products offer quality at value prices; (ii) increased emphasis by retailers who generally receive higher margins on private label tissue products than on their nationally branded counterparts; and (iii) the growth of mass merchandisers and wholesale clubs which have traditionally emphasized private label tissue products.

       The Company believes the premium printing paper, release and technical/specialty paper niche markets offer generally higher margins, fewer competitors and more stable prices than the commodity paper market. In addition, according to industry sources, U.S. sales of coated two-sided No. 1 and No. 2 paper, the division's primary printing products, grew at 6.3% and 8.6%, respectively, for 1997 from 1996. The Company further believes it is well positioned for growth in these niche markets due to the Specialty Paper Division's technical expertise, flexible manufacturing capabilities and customized selling process.

     - FULLY UTILIZE EXISTING CAPACITY. The Company's objective is to fully utilize existing capacity in both the Specialty Paper Division and the Consumer Products Division. The Specialty Paper Division has recently been operating at production levels which are below the approximately 88,000 tons, respectively, of finished product which it produced in 1994. During 1996 and 1997, the Specialty Paper Division produced approximately 67,450 tons and approximately 83,903 tons, of finished product. The Company believes that in the future it can exceed production levels which were achieved in 1994. In addition, the Company believes that there is additional converting capacity in the Consumer Products Division which can be utilized over the next twelve months. The Consumer Products Division also intends to commence full scale production of "pop-up" facial tissue by mid-1998. The Company expects to invest approximately $3.7 million (of which $742,000 has been invested as of December 31, 1997) to acquire and install the necessary "pop-up" converting equipment which will add approximately 5,000 tons of converting capacity.

     - INCREASE SALES OF HIGHER MARGIN PRODUCTS. The Company plans to continue to increase sales of higher margin products. The Consumer Products Division has successfully increased sales of higher margin two-ply bath tissue and paper towels from 43.2% of tons sold in 1994 to 54.2% of tons sold in 1997. The Company plans to commence in mid-1998 the full scale production of higher margin "pop-up" facial tissue. The Company expects this new product will enhance the Company's product line, result in increased sales to the division's existing customers and generate incremental demand for all its private label tissue products. The Specialty Paper Division plans to use its focused marketing, product engineering capabilities and flexible manufacturing to continue to develop new higher margin products for niche applications. In addition, the Company will also continue to focus on increasing sales of its existing higher margin products, such as its Kashmir(R) brand of No. 1 coated printing paper.

     - ENHANCE HIGH LEVEL OF CUSTOMER SERVICE. The Company intends to continue to enhance its high level of customer service to strengthen its relationships with its customers. The Company believes that the Consumer Products Division is currently the only private label tissue supplier to its customers that utilizes EDI and VMI systems, which enable the Company to assist customers with inventory management, the development of a favorable product mix and the implementation of category management programs. The Company believes that continued high levels of customer service will further increase sales to existing mass merchandisers and warehouse club customers and attract new ones.

       Management believes that it can extend the application of the Consumer Products Division's computerbased customer service system to customers of the Specialty Paper Division. The system should provide the Specialty Paper Division with a competitive advantage as it seeks to better serve its customer base. In addition, the Specialty Paper Division's sales and service staff expects to continue to fulfill its customers' needs through a highly specialized technical service staff and research and development team.

     - REDUCE COSTS AND IMPROVE OPERATING EFFICIENCIES. The Company continually focuses on reducing costs and improving operating efficiencies. For example, the Specialty Paper Division has recently increased productivity, as measured by tons of production per employee, by 22.4%, from 210 tons per employee for 1996 to 257 tons per employee for 1997. The Company intends to continue to focus on the Specialty Paper Division's cost reduction efforts as well as implement cost reduction efforts at the Consumer Products Division to: (i) improve manufacturing and converting yield; (ii) reduce freight transportation costs; (iii) improve fiber purchasing and mix; (iv) reduce energy and other manufacturing costs; and (v) eliminate duplicative administrative functions.

     - PURSUE STRATEGIC ACQUISITIONS. The Company intends to supplement its growth strategy by actively evaluating specialty paper acquisition candidates to expand its manufacturing capacity, strengthen its presence within various channels of distribution, serve new geographic markets or further diversify its operations and income stream. The Company is in discussions from time to time with potential acquisition candidates and believes that the ongoing consolidation of the North American paper industry should present the Company with attractive acquisition opportunities.

PRODUCTS

     The following table sets forth net sales of the Consumer Products Division and the Specialty Paper Division for the periods shown:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
Consumer Products Division..................................  $107.0    $133.7    $136.2
Specialty Paper Division....................................   101.0      85.2      86.7
                                                              ------    ------    ------
        Total...............................................  $208.0    $218.9    $222.9
                                                              ======    ======    ======

     Consumer Products Division. The Consumer Products Division's broad line of private label consumer tissue products includes bath tissue, paper towels, napkins and facial tissue which range from economy to premium quality grades, including premium quality paper towels and napkins. Its product assortment is designed for the private label consumer tissue market. The Company intends to add "pop-up" tissue to its product offering in mid-1998 and believes that with this addition, the Company will have a broad product line that offers retailers one-stop shopping for their private label tissue needs. The division's premium products include two-ply bath tissue and paper towels, napkins and paper towels with embossing and colored prints in a variety of designs, including seasonal designs. In addition, from time to time the Consumer Products Division sells excess jumbo rolls of tissue (i.e., large rolls of manufactured paper used for conversion into finished product) to other tissue converters.

     The following table sets forth the Consumer Products Division's net sales and tons sold by product line for the periods shown:

                                                                    YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------------------------
                                                     1995                    1996                    1997
                                             ---------------------   ---------------------   ---------------------
                                                                     (DOLLARS IN MILLIONS)
                                             NET SALES   TONS SOLD   NET SALES   TONS SOLD   NET SALES   TONS SOLD
                                             ---------   ---------   ---------   ---------   ---------   ---------
1-Ply Bath Tissue..........................   $ 12.9      10,513      $ 15.7      11,229      $ 17.7      13,369
2-Ply Bath Tissue..........................     29.8      22,750        34.2      24,021        36.5      27,579
Facial Tissue..............................      9.6       5,455         9.8       5,110         9.4       4,854
Napkins....................................     17.0      11,599        23.0      13,229        22.4      13,331
1-Ply Paper Towels.........................      8.6       8,128        11.1       8,991        11.4       9,620
2-Ply Paper Towels.........................     26.8      19,161        37.3      24,272        36.6      24,958
Jumbo Rolls................................      2.3       3,003         2.6       3,593         2.2       3,177
                                              ------      ------      ------      ------      ------      ------
        Total..............................   $107.0      80,609      $133.7      90,445      $136.2      96,888
                                              ======      ======      ======      ======      ======      ======

     Specialty Paper Division. The Specialty Paper Division produces and supplies premium coated and uncoated printing papers and release and other technical/specialty papers throughout the U.S. to end users which require high quality and high performance paper. Premium coated printing paper is used for corporate annual reports, high-end advertising brochures, magazines and catalogs, coffee table books, menus and high quality, full color desktop publishing. Uncoated printing paper is used for quality books, manuals, direct mail, brochures, reply cards, newsletters, inserts, maps, data sheets and envelopes. Release papers include base papers which are silicone coated by the division's customers and used as a protective layer or backing paper for pressure sensitive applications. Applications include release papers for self-adhesive postage stamps, mailing labels, bar code labels, and labels for retail food packages. Release papers are also increasingly being used to protect industrial adhesives used as fastening systems for certain automotive trim and aircraft applications as well as for the manufacture of sound, thermal and electrical insulating materials. Other technical/specialty papers are used for special dry release, cigarette mouthpiece, tamperproof label, archival bond and other customer specific applications. The division's sales force, specialized technical service staff and research and development team work closely with customers to improve its products and to develop new products to address market needs. The division's research and development team is currently developing new coated printing paper products for use in connection with digital imaging systems such as desktop color ink jet printers and digital printing presses.

     The following table sets forth the Specialty Paper Division's net sales and tons sold by product line for the periods shown:

                                                                                                                THREE MONTHS
                                                                 FISCAL YEAR                                   ENDED MARCH 31,
                                    ---------------------------------------------------------------------   ---------------------
                                            1995                    1996                    1997                    1998
                                    ---------------------   ---------------------   ---------------------   ---------------------
                                                                        (DOLLARS IN MILLIONS)
                                    NET SALES   TONS SOLD   NET SALES   TONS SOLD   NET SALES   TONS SOLD   NET SALES   TONS SOLD
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Coated Printing Paper.............   $ 44.0      34,773       $38.6      32,682       $42.6      39,349       $ 9.1       8,702
Uncoated Printing Paper...........     12.9      12,706         9.1      10,606         9.2      11,746         3.2       4,588
Release Paper.....................     42.0      30,467        35.4      28,303        33.5      27,037         6.6       5,336
Other Technical/Specialty
  Paper(1)........................      2.1       1,716         2.1       1,428         1.4       2,198         1.1         984
                                     ------      ------       -----      ------       -----      ------       -----      ------
    Total.........................   $101.0      79,662       $85.2      73,019       $86.7      80,330       $20.0      19,610
                                     ======      ======       =====      ======       =====      ======       =====      ======

---------------
(1) Includes sales adjustments.

MARKETING AND SALES

     Consumer Products Division. The Consumer Products Division's marketing and sales efforts are primarily targeted at the retail consumer market. It sells products through a number of distribution channels including mass merchandisers, warehouse clubs, supermarkets and drug store chains principally in the Midwest and the Northeast. Approximately 90% of its consumer products are sold under major grocery and mass merchandisers' private label brand names which the Company believes have become well-recognized and accepted among their value-conscious consumers. The remaining 10% of the division's products are sold under its own brand names such as Nature's Choice(R), Best Value(R), Pert(R) and Capri(R) generally by smaller retailers that do not have their own private label brand names.

     The Consumer Products Division markets and sells its products to a wide variety of customers through an eight-person sales force and selected independent brokers. Its sales force works directly with customers to evaluate and develop favorable product mixes and to implement category management programs that are designed to assist customers with distribution and inventory management. The Consumer Products Division has developed and implemented an integrated computer-based customer service system which includes technologies such as EDI, VMI, Advanced Shipment Notification ("ASN") and Continuous Replenishment Planning ("CRP"). The system provides real-time information on customers, orders, shipments and inventory status. Using such information, the division is able to monitor and replenish customer inventories, provide information on category activity and shelf space profitability and to offer just-in-time order delivery to its top customers. In addition, such information is used to schedule production operations in a cost effective manner and to maintain sufficient inventories to meet customer demand. The Consumer Products Division has six customer service representatives and four scheduling representatives who serve customers by processing, tracking and confirming orders and answering general product inquiries. Customer service and scheduling representatives are linked to its customer service database and are capable of providing customers with inventory and order data. Such representatives manage the day-to-day operation of the EDI, ASN, CRP and VMI services to evaluate customers' inventory needs and product mix and enable the division to maintain a dialogue with customers. The Company believes that from these services, the Consumer Products Division has fostered long-term relationships with many of its customers through its efforts to increase customer profitability in the private label tissue industry and to provide high levels of customer service. The Company believes that such system provides a significant competitive advantage and has been an important factor in increasing sales to mass merchandisers and wholesale clubs from approximately 4,268 tons in 1993 to approximately 29,800 tons for 1997.

     The Consumer Products Division's marketing and sales effort includes materials such as printed advertisements in trade publications, targeted direct mailings and product brochures which assist the promotion of products by its customers. The Company also has agreements with approximately 30 selected independent brokers for the marketing and sale of the division's various products to certain customers. The agreements are generally for a one-year term and are terminable by either party upon 30 days written notice. The brokers receive commissions which range from one to three percent of net sales.

     Specialty Paper Division. The Specialty Paper Division uses two separate sales forces to market and sell its products. Premium coated and uncoated printing papers are sold to customers in major metropolitan markets through a four-person sales force focused primarily to paper merchants which market such products to graphic designers, specialty and commercial printers. Premium coated printing paper is marketed and sold under the Kashmir(R) brand name and the division's new brand name, "Plainwell." The Specialty Paper Division markets and sells a film-coated grade of printing paper to printing markets under the brand name Satin Kote. The Company's sales groups and research and development department frequently work with end users such as graphic designers, printers and hardware companies such as printer manufacturers to develop products tailored for specific customer requirements.

     The release and other technical/specialty papers are sold by a dedicated three-person technical sales group. These products are sold directly to the division's customers which include companies that silicone coat base papers for use as a protective layer or backing paper for pressure sensitive applications by end users. The division's customers also include other industries that use release and other technical/specialty papers. In providing a customized product offering, the Company seeks to capitalize on its technical product development and flexible manufacturing capabilities to differentiate itself from its competitors.

CUSTOMERS

     Consumer Products Division. The Consumer Products Division has well established relationships with its customer base and serves as a major private label tissue supplier to many of its customers. The division sells its products to customers located throughout the U.S., with a concentration near its manufacturing facilities in the Midwest and Northeast. Its customers include:
(i) mass merchandisers such as Kmart Corporation and Wal-Mart Stores, Inc.; (ii) warehouse clubs such as B.J. Wholesale Club; (iii) supermarkets that operate under the names A&P, Giant, Tops Markets and Stop & Shop; and (iv) other retailers and wholesalers. In 1997, its top 10 customers accounted for approximately 77.5% of its net sales. The Company expects to focus on increasing the Consumer Products Division's sales to its top customers and large, growing customers such as mass merchandisers and wholesale clubs that typically purchase a full line of products which generally involve higher volume transactions and fewer SKUs. By focusing on these larger accounts, the Consumer Products Division is able to improve overall efficiency through longer production runs and reduced inventory.

     Specialty Paper Division. Premium coated and uncoated papers are sold to paper merchants such as Zellerbach, a division of Mead, and Unisource. Release and other technical/specialty papers are sold to silicone coating companies such as the Akrosil Division of the International Paper Company and Avery Dennison Corporation. In 1997, the 10 largest customers of the Specialty Paper Division represented 67.5% of its net sales. In conjunction with the 1997 Acquisition, Holdings and Simpson entered into a requirements contract pursuant to which Simpson has the right to purchase specific products from Plainwell Paper Company. The Specialty Paper Division has agreed to supply Simpson with up to 20,000 tons of a specific product during the initial year (and an additional two years if the term is extended by Simpson) under Simpson's brand name to maintain continuity of supply of products. See "Risk Factors -- Dependence on Certain Customers."

MANUFACTURING

     Consumer Products Division. The Consumer Products Division operates two paper mills which have an estimated combined capacity to produce 110,000 tons of tissue paper per year. Each mill is equipped with (i) a wet crepe paper machine used to process pulp to manufacture products that require greater strength and durability such as paper towels, and (ii) a dry crepe machine used to process pulp to manufacture lighter weight products that emphasize softness and brightness such as bath tissue and facial tissue. The mill located in Eau Claire, Wisconsin pulps, de-inks and removes debris such as staples and fine fiber remnants from pre-consumer and post-consumer wastepaper to produce pulp. As a result of a recent $21.0 million investment in the Eau Claire, Wisconsin facility, it has excess capacity of 25,000 tons of pulp per year which could support future growth of paper making operations. The mill located in Ransom, Pennsylvania uses pre-consumer wastepaper, predominantly polycoated trimmings from the production of paper cups and food board used in frozen food packaging, to produce pulp. The mill separates the polycoating from the wastepaper which is washed and does not require de-inking. The Ransom, Pennsylvania facility blends minimal amounts of virgin fiber with its recycled pulp. The Ransom, Pennsylvania facility uses a computerized monitoring process to ensure quality control.

     Converting involves mounting jumbo rolls of paper on converting machines which unroll, emboss and print tissue as needed. The machines then roll or fold the processed tissue into finished products such as bath tissue, napkins or paper towels. Finished goods are then packaged and stored in warehouses. The Company conducts converting operations at its Eau Claire, Wisconsin facility and Pittston, Pennsylvania facility which is located near the Company's Ransom, Pennsylvania facility.

     Specialty Paper Division. The Plainwell Mill has three Black Clawson Fourdrinier paper machines with independent fiber lines and associated converting operations. The mill has an estimated capacity to produce 99,600 tons of paper per year. The Plainwell Mill uses a wide range of pulp grades purchased from outside suppliers as well as large volumes of post-industrial and post-consumer waste to meet product specifications.

Each of the three paper machines has its own dedicated stock preparation line matched to the size of the machine. The lines can be interchanged to allow for specialty runs which enables greater flexibility. The Plainwell Mill is able to blend a broad range of fibers, including a high percentage of generally lower cost recycled fibers, into a base sheet which is then coated using a rod coating technology. The Company believes that this technology and its capability to produce high quality recycled content papers provide the Company with significant cost savings and marketing advantages. The mill has complete process control and on-line dye control through a Measurex system that allows the mill to meet and maintain exact customer specifications. The division's converting operations are housed in a 32,000 square foot facility adjacent to the paper machine building. Approximately 60% of the Plainwell Mill's production is shipped in roll form, and the mill has an automated roll wrap system. The remainder of the mill's production is sheeted on cutter/trimmer operations. The quality control system at the Plainwell Mill is ISO 9002 certified.

COMPETITION

     Consumer Products Division. The private label consumer tissue products industry is highly competitive. The Consumer Products Division competes with large, vertically integrated, multinational companies and smaller, regional companies. The markets in which the division operates have been increasingly characterized by a limited number of large companies selling under recognized brand names. Some of the division's competitors are significantly larger than the Company, are vertically integrated and have equal or greater access to financial and other resources. The Consumer Products Division's primary competitors include Fort James Corporation, Georgia-Pacific Corporation, Shepherd Tissue Inc., American Tissue Corporation, Orchids Paper Products Co. and Potlach Corporation. The Company believes that it has a competitive advantage over most of such competitors based largely on its focus on private label tissue products, its integrated computer-based customer service and the Company's ability to offer a broad range of products at competitive prices and to deliver these products on a timely basis.

     Specialty Paper Division. The Specialty Paper Division sells products in the highly competitive premium coated printing paper and release and other technical/specialty paper markets. The division's products directly compete with those of a number of companies, some which are significantly larger than the Company and which have integrated pulp supplies at their mill sites. Such companies may manufacture a significant amount of their pulp requirements which may reduce their exposure to fluctuations in the market price of pulp compared to the Company. See "Risk Factors -- Risks Associated with Fluctuations in Supply and Costs of Raw Materials." In addition, certain of the mills operated by the division's competitors may be lower cost producers of pulp and coated paper than the Plainwell Mill. The Specialty Paper Division's main competitors in premium coated printing paper and release and other technical/specialty paper markets include Champion International Corporation, Consolidated Papers Inc., Potlach Corporation, S.D. Warren Co., the Nicolet Division of International Paper Company, and Rhinelander Paper Company, Inc. and Otis Specialty Papers, units of Wausau-Mosinee Paper Corporation. The Company believes that it has a competitive advantage based largely on its ability to produce small quantities of highly customized products that vary in specifications such as paper weight, opacity, brightness and coatings. See "Risk Factors -- Competition."

RAW MATERIALS AND SUPPLIERS

     Consumer Products Division. Raw materials are a significant component of the Consumer Products Division's cost structure. Principal raw materials for the division's products are pre-consumer and post-consumer waste paper. Wastepaper is purchased by the division under a combination of supply arrangements with brokers located in the Midwest and the Northeast. In order to minimize freight costs, the Consumer Products Division focuses on maintaining and establishing relationships with dealers located near its manufacturing facilities and in proximity to urban areas where a majority of post-consumer waste is produced. The division has a network of consistent suppliers for substantially all of its raw materials and believes that current sources of supply are adequate to meet its requirements. The division purchases the bulk of its raw materials under purchase orders.

     Specialty Paper Division. The Specialty Paper Division depends on pulp as a key raw material for the manufacturing of its products. All supplies and raw materials, including pulp, are sourced and purchased by the Plainwell Mill under purchase orders. The purchasing department utilizes a broad network of suppliers who provide all goods and services necessary for the mill's operations. Pulp is purchased locally through a broad based system of suppliers and brokers. The division seeks competitive bids on all major purchases to ensure competitive prices and believes that current sources of supply are adequate to meet its requirements. The Company's energy requirements are satisfied through electricity, water, and natural gas. See "Risk
Factors -- Risks Associated with Fluctuations in Supply and Costs of Raw Materials."

FACILITIES

     The Company owns manufacturing, converting and warehouse facilities at the locations shown in the following table:

                                                                          SIZE (APPROXIMATE
        LOCATION               DIVISION            TYPE OF FACILITY         SQUARE FEET)
        --------               --------            ----------------       -----------------
Eau Claire, Wisconsin      Consumer Products  Manufacturing, Converting,       462,000
                                              Distribution, Warehouse
Pittston, Pennsylvania     Consumer Products  Converting, Distribution,        330,000
                                              Warehouse
Ransom, Pennsylvania       Consumer Products  Manufacturing                    238,000
Plainwell, Michigan        Specialty Paper    Manufacturing, Converting,       526,000
                                              Distribution, Warehouse
Plainwell, Michigan        Specialty Paper    Warehouse                         40,000

     The Company's executive offices are located in Plainwell, Michigan. The Company also leases warehouse space in Eau Claire, Wisconsin and, on a short-term, as needed basis, at locations in Pennsylvania.

EMPLOYEES


     As of March 31, 1998, the Company employed 1,086 persons, consisting of 748 persons at the Consumer Products Division and 338 persons at the Specialty Paper Division. All of the Company's hourly production employees are represented by the United Paperworkers International Union, and all of the Company's facilities are covered by labor agreements. The labor agreement covering the Wisconsin facility expires in March 2000. The labor agreements for the Ransom and Pittston, Pennsylvania facilities expire in September 1999. The labor agreement for the Plainwell Mill expires in November 2000.


     The employees at the Eau Claire, Wisconsin facility participate in a multiemployer pension plan which is not administered by the Company but by a separate plan administrator. Under the Multiemployer Pension Plan Act of 1980, if a contributing employer totally or partially withdraws from an underfunded multiemployer plan, the employer would become liable to fund a portion of the plan's unfunded vested liability. The plan administrator informed Pope & Talbot, Inc. in a letter dated December 6, 1996 that if Pope & Talbot, Inc. withdrew in 1996 from the multiemployer plan relating to the Eau Claire, Wisconsin facility, the withdrawal liability would have been $9.7 million. The Acquisition will not cause a withdrawal to occur and management has no intention of changing operations so as to subject the Company to any material withdrawal obligation under such plan.

     In 1995, to address the Ransom, Pennsylvania facility's historically high labor cost structure, the Company implemented a labor contract which resulted in an eight-month strike. The division's union employees in Ransom, Pennsylvania rejected this contract, went on strike for eight months and returned to work in December 1995. The strike was resolved in December 1995 and a new labor agreement was adopted, resulting in increased workforce flexibility and reduced labor costs. The Company considers its relationships with its employees to be good.

LEGAL PROCEEDINGS

     The Company is a party to various litigation matters incidental to the conduct of its business. Management does not believe that the outcome of any of the matters in which the Company is currently involved will have a material adverse effect on the financial condition or results of operations of the Company.

ENVIRONMENTAL MATTERS

     The Company is subject to increasingly stringent and comprehensive federal, state and local environmental requirements, including laws and regulations relating to air emissions, wastewater management, the handling and disposal of solid and hazardous waste and related financial responsibility requirements, and the cleanup of properties affected by hazardous substances. Certain environmental laws impose significant penalties for noncompliance, and others impose strict, retroactive, joint and several liability on persons responsible for releases of hazardous substances. The Company believes that its operations have been and are in substantial compliance with environmental requirements, and that it has no liabilities arising under such requirements except as would not be expected to have a material adverse effect on the Company's operations, liquidity or financial condition.

     The Company estimates that $730,000 will be spent in 1998 on environmental compliance and clean up work at its operating locations. Although the Company believes its estimate of 1998 costs is reasonable, there can be no assurances that actual expenditures will not exceed the estimated amount.

     The Company owns and operates a landfill in Washington County, Wisconsin, for disposal of its paper-making sludge. Pope & Talbot, Wis., Inc. has already closed two of three sections of the landfill and the Company is currently monitoring those sections in accordance with requirements of environmental laws. The Company expects to begin closure of the third section of the landfill by 2002. Closure will cost approximately $1.3 million, and the Company will then spend an additional $80,000 per year for 40 years to monitor the closed landfill. The Company believes that, based on current information and regulatory requirements, the estimates for the landfill closure established by the Company are adequate, although there can be no assurance that the costs will not eventually exceed the amount presently estimated.

     The Company or its predecessors has received requests for information and notice letters from government agencies or other third parties indicating that the Company may be responsible for costs associated with the investigation and cleanup of several contaminated sites. Because investigation and remediation activities at some of these sites are in preliminary stages, the Company cannot estimate with any certainty the costs it may incur to resolve its involvement in these known cases. Based on current information about materials sent to the sites and the fact that the Company has certain indemnification and statutory rights against its corporate predecessors and other responsible parties, the Company does not expect these matters to have a material adverse effect on the Company's operations, liquidity or financial condition.


     In 1990, the Company's predecessor was named a potentially responsible party ("PRP") with respect to the Allied Paper, Inc./Portage Creek/Kalamazoo River Superfund Site ("Kalamazoo River Site"). The site is named on U.S. EPA's National Priorities List ("NPL"), the agency's inventory of contaminated sites designated for ranking and cleanup under the federal Superfund law. According to investigations conducted by U.S. EPA, the Kalamazoo River and associated paper mill properties, including the Company's, may be contaminated with polychlorinated biphenyls ("PCBs"). U.S. EPA believes that the contamination is a result of historical paper-making operations at a number of mills in the Kalamazoo area. Simpson entered into an Administrative Consent Order with the Michigan Department of Environmental Quality ("MDEQ") on December 28, 1990, under which it and other PRPs agreed to perform certain environmental investigation activities at the site. In connection with the 1997 Acquisition, the Company assumed such obligations. The Company also joined a group of four PRPs, the Kalamazoo River Study Group ("KRSG"), to conduct the work required under the Order and attempt to identify other PRPs who might contribute to the investigation and cleanup effort. Litigation involving KRSG and other prospective PRPs is pending. To the Company's knowledge, neither U.S. EPA nor the PRPs have developed comprehensive estimates of overall cleanup costs for the Kalamazoo River Site. Although the Company's share of such costs could be material, the Company believes that any costs likely to be incurred by it in connection with this matter would be borne by Simpson pursuant to the indemnity provisions contained in the 1997 Acquisition agreement. Such provisions generally provide for indemnification for costs of Known Environmental Liabilities and provide that costs of Unknown Environmental Liabilities (as such terms are defined in the 1997 Acquisition agreement) shall be shared by the Company and Simpson pursuant to a formula which limits the Company's share of such costs until after the fifth anniversary of the closing date of the 1997 Acquisition. Indemnification is limited in both cases to the amount of the purchase price. The liabilities associated with the Kalamazoo River Site contamination are

Known Liabilities. Therefore, based on its understanding of the Kalamazoo River Site contamination, the involvement of other PRPs and the indemnity rights against Simpson the Company does not expect this matter to have a material adverse effect on the Company's operations, liquidity or financial condition.


     One discrete portion (a so-called "Operable Unit") of the Kalamazoo River Site is the 12th Street Landfill, a property wholly owned by the Company. The Company expects to pay for the entire cost of the investigation and cleanup work at this location. An environmental consultant retained by the Company estimates, based on recent studies of the site and an evaluation of possible cleanup strategies, that the present value cost of the final remedy is $1.8 million. The Company expects that costs associated with the 12th Street Landfill, as with other portions of the Kalamazoo River Site, will be borne by Simpson pursuant to the indemnity agreement discussed above.

     The Company has been identified as a PRP with respect to the West KL Avenue Landfill NPL site in Oshtemo Township, Michigan. On May 2, 1997, the Company entered into a Settlement Agreement with other PRPs, one faction of which had sued another, pursuant to which each PRP agreed to pay a certain share of the site's cleanup costs. The Company's share of the costs was $15,000. On June 19, 1997, the underlying lawsuit regarding costs associated with the cleanup was dismissed with prejudice by the U.S. District Court for the Western District of Michigan. The court's order also barred future claims for contribution and response costs by non-parties. The Company therefore believes this matter is resolved. The Company expects that any further costs associated with this matter would be borne by Simpson pursuant to the indemnity agreement discussed above.

     The Company received notice from private parties that it might be liable for releases of hazardous substances at the Cork Street Landfill NPL Site, in Kalamazoo, Michigan. The Company believes that wastewater treatment plant sludge, fly ash and bottom ash from the Plainwell Mill may have been disposed of at the site in the mid-1980s. Sludge from the mill is currently being sent to the landfill for use as cover material, with regulatory agency approval. According to the environmental consultant who reviewed the available information in 1997, U.S. EPA's responsible project manager has stated that the information known about the Company's involvement at the Cork Street Landfill would not now support the agency's naming the entity a PRP with respect to the site. The Company believes this matter is resolved and expects that any further costs associated with this matter would be borne by Simpson pursuant to the indemnity agreement discussed above.


     In 1987, the Company's predecessor, Pope & Talbot, Wis., Inc. received a request for information from the U.S. EPA that indicated that it was considered a PRP with respect to the Blue Valley Landfill Superfund Site in Eau Claire, Wisconsin. Available records indicate that Pope & Talbot, Wis., Inc. sent a de minimis amount of wastewater treatment sludge from the de-inking process and general wastes from the tissue division to the Blue Valley Landfill. Pope & Talbot, Wis., Inc.'s predecessor at the Eau Claire facility, the Brown Company, also sent waste to the Blue Valley Landfill Superfund Site and has been named a PRP with respect to the site. Based on the amount of material that Pope & Talbot, Wis., Inc. sent to the Blue Valley Landfill, the Company does not anticipate that its costs associated with the site will have a material adverse effect on the Company's operations, liquidity or financial condition.


     In 1996, Pope & Talbot, Wis., Inc. received notification from U.S. EPA that it was considered a PRP with respect to the A.E. Schneider & Son Salvage Yard Site in Chippewa Falls, Wisconsin ("Schneider Site"). U.S. EPA indicated in subsequent correspondence with Pope & Talbot, Wis, Inc. that it believed that lead from the Eau Claire, Wisconsin facility might have been disposed of at the Schneider Site. Pope & Talbot, Wis, Inc. conducted a followup investigation and reported to U.S. EPA that the only potentially lead-containing waste transported from the Eau Claire, Wisconsin mill to the Schneider Site was believed to be a counterweight to a steam engine crane that was disposed of in the mid-1970s, when Pope & Talbot, Wis., Inc.'s predecessor at the Eau Claire, Wisconsin facility, the Brown Company, owned the mill. The Company does not believe the costs associated with this matter will have a material adverse effect on the Company's operations, liquidity or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the names, ages as of February 1, 1998, and a brief account of the business experience of each person who is a director or executive officer of the Company.



NAME                                     AGE                  POSITION
----                                     ---                  --------
William L. New.........................  54    Chairman, Chief Executive Officer and
                                               President
Francis J. Fitzpatrick.................  58    Group Executive and Chief Operating
                                               Officer -- Specialty Paper Division
George E. Mangarelli...................  55    Executive Vice President, Chief
                                               Financial Officer -- Specialty Paper
                                               Division, Secretary and Director
Roy E. Fuchs...........................  54    Executive Vice President and Chief
                                               Financial Officer -- Consumer Products
                                               Division
Gary A. Hayden.........................  49    Vice President and General Manager --
                                               Consumer Products Division
Brenton S. Halsey......................  70    Director
David F. Thomas........................  48    Director
John D. Weber..........................  34    Director


     WILLIAM L. NEW has served as Chairman of the Board of Directors, Chief Executive Officer and President of the Plainwell Paper Company since June 1997. Prior to that, from September 1995 through May 1997 Mr. New was President and a Director of the New Group, Inc., consultants to the paper industry. From 1991 to August 1995, Mr. New founded and was Chairman, Chief Executive Officer and President of Encore Paper Company. Prior to that, from 1970 to 1991, Mr. New held various positions at Wisconsin Tissue, previously an affiliate of Philip Morris (which owned Plainwell Paper Company over this tenure), including Executive Vice President and Chief Operating Officer. Following the consummation of the Transactions, Mr. New serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Since 1991, Mr. New has served as a director of Integrated Paper Services.

     FRANCIS J. FITZPATRICK has served as Executive Vice President and Chief Operating Officer of Plainwell Paper Company since June 1997. Prior to that he was a principal in Longmeadow Associates which provided consulting services for product and market development in the paper industry. From 1982 to 1990, he was President of Westfield River Paper Company. Prior to that he was Director of marketing and sales for the Nicolet Division, previously an affiliate of Philip Morris (which owned Plainwell Paper Company over this tenure). Mr. Fitzpatrick serves as Group Executive and Chief Operating Officer -- Specialty Paper Division.


     GEORGE E. MANGARELLI has served as Executive Vice President and Chief Financial Officer of Plainwell Paper Company since July 1997. Prior to that, from May 1995 to July 1997, he was Senior Vice President, Chief Financial Officer and Secretary of Encore Paper Company. From 1993 to 1994, Mr. Mangarelli was Senior Vice President and Chief Financial Officer of Overhead Door Corporation. From 1990 to 1993, he was Vice President, Finance and Chief Financial Officer of Global Technology Systems, Inc. Mr. Mangarelli serves as Executive Vice President, Chief Financial Officer -- Specialty Paper Division, Secretary and a director of the Company. Mr. Mangarelli is a certified public accountant.


     ROY E. FUCHS has served as a financial consultant to Plainwell Paper Company since November 1997. Prior to that, from September 1989 to September 1997, he was Vice President, Paper Industry Financing for the CIT Group, Inc. From 1987 to 1989 he was an independent consultant to the paper industry. From 1974 to 1987 he held positions in finance and marketing management with International Paper Company. Mr. Fuchs serves as Executive Vice President and Chief Financial Officer -- Consumer Products Division.

     GARY A. HAYDEN has served as Vice President and General Manager -- Consumer Products Division since June 1997 and has served as Division Manufacturing Manager for the tissue business of Pope & Talbot since 1996. Prior to that, Mr. Hayden served as Resident Manager for the Eau Claire, Wisconsin facility. From 1977 to 1993, Mr. Hayden worked in various operational and managerial capacities for Pope & Talbot.

     BRENTON S. HALSEY is a director of the Company. Mr. Halsey was the founding Chief Executive Officer and Chairman of the James River Corporation from 1969 to 1990. He continued as Chairman until 1992 when he became Chairman Emeritus.

     DAVID F. THOMAS is a director of the Company. Mr. Thomas has been President of 399 Venture Partners since December 1994. In addition, Mr. Thomas has been a Managing Director of Citicorp Venture Capital, Ltd., an affiliate of 399 Venture Partners, for over five years. Mr. Thomas is currently a director of Lifestyle Furnishings International Ltd., Galey & Lord, Inc., Anvil Knitwear, Inc., Stage Stores, Inc., Neenah Foundry Company and a number of private companies.

     JOHN D. WEBER is a director of the Company. Since 1994, Mr. Weber has been a Vice President at Citicorp Venture Capital, Ltd. Previously, Mr. Weber worked at Putnam Investments from 1992 through 1994. Mr. Weber is a director of Anvil Knitwear, Inc., Neenah Foundry Company and a number of private companies.

DIRECTOR COMPENSATION

     The Company will reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, the Company may compensate directors for services provided in such capacity.

EXECUTIVE COMPENSATION

     For the period from June 17, 1997 through December 31, 1997 William L. New, Francis J. Fitzpatrick and George E. Mangarelli received $168,030, $108,159, and $101,172, respectively, in cash compensation from the Plainwell Paper Company. Messrs. New, Fitzpatrick and Mangarelli serve as executive officers of the Company. The Company is currently negotiating salaries and other cash compensation to be paid to the executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Halsey, Thomas and Weber comprise the members of the Compensation Committee of the Board of Directors.

EXECUTIVE EMPLOYMENT AND STOCK PURCHASE AGREEMENTS

     Plainwell Paper Company has entered into an Executive Employment and Stock Purchase Agreement with William L. New, and in connection with the Transactions, the Company assumed the obligations of Plainwell Paper Company thereunder. Such agreement provides for: (i) a three year employment term; (ii) severance benefits and noncompetition, nonsolicitation and confidentiality agreements in certain situations; (iii) restrictions on the transfer of Mr. New's common stock in Holdings; (iv) the vesting of certain of Mr. New's common stock in Holdings (the "Common Stock"); and other terms and conditions of Mr. New's employment. See "Certain Transactions -- Executive Employment Stock Purchase Agreements."

                             PRINCIPAL STOCKHOLDERS

     All of the Company's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the equity interests of the Company.

                                                              PERCENTAGE OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              COMMON STOCK
            ------------------------------------              -------------
Plainwell Holding Company(1)................................       100%
  c/o PLAINWELL INC.
  200 Allegan Street
  Plainwell, Michigan 49080

---------------
(1) Plainwell Holding Company is an affiliate of 399 Venture Partners. The Management Shareholders also have, through an investment in Plainwell Holding Company, a beneficial interest in the Company.

                     DESCRIPTION OF HOLDINGS' CAPITAL STOCK

     In connection with the Acquisition, Holdings' certificate of incorporation was amended and restated to provide for two series of preferred stock (series A and B) and four classes of common stock (classes A, B, C and D). The Series A Preferred Stock (the "Series A Preferred") has a liquidation value of $100 per share, an accruing dividend of 13.0% and a scheduled redemption 13 years after the closing of the Acquisition. Holdings is authorized to issue 240,000 shares of Series A Preferred, of which approximately 232,300 shares are issued and outstanding as of the closing of the Acquisition. The Series B Preferred Stock (the "Series B Preferred") has a liquidation value of $100 per share, an accruing dividend of 12.5% and a scheduled redemption 13 years after the closing of the Acquisition. Holdings is authorized to issue 40,000 shares of Series B Preferred, of which 35,000 shares are issued and outstanding as of the closing of the Acquisition. Each share of common stock is entitled to participate pro rata in any distribution made by Holdings with respect to its common stock. The Class A Common Stock (the "Class A Common") is Holdings' only class of voting stock. The holders of Class A Common are entitled to one vote per share. Shares of Class A Stock are convertible into an equal number of shares of Class B Common Stock (the "Class B Common"). The Class B Common are non-voting common stock and are convertible into an equal number of shares of Class A Common upon the occurrence of a public offering of Holdings' equity securities or at the election of the holders of a majority of the Class B Common then outstanding. The Class C Common Stock (the "Class C Common") are non-voting common stock and, upon any distribution by Holdings upon its common stock, each share of Class C Common is entitled to a distribution, prior in right to the remaining common stock of Holdings, equal to the unreturned original cost thereof (as defined in Holdings' certificate of incorporation) plus a yield of 8.0% compounded annually on the unreturned original cost thereof from the date of issuance thereof. The Class D Common Stock (the "Class D Common") is non-voting common stock and, upon any distribution by Holdings upon its common stock, each share of Class D Common is entitled to a distribution, junior in right to distributions made on the Class C Common with respect to the unreturned original cost thereof and prior in right to the remaining common stock of Holdings, equal to the unreturned original cost thereof (as defined in Holdings' certificate of incorporation).

                              CERTAIN TRANSACTIONS

EXECUTIVE EMPLOYMENT AND STOCK PURCHASE AGREEMENT

     Plainwell Paper Company has entered into an Executive Employment and Stock Purchase Agreement with William L. New, and in connection with the Transactions, the Company assumed the obligations of Plainwell Paper Company thereunder. Such agreement provides for: (i) a three year employment term; (ii) severance benefits and noncompetition, nonsolicitation and confidentiality agreements in certain situations; (iii) restrictions on the transfer of Mr. New's common stock in Holdings; (iv) the vesting of certain of Mr. New's common stock in Holdings; and other terms and conditions of Mr. New's employment.

STOCKHOLDERS AGREEMENT

     In connection with the 1997 Acquisition, Holdings, 399 Venture Partners, management stockholders and the other stockholders of Holdings entered into a Stockholders Agreement, dated as of June 16, 1997, as amended ( the "Stockholders Agreement"). The Stockholders Agreement provides, among other things, for the following: (i) an agreement by all parties to vote their Common Stock so as to cause the Board of Directors of the Company to consist of five members, two of whom shall be selected by 399 Venture Partners (currently, Messrs. Thomas and Weber), one of whom shall be designated by the holders of a majority Holdings' Class A Common Stock (currently, Mr. Halsey), one of whom shall be the Chief Executive Officer of the Company (currently, Mr. New), and one of whom shall be the Chief Financial Officer of the Specialty Paper Division (currently, Mr. Mangarelli), (ii) certain restrictions on transfer of the Common Stock, including, but not limited to, provisions providing that (a) the Company and certain holders of the Common Stock will have limited rights of first offer in any proposed third party sale of Common Stock by any of Holdings' stockholders, and (b) certain holders of the Common Stock will have limited participation rights in any proposed third party sale of Common Stock by other stockholders, (iii) certain limited preemptive rights to Holdings' stockholders with respect to an issuance or sale of Common Stock by Holdings, and (iv) an agreement by all parties that, upon approval of a sale of all Common Stock or a sale of all or substantially all of Holdings' assets by Holdings' Board of Directors and 399 Venture Partners, such parties will consent to and raise no objections against such sale and sell its Common Stock in such sale, if so required.

REGISTRATION RIGHTS AGREEMENT

     In connection with the 1997 Acquisition, the parties to the Stockholders Agreement contemporaneously entered into a Registration Rights Agreement (as amended, the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, 399 Venture Partners has the right to require Holdings, at the expense of Holdings and subject to certain limitations, to register under the Securities Act all or part of the shares of Common Stock (the "Registrable Securities") held by them. 399 Venture Partners is entitled to demand up to five long-form registrations at any time and unlimited short-form registrations. Subject to certain limitations set forth in the Registration Rights Agreement, all holders of Registrable Securities are entitled to an unlimited number of "piggyback" registrations, with Holdings paying all expenses of the offering, whenever Holdings proposes to register Common Stock under the Securities Act. Each such holder is subject to certain pro rata limitations on its ability to participate in such a "piggyback" registration. In addition, pursuant to the Registration Rights Agreement, Holdings has agreed to indemnify all holders of Registrable Securities against certain liabilities, including certain liabilities under the Securities Act.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

     Concurrently with the consummation of the Transactions, the Company entered into the New Credit Facility with Sanwa Business Credit Corporation. The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the detailed provisions of the New Credit Facility and various related documents entered into in connection with the New Credit Facility.

     General. The New Credit Facility consists of (i) a five-year revolving line of credit providing up to $35.0 million of availability (the "Revolver") and (ii) a five-year letter of credit guaranty providing for a maximum amount of up to $20.0 million (the "LC Facility") to support obligations of the Company under the Eau Claire IRBs. The Revolver is available in multiple drawings from time to time, subject to certain limitations, including a requirement that amounts outstanding under the Revolver (including certain letters of credit other than the letters of credit applicable to the Eau Claire IRBs) will at all times be less than a borrowing base based on (i) 85% of the Company's Eligible Accounts Receivable (as defined), and (ii) 60% of the Company's Eligible Raw Materials and Finished Goods Inventory (as defined) subject to a cap of $21.0 million. Up to $6.0 million of the amount available under the Revolver may be used for letters of credit supporting obligations of the Company, which will reduce the availability under the Revolver. Advances under the Revolver will be used to finance ongoing working capital and general corporate requirements of the Company. Under certain circumstances, the Company is required to repay the Revolver with the proceeds of asset sales.

     Interest Rate; Fees. Amounts outstanding under the Revolver bear interest, at the Company's option, at either (i) the Prime Rate plus a margin which varies between 0% and .25% depending upon the Company's financial performance and leverage ratio; or (ii) LIBOR plus a margin which varies between 2.0% and 2.75% depending upon the Company's financial performance and leverage ratio, payable monthly in arrears. The Company pays a non-use fee equal to 0.375% of the unused amount of the Revolver per annum, payable monthly in arrears. In addition, the Company pays a fee equal to 1.5% per annum on the undrawn face amount of the LC Facility and a fee equal to 2.0% per annum on the undrawn face amount of letters of credit issued under the $6.0 million subfacility of the Revolver payable monthly in arrears plus expenses.

     Collateral. The New Credit Facility is secured by a first priority perfected lien on, and security interest in, all of the Company's common stock and present and future tangible and intangible assets (subject to first priority liens on the Eau Claire, Wisconsin facility attributable to the applicable
IRBs), and proceeds thereof, including, without limitation, accounts receivable, inventory, machinery, equipment, tooling, real property, leasehold interests, patents, trademarks, copyrights, royalty interest, brand-names, customer lists and general intangibles, (collectively the "Collateral"); provided, that as of the Closing Date the Collateral will not include the Company's real property at its Ransom and Pittston, Pennsylvania facilities or the equipment and fixtures installed therein. The Revolver and the LC Facility are cross-collateralized. Under certain circumstances, the Company is required to cash collateralize the LC Facility.

     Covenants. The Company is subject to certain affirmative and negative covenants contained in the New Credit Facility, including covenants that limit:
(i) liens; (ii) additional indebtedness; (iii) mergers and acquisitions; (iv) sale of assets; and (v) ability to pay dividends. In addition, the New Credit Facility requires the Company to maintain compliance with certain specified financial covenants, including covenants relating to net funded debt to EBITDA, fixed charge coverage and capital expenditures and requires repayment upon a change of control (as defined therein).

THE IRBS

  Eau Claire Industrial Revenue Bonds

     Concurrently with the consummation of the Acquisition, the Company assumed all liabilities under Industrial Revenue Bonds issued by the City of Eau Claire, Wisconsin (the "Eau Claire IRBs"). The following is a summary of the material terms and conditions of the Eau Claire IRBs and various related documents.

     General. The Eau Claire IRBs mature in 2014, were issued by the City of Eau Claire, Wisconsin on November 1, 1994, and the proceeds from the sale thereof were loaned to Pope & Talbot, Wis., Inc. to finance the acquisition, construction, installation and equipping of a solid waste disposal facility and to pay certain costs of issuance of the Eau Claire IRBs.

     The Eau Claire IRBs are limited obligations of the City of Eau Claire payable only from amounts paid by Pope & Talbot, Wis., Inc. and its permitted assigns and other amounts held in certain funds and accounts established under an indenture (the "Eau Claire IRB Indenture") and pledged therefor. The Company will be obligated to make payments in amounts sufficient to pay the principal of and interest and premium on the Eau Claire IRBs and certain other fees and expenses and to make payments sufficient to pay the purchase price of Eau Claire IRBs tendered for purchase.

     Interest Rate; Fees. The Eau Claire IRBs bear interest at various rates set forth in the Eau Claire IRB Indenture, subject to adjustment from time to time. At no time will any of the Eau Claire IRBs bear interest at a rate in excess of the lesser of (i) 12% per annum or (ii) the maximum rate permitted by applicable law. In addition, the Company will be obligated to pay a fee equal to 1.5% per annum on the undrawn face amount of the LC Facility. At September 30, 1997, the interest rate on the Eau Claire IRBs was 4.25%.

     Demand Purchase Option. At any time or from time to time, the Eau Claire IRBs may be tendered for repurchase by the holders thereof prior to maturity at a purchase price equal to the principal amount plus accrued interest. The repurchase date varies depending upon the interest rate reset date applicable at the time a holder tenders for repurchase. The sources of funds for the repurchase of any tendered Eau Claire IRBs is as follows and in the following order of priority: (i) funds from a bond purchase fund required to be maintained with the trustee under the Eau Claire IRB Indenture; (ii) proceeds from a remarketing of the Eau Claire IRBs; (iii) funds drawn from certain permitted credit facilities established to provide security for certain obligations with respect to the Eau Claire IRBs; and (iv) any other funds furnished by or on behalf of the Company.

     Redemption. The Eau Claire IRBs may be redeemed by the City of Eau Claire prior to maturity in whole at the option of the Company during certain periods and upon the occurrence of certain events, at a redemption price equal to the principal amount plus accrued interest thereon. The Eau Claire IRBs are also subject to mandatory redemption by the City of Eau Claire in whole, without a redemption premium, upon the occurrence of certain tax-significant events defined and set forth in the Eau Claire IRB Indenture.

     Collateral. The payment of the principal and purchase price of and interest on the Eau Claire IRBs is secured by the LC Facility, which provides for a maximum amount of up to $20.0 million to support obligations of the Company under the Eau Claire IRBs.

     Covenants. The Company is subject to certain affirmative and negative covenants contained in the Eau Claire IRB Indenture and related agreements, including covenants that limit: (i) liens; (ii) additional senior indebtedness;
(iii) mergers and acquisitions; (iv) sale of assets; and (v) ability to pay dividends. In addition, the Indenture and related agreements require the Company to maintain compliance with certain specified financial covenants, including covenants relating debt to net worth, fixed charge coverage and capital expenditures.

  Plainwell Industrial Revenue Bonds

     Concurrently with the consummation of the Merger, the Company assumed all liabilities under the Plainwell IRBs. The following is a summary of the material terms and conditions of the Plainwell IRBs and various related documents.

     General. The Plainwell IRBs mature in 2007, were issued by the City of Plainwell, Michigan on November 1, 1983 and the proceeds from the sale thereof were loaned to Plainwell Paper Company to finance the cost of acquiring, constructing and installing certain facilities including pollution control facilities.

     The Plainwell IRBs are limited obligations of the City of Plainwell payable only from amounts paid by Plainwell Paper Company and its permitted assigns and other amounts held in, or as guaranty of, certain funds and accounts established under an indenture (the "Plainwell IRB Indenture") and pledged therefor. The Company is obligated to make payments in amounts sufficient to pay the principal of and interest and premium on the Plainwell IRBs and certain other fees and expenses. Following the Merger, the obligations of the Company under the Plainwell IRBs remained subject to the absolute and unconditional guaranty of Philip Morris Corporation, a Virginia corporation and former parent of the Specialty Paper Division, pursuant to a parent guaranty agreement.

     Interest Rate; Fees. The Plainwell IRBs are variable rate obligations which bear interest at a rate equal to a benchmark rate, plus an amount in the range of 1/4% to 2 1/4%, adjusted from time to time in accordance with and subject to certain exceptions set forth in the Plainwell IRB Indenture. The interest rate is subject to conversion to a fixed rate of interest at any time at the option of the Company. At December 31, 1997, the interest rate on the Plainwell IRBs was 4.45%

     Demand Purchase Option. The Plainwell IRBs may be purchased on the demand of the owners thereof at a purchase price of par plus accrued interest. Following conversion to a fixed rate of interest, however, the Plainwell IRBs shall no longer be subject to purchase on demand.

     Redemption. The Plainwell IRBs may be redeemed by the City of Plainwell prior to maturity in whole or in part at the option of the Company (i) at any time at the redemption price of 100% of the principal amount thereof plus accrued interest, or (ii) on any interest payment date at various redemption prices set forth in the Plainwell IRB Indenture. The Plainwell IRBs are also callable for redemption by the City of Plainwell in whole, without a redemption premium, if the Company is obligated, or exercises its option, to cause the Plainwell IRBs to be redeemed upon the occurrence of certain tax-significant or materially adverse events.

     Covenants. The Company is not be subject to any material affirmative or negative covenants contained in the Plainwell IRB Indenture or related agreements.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to the Indenture among the Company and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and the Exchange and Registration Rights Agreement will be made available to Holders as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this "Description of Exchange Notes," the term "Company" refers only to PLAINWELL INC. and not to Holdings or any of its Subsidiaries.

     The Company has not issued, and does not have any current firm arrangements to issue, any indebtedness to which the Exchange Notes would rank senior or pari passu in right of payment. The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. As of March 31, 1998, which includes the effect of the Transactions, the amount of the Company's outstanding Senior Debt was $27.8 million. In addition, the Company has $35.0 million of additional borrowings available under the New Credit Facility. The Indenture permits the Company to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See "-- Certain
Covenants -- Incurrence of Indebtedness."

     Although the Company currently has no Subsidiaries, under certain circumstances, the Company will be able to designate any future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. The Company's payment obligations under the Exchange Notes will be guaranteed, on a senior subordinated basis, by all of the Company's future Restricted Subsidiaries, if any. See "-- Certain Covenants -- Subsidiary Guarantees."

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited in aggregate principal amount to $130,000,000 and will mature on March 1, 2008. Interest on the Exchange Notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 1998, to Holders of record on the immediately preceding February 15 and August
15. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Company, whether outstanding on the Closing Date or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Senior Subordinated Notes will be entitled to receive any payment with respect to the Senior Subordinated Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Senior Subordinated Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Senior Subordinated Notes may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Senior Subordinated Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of such Designated Senior Debt. Payments on the Senior Subordinated Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage as a result of a nonpayment default may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice issued as a result of a nonpayment default. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless the same has been cured for a period of at least 181 consecutive days, provided that 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Senior Subordinated Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of March 31, 1998, which includes the effect of the Transactions, the amount of the Company's outstanding Senior Debt was $27.8 million. The Company will be able to incur additional Senior Debt in the future, subject to certain limitations. See "-- Certain Covenants -- Incurrence of Indebtedness."

OPTIONAL REDEMPTION

     The Exchange Notes are not redeemable at the Company's option prior to March 1, 2003. Thereafter, the Exchange Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................   105.500%
2004........................................................   103.666%
2005........................................................   101.833%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, prior to March 1, 2001, the Company may redeem up to an aggregate of $45,500,000 in principal amount of Senior Subordinated Notes at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of a Public Offering of common stock of the Company; provided that (i) at least 65% in aggregate principal amount of the Senior Subordinated Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption and (ii) such redemption shall occur within 60 days of the date of the consummation of each such Public Offering.

SELECTION AND NOTICE

     If less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are listed, or, if the Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Subordinated Notes of $1,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on the Senior Subordinated Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, the Company will be obligated to make an offer (a "Change of Control Offer") to each Holder of Senior Subordinated Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the principal amount of such Holder's Senior Subordinated Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Subordinated Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Subordinated Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Subordinated Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Subordinated Notes so tendered the Change of Control

Payment for such Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Subordinated Notes to require that the Company repurchase or redeem the Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility prohibits, and future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may prohibit, the Company from purchasing any Senior Subordinated Notes following a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Subordinated Notes, the Company could seek the consent of its lenders to the purchase of Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Subordinated Notes. The Company's failure to purchase tendered Senior Subordinated Notes following a Change of Control would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Senior Subordinated Notes. See "-- Subordination."

     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 360 days of the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (i) to repay Senior Debt (and to correspondingly permanently reduce commitments with respect thereto in the case of revolving borrowings) or (ii) to fulfill reimbursement obligations arising under the LC Facility to the extent such reimbursement obligations arose as a result of actual cash payments having been made under such facility for the benefit of the Company in connection with the Eau Claire IRBs (and to correspondingly permanently reduce reimbursement obligations with respect thereto) or to cash collateralize the LC Facility if the Indebtedness under the New Credit Facility has been accelerated or (iii) the making of a capital expenditure or the acquisition of other long-term assets (including the acquisition of Capital Stock of a Person) in the same line of business as the Company immediately prior to such acquisition. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Senior Subordinated Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Subordinated Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Subordinated Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Subordinated Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to any direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company, (b) to the Company or any Wholly Owned Restricted Subsidiary of the Company or (c) paid by a Restricted Subsidiary pro rata to the holders of its common stock);
(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated to the Senior Subordinated Notes or any Guarantee thereof, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness;" and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date, is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Closing Date of, or equity contributions with respect to, Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the fair market value of non-cash property contributed as equity contributions to the Company, provided that (a) such property is related, ancillary or complementary to a business of the Company conducted on the Closing Date,
     (b) such fair market value is determined by the Company in good faith evidenced by a resolution of the Board of Directors set forth in an Officer's Certificate delivered to the Trustee and, if the fair market value of such contribution or series of related contributions is in excess of $5.0 million, an opinion as to the value thereof issued by an investment banking firm of national standing shall simultaneously be delivered to the Trustee (which opinion shall provide a specific value, or a range of values the lowest point of which, is not lower than the value set forth in the related resolution of the Board of Directors) and (c) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such non-cash contribution (or the dates of each non-cash contribution in the case of a series of related contributions) determined on a pro forma basis as if such contribution (or series of related contributions) had been made at the beginning of such four quarter period (or periods) shall be greater than the Company's historical Fixed Charge Coverage Ratio for such period (or periods) plus (iv) to the extent that any Restricted Investment is sold for cash or otherwise liquidated or repaid for cash, 100% of the net cash proceeds thereof (less the cost of disposition) (but only to the extent not included in subclause (i) of this clause (c)).

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from the calculation of the amount available for Restricted Payments pursuant to clause (c) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase or other acquisition shall be excluded from the calculation of the amount available for Restricted Payments pursuant to clause (c) of the preceding paragraph; (iv) payments to, which are promptly used by, Holdings for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings held by any of the Company's (or any of its Restricted Subsidiaries') directors, officers or employees who have died or whose employment has been terminated; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period or $2,000,000 in the aggregate and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) payments of up to $4.2 million (from the net proceeds of the Offering) to, which are promptly used by, Holdings for the repurchase of up to $4.0 million in liquidation value of Holdings' Series A Preferred Stock, par value $0.01 per share, held by Simpson and accrued but unpaid dividends thereon provided such shares are permanently retired; and (vi) other Restricted Payments in an aggregate amount not to exceed $5.0 million.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be set forth in an Officers' Certificate and delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  Incurrence of Indebtedness

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

          (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Revolver under the New Credit Facility in an aggregate amount not to exceed the greater of $35.0 million at any time outstanding and the Borrowing Base as of such date, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to clause (i) of the second paragraph of the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

          (ii) the incurrence by the Company of reimbursement or term loan obligations of up to $20.0 million arising with respect to the LC Facility under the New Credit Facility to the extent such reimbursement or term loan obligations arise as a result of actual cash payments having been made under such facility for the benefit of the Company in connection with the Eau Claire IRBs or the incurrence of Indebtedness to cash collateralize the LC facility if Indebtedness under the New Credit Facility has been accelerated;

          (iii) the incurrence by the Company of Indebtedness represented by the Senior Subordinated Notes;

          (iv) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (or purchase of the outstanding Capital Stock of a Person that owns such property, plant or equipment), in an aggregate principal amount not to exceed at any one time outstanding the greater of $5.0 million or 5% of the Company's net tangible assets (determined in accordance with GAAP applied on a consistent basis) as of the most recent quarterly balance sheet date;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided, further, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $5.0 million;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted to be incurred by the first paragraph, or by clauses
     (iii) through (vii) of the second paragraph of this covenant;

          (viii) the incurrence of Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (x) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness that was permitted to be incurred by another provision of this covenant;

          (xi) Indebtedness incurred pursuant to commodity agreements of the Company or any of its Restricted Subsidiaries to the extent entered into in the ordinary course of the Company's business and not for speculative purposes to protect the Company and its Restricted Subsidiaries from fluctuations in the prices of raw materials used in their businesses in amounts reasonably related to the Company's business;

          (xii) Indebtedness incurred pursuant to exchange rate agreements of the Company or any of its Restricted Subsidiaries to the extent entered into in the ordinary course of the Company's business and not for speculative purposes to protect the Company and its Restricted Subsidiaries from fluctuations in exchange rates relating to sales of inventory in the ordinary course of business in a currency other than U.S. dollars in amounts reasonably related to such sales;

          (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance, and obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

          (xiv) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness in an aggregate amount not to exceed $10 million at any one time outstanding, which Indebtedness may be incurred under the New Credit Facility or otherwise.

          For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens unless all payments of principal of, and premium, interest and Liquidated Damages, if any, on the Notes or otherwise under the Indenture are equally and ratably secured with (or prior to) such Indebtedness.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Closing Date, (b) the Credit Agreement as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Closing Date, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, or (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Subordinated Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not prohibit (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary or other agreements which provide for reasonable and customary indemnities provided on behalf of, officers, directors and employees of the Company and its Restricted Subsidiaries, in each case as determined in good faith by the Company evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee,
(ii) transactions between or among the Company and/or its Restricted Subsidiaries; and (iii) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

  Limitation on Issuances and Sales of Capital Stock of Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale or other disposition is of all of the Capital Stock of such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries and (b) such transaction is conducted in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if required by law, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

  Limitation on Other Senior Subordinated Debt

     The Indenture provides that neither the Company nor any Restricted Subsidiary will incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company or such Restricted Subsidiary, as the case may be, and senior in any respect in right of payment to the Senior Subordinated Notes or such Restricted Subsidiary's Guarantee thereof.

  Subsidiary Guarantees

     The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create after the date of the Indenture a Subsidiary substantially all of whose assets are located in the United States or that conducts substantially all of its business in the United States, then such newly acquired or created Subsidiary shall execute a Guarantee of the Senior Subordinated Notes (a "Subsidiary Guarantee") and deliver an opinion of counsel in accordance with the terms of the Indenture; provided that this covenant shall not apply to (i) a Restricted Subsidiary formed for the sole purpose of engaging in accounts receivable financings; and (ii) any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

     The Obligations of each Guarantor of the Senior Subordinated Notes under its Subsidiary Guarantee will be subordinated in right of payment to all Senior Debt of such Guarantor pursuant to subordination provisions substantially similar to those described above under "-- Subordination."

     The Indenture permits the Company's Subsidiaries to incur additional indebtedness, including additional Senior Debt, subject, in the case of the Company's Restricted Subsidiaries, to certain restrictions. See "-- Incurrence of Indebtedness."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Restricted Subsidiary, or in the case the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the Indenture, then such Restricted Subsidiary will be released and relieved of any obligations under its guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders -- Asset Sales."

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Subordinated Notes are outstanding, the Company will furnish to the Holders of Senior Subordinated Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial

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

condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and its Restricted Subsidiaries will agree that, for so long as any Senior Subordinated Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture),
(ii) default in payment when due of the principal of or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control" or "-- Asset Sales" or "-- Certain
Covenants -- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Notes to comply with any of its other agreements in the Indenture or the Senior Subordinated Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, fully bonded (by a financially responsible institution regularly engaged in the issuance of security bonds) discharged or stayed within a period of 45 days; (vii) except as permitted by the Indenture, any guarantee of the Senior Subordinated Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Restricted Subsidiary, or any Person acing on behalf of any Restricted Subsidiary, shall deny or disaffirm its obligations under its guarantee; and
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Notes may declare all the Senior Subordinated Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Subordinated Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Subordinated Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Notes. If an Event of Default occurs prior to March 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Subordinated Notes prior to such date, then the premium specified in the Indenture with respect to the year 2003 shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Notes.

     The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or premium, interest or Liquidated Damages, if any, on, the Senior Subordinated Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary (other than the Company and its Restricted Subsidiaries), as such, shall have any liability for any obligations of the Company or such Restricted Subsidiary under the Senior Subordinated Notes, any Guarantee thereof, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Subordinated Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Subordinated Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the Senior Subordinated Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Senior Subordinated Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Subordinated Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Subordinated Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with, except that the opinion of counsel need not speak as to the conditions precedent stated in clauses (iv) and
(vii) of this paragraph.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange the Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Senior Subordinated Notes and the Guarantees thereof may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes), and any existing default or compliance with any provision of the Indenture, the Senior Subordinated Notes or the Guarantees thereof may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Subordinated Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Subordinated Notes held by a non-consenting Holder):
(i) reduce the principal amount of Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Subordinated Note or alter the provisions with respect to the redemption of the Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, on any Senior Subordinated Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Senior Subordinated Notes (except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Subordinated Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Senior Subordinated Notes, (vii) waive a redemption payment with respect to any Senior Subordinated Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"),
(ix) release any Restricted Subsidiary from its Guarantee of the Senior Subordinated Notes or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) requires the consent of the Holders of at least 75% in aggregate principal amount of the Senior Subordinated Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Subordinated Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Subordinated Notes, the Company and the Trustee may amend or supplement the Indenture, the Senior Subordinated Notes or any Guarantee thereof to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes, to provide for the assumption of the Company's or any Restricted Subsidiary's obligations to Holders of Senior Subordinated Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Subordinated Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Subordinated Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Exchange and Registration Rights Agreement without charge by writing to PLAINWELL INC., 200 Allegan Street, Plainwell, MI 49080, Attention: Chief Financial Officer.

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

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments," (iv) the grant in the ordinary course of business of a non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property for fair value as determined in good faith by the Company evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee and (v) any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "-- Certain Covenants -- Liens" above will not be deemed to be Asset Sales.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 85% of the book value of accounts receivable, net of allowances for doubtful accounts, owned by the Company and its Restricted Subsidiaries as of such date, plus (ii) 60% of the book value of inventory owned by the Company and its Restricted Subsidiaries as of such date, minus (iii) the principal amount of borrowings outstanding as of such date under the Revolver to the extent that the amount of such borrowings exceeds the sum of clauses (i) and (ii) above, all of the foregoing calculated on a consolidated basis in accordance with GAAP.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, to any "person" or "group" (as such terms are used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Principals, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as defined above), other than the Principals, becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of the voting stock of the Company; or (iv) the first day on which more than a majority of the members of the board of directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

     Clause (i) of the definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Closing Date" means the date of the closing of the sale of the Notes.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(ii) provision for taxes based on income or profits, (iii) consolidated interest expense whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,
(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries; provided that for purposes of the covenant described under the caption
"-- Certain Covenants -- Restricted Payments," "Consolidated Net Income" means with respect to the Company for any period, the Company's Consolidated Net Income for such period plus the portion of the Company's non-cash charges for such period for amortization of goodwill or other intangibles recorded in connection with acquisitions as a result of the application of the purchase method of accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17, provided, that such adjustments shall not be made in respect of any subsidiary of the Company or portion of the Company's business which the Company received as a contribution, the fair market value of which contribution was included in clause (c)(iii) of the first paragraph of the covenant described under the caption "-- Certain Covenants -- Restricted Payments."

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election (which approval may be specific or by approval of a proxy statement which contains the name of such nominees for election) or (iii) is an employee of and was nominated in good faith by 399 Venture Partners, Inc. pursuant to the Stockholders Agreement, for 399 Venture Partners, Inc.'s own benefit and not pursuant to any arrangement, agreement or understanding with any third party (other than the Stockholders Agreement).

     "Credit Agreement" means that certain credit agreement, dated as of the Closing Date, by and among the Company, the lenders party thereto, including the Revolver and the LC Facility, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than pursuant to an offer to repurchase such Capital Stock due to a change of control provision substantially similar to the "Change of Control" covenant applicable to the Senior Subordinated Notes, which offer may not be completed until 60 days after completion of the Change of Control Offer), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Subordinated Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness in existence on the date of the Indenture, until such Indebtedness is repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means each of the Company's Restricted Subsidiaries existing on the Closing Date, and each other Restricted Subsidiary that executes a Guarantee of the Senior Subordinated Notes pursuant to the terms of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate, currency or commodity swap agreements, cap agreements and collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     "Holdings" means Plainwell Holding Company, a Delaware corporation.

     "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance deferred that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, including without limitation, accrued interest, premiums, fees and expenses, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (iii) Disqualified Stock of such Person and (iv) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

     "LC Facility" means the letter of credit guaranty under the Credit Agreement providing for a maximum amount of $20.0 million to support certain obligations of the Company as specified therein, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) and (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" and (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company.

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

     "Permitted Liens" means (i) Liens securing Senior Debt of the Company and its Restricted Subsidiaries which Senior Debt was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company;

provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not created in the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the date of the Indenture; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; and (vii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (viii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness" covering only the assets acquired with the proceeds of such Indebtedness; (ix) Liens to secure Permitted Refinancing Indebtedness so long as such Liens do not extend to any property not subject to the Liens securing the Indebtedness exchanged for, or extended, refinanced, renewed, replaced, defeased by, or refunded from the net proceeds of, such Permitted Refinancing Indebtedness and (x) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accredit value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accredit value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Subordinated Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Senior Subordinated Notes on terms at least as favorable to the Holders of Senior Subordinated Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

     "Principals" means 399 Venture Partners, Inc., CCT Partners IV, L.P. and William L. New and their respective Affiliates.

     "Public Offering" means an underwritten public offering of stock (other than Disqualified Stock) of the Company registered under Securities Act (other than a public offering registered on Form S-8 under the Securities Act) that results in net proceeds of at least $35.0 million to the Company.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Revolver" means the revolving line of credit under the Credit Agreement providing up to $35.0 million of availability, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Senior Debt" of a Person means (i) all Indebtedness of such Person outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of such Person permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt of such Person and (iii) all Obligations of such Person with respect to the foregoing including interest accruing at the contract rate or rates therefor from and after the initiation of a bankruptcy proceeding with respect to any such Person regardless of whether such interest in allowed as a claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Debt of a Person will not include (a) any liability for federal, state, local or other taxes owed or owing by such Person,
(b) any Indebtedness of such Person to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Stockholders Agreement" means that certain Stockholders Agreement, dated as of June 16, 1997, by and among Holdings, 399 Venture Partners, Inc., CCT Partners IV, L.P., Brenton Halsey, Larkspur Capital Corporation, William L. New (and any other executives of the Company executing a joinder thereto) and the Individual Purchasers (as defined in the Stockholders Agreement), as amended, in whole or in part from time to time.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were originally sold by the Company on March 6, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Exchange and Registration Rights Agreement with the Initial Purchaser pursuant to which the Company has agreed to: (i) file with the Commission on or prior to 60 calendar days after the date of issuance of the Notes (the "Issue Date") a registration statement on an appropriate form under the Securities Act (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Notes under the Securities Act and (ii) use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act as soon as practicable thereafter, but in no event later than 150 calendar days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, unless it would not be permitted by applicable law or Commission policy, the Company will promptly offer to exchange any and all of the outstanding Notes for the Exchange Notes that are identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 20 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the date of its original issue.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Company believes that the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes: (i) will not be able to rely on the interpretation of the staff of the Commission; (ii) will not be able to tender its Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to effect the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following commencement of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(c) that it is a Broker-Dealer and owns Notes acquired directly from the Company or an affiliate of the Company, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note and each Exchange Note, the Holder of which is subject to prospectus delivery requirements of the Securities Act in order to sell such Note or Exchange Note, until the occurrence of any of the following events: (i) the first date on which such Note may be exchanged for an Exchange
Note in the Exchange Offer, if following such exchange such Holder would be entitled to resell such Exchange Note to the public without complying with the prospectus delivery requirements of the Securities Act; (ii) the date on which such Note has been registered pursuant to an effective Shelf Registration Statement under the Securities Act and disposed of in accordance with the "Plan of Distribution" section of the Prospectus contained in such Shelf Registration Statement; (iii) the date on which such Note is sold to the public pursuant to Rule 144 under the Securities Act or by a Broker-Dealer pursuant to the "Plan of

Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein); or (iv) such Note or Exchange Note, as the case may be, shall have ceased to be outstanding.

     The Company will use its best efforts to cause the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") to become effective under the Securities Act by the Commission as soon as practicable after the filing thereof but in no event later than 150 calendar days after the Issue Date.

     Upon the effectiveness of the Exchange Offer Registration Statement, unless it would not be permitted by applicable law or Commission policy, the Company will promptly commence the Exchange Offer to enable each Holder of the Notes (other than Holders who are affiliates (within the meaning of the Securities
Act) of the Company or underwriters (as defined in the Securities Act) with respect to the Exchange Notes) to exchange the Notes for Exchange Notes. If applicable, the Company shall keep the Shelf Registration Statement continuously effective for, under certain circumstances, a maximum of two years after the Issue Date.

     In the event that, for any reason whatsoever: (a) the Company fails to file any of the Registration Statements on or before the date specified for such filing; (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); (c) the Company fails to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Exchange and Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Notes, with respect to the first 90 calendar day period, or any portion thereof, immediately following the occurrence of a Registration Default, in an amount equal to 50 basis points per annum of the principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional 50 basis points per annum of the principal amount of Notes with respect to each subsequent 90 calendar day period, or any portion thereof, until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 200 basis points per annum of the principal amount of Notes. At such time as no Registration Default is continuing, the accrual of Liquidated Damages will cease. In the event of any Registration Default, the Company will provide appropriate notice thereof and of the imposition of the related Liquidated Damages to the Holders of the Notes.

     The Company (i) shall make available for a period of up to one year from the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the Holders covered thereby) and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make representations in the Letter of Transmittal that (a) it is not an "affiliate" of the Company (within the meaning of Rule 405 of the Securities Act); (b) it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; (c) it is acquiring the Exchange Notes in its ordinary course of business; and (d) if it is a Participating Broker-Dealer holding Notes acquired for its own account as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Exchange Notes pursuant to the Exchange Offer. The Commission has taken the position and the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     If the holder is a Participating Broker-Dealer, it will be required to include a representation in such Participating Broker-Dealer's letter of transmittal with respect to the Exchange Offer that such Participating Broker-Dealer has not entered into any arrangement or understanding with the Company or any affiliate of the Company to distribute the Exchange Notes.

     Holders of the Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Notes are outstanding, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing description of the Exchange and Registration Rights Agreement contains a discussion of all material elements thereof, but does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement. The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Notes identified to the Company by an Initial Purchaser upon request.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that: (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes; (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $130,000,000 aggregate principal amount of Notes were outstanding. The Company has fixed the close of business on
          , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the
foregoing, the Company will not extend the Expiration Date beyond           ,
1998.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on September 1, 1998. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each March 1 and September 1, commencing on September 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the eighth paragraph under the heading "--Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Depositary and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their accept-ance of the Exchange Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary.


     The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.


     Notwithstanding the foregoing, in order to validly tender in the Exchange Offer with respect to Securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the applicable Letter of Transmittal and deliver it to the Depositary. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable Letter of Transmittal to the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see
"-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        United States Trust Company of New York
        114 West 47th Street
        New York, New York 10036-1532

     Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only: (i) to the Company (upon redemption thereof or otherwise); (ii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company); (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in
exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (a) it is not an "affiliate" of the Company (within the meaning of Rule 405 of the Securities Act); (b) it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; (c) it is acquiring the Exchange Notes in its ordinary course of business; and (d) if it is a Participating Broker-Dealer holding Notes acquired for its own account as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Exchange Notes pursuant to the Exchange Offer. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     In the opinion of Kirkland & Ellis, special counsel to the Company, the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities

Act in connection with any resale of Exchange Notes received in respect of such Notes pursuant to the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to one year from the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in
connection with any such resale. In addition, until             , 1998, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction and such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that, for a period of up to one year from the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                                    EXPERTS

     The financial statements of the Specialty Paper Division as of December 31, 1995, December 29, 1996, June 16, 1997 and December 31, 1997, and for the years ended December 31. 1995 and December 29, 1996, the period from December 30, 1996 through June 16, 1997, and the period from June 17, 1997 through December 31, 1997, appearing in this Prospectus and in the Registration Statement, and the financial statement schedule for the years ended December 31, 1995 and December 29, 1996, the period from December 30, 1996 through June 16, 1997, and the period from June 17, 1997 through December 31, 1997, included in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Consumer Products Division as of and for the three years ended December 31, 1997, appearing in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


PLAINWELL INC. -- SUCCESSOR
  Report of Ernst & Young LLP, Independent Auditors.........   F-2
  Balance Sheet as of December 31, 1997, and March 31, 1998
     (unaudited)............................................   F-3
  Statement of Operations for the period from June 17, 1997
     through December 31, 1997, and for the three months
     ended March 31, 1998 (unaudited).......................   F-4
  Statement of Changes in Stockholder's Equity for the
     period from June 17, 1997 through December 31, 1997 and
     for the three months ended March 31, 1998
     (unaudited)............................................   F-5
  Statement of Cash Flows for the period from June 17, 1997
     through December 31, 1997 and for the three months
     ended March 31, 1998 (unaudited).......................   F-6
  Notes to Financial Statements.............................   F-7

PLAINWELL PAPER COMPANY -- PREDECESSOR
  Report of Ernst & Young LLP, Independent Auditors.........  F-17
  Balance Sheets as of December 29, 1996 and June 16,
     1997...................................................  F-18
  Statements of Operations for the years ended December 31,
     1995 and December 29, 1996 and for the period from
     December 30, 1996 through June 16, 1997................  F-19
  Statements of Changes in Stockholder's Equity for the
     years ended December 31, 1995 and December 29, 1996 and
     for the period from December 30, 1996 through June 16,
     1997...................................................  F-20
  Statements of Cash Flows for the years ended December 31,
     1995 and December 29, 1996 and for the period from
     December 30, 1996 through June 16, 1997................  F-21
  Notes to Financial Statements.............................  F-22

CONSUMER PRODUCTS DIVISION (AN OPERATING DIVISION OF POPE &
  TALBOT, INC.) FINANCIAL STATEMENTS
  Report of Arthur Andersen LLP, Independent Public
     Accountants............................................  F-30
  Balance Sheets -- December 31, 1996 and 1997..............  F-31
  Statements of Operations -- Years ended December 31, 1995,
     1996 and 1997..........................................  F-32
  Statements of Inter Company Accounts -- Years Ended
     December 31, 1995, 1996 and 1997.......................  F-33
  Statements of Cash Flows -- Years ended December 31, 1995,
     1996 and 1997..........................................  F-34
  Notes to Financial Statements.............................  F-35

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors

  of PLAINWELL INC.



     We have audited the accompanying balance sheet of PLAINWELL INC. (the Company) as of December 31, 1997 and the related statements of operations, changes in stockholder's equity and cash flows for the period from June 17, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and the results of its operations and its cash flows for the period from June 17, 1997 through December 31, 1997, in conformity with generally accepted accounting principles.

Milwaukee, Wisconsin                                           ERNST & YOUNG LLP
March 19, 1998

                                 PLAINWELL INC.


                                 BALANCE SHEET

                             (DOLLARS IN THOUSANDS)



                                                                                   MARCH 31, 1998
                                                              DECEMBER 31, 1997     (UNAUDITED)
                                                              -----------------    --------------
ASSETS:
Current assets:
  Cash......................................................       $   772            $  1,271
  Accounts receivable, net of allowances....................         6,473              20,204
  Inventories:
     Paper mill fiber.......................................         1,985               3,544
     Work in progress.......................................         1,916               5,131
     Finished goods.........................................         5,650              16,270
     Chemicals and supplies.................................         1,130               7,143
                                                                   -------            --------
                                                                    10,681              32,088
  Other current assets......................................         2,244               2,015
                                                                   -------            --------
Total current assets........................................        20,170              55,578
Properties, net.............................................        24,594             142,687
Other assets................................................         7,128              31,949
                                                                   -------            --------
          TOTAL ASSETS......................................       $51,892            $230,214
                                                                   =======            ========

LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Current portion of long-term debt.........................       $ 3,000            $     --
  Accounts payable..........................................         7,857              15,117
  Accrued liabilities.......................................         3,876              13,299
                                                                   -------            --------
     TOTAL CURRENT LIABILITIES..............................        14,733              28,416
Long-term debt..............................................        20,839             157,785
Other long-term liabilities.................................         8,132              16,515
Commitments and contingencies (Note 6)
STOCKHOLDER'S EQUITY:
  Common stock, par value $1 per share; authorized 1,000
     shares; issued and outstanding 500 shares..............             1                   1
  Paid-in capital...........................................         7,973              32,973
  Retained earnings (deficit)...............................           214              (5,476)
                                                                   -------            --------
     TOTAL STOCKHOLDER'S EQUITY.............................         8,188              27,498
                                                                   -------            --------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........       $51,892            $230,214
                                                                   =======            ========


                            See accompanying notes.

                                 PLAINWELL INC.


                            STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)



                                                                 PERIOD FROM
                                                                JUNE 17, 1997       THREE MONTHS
                                                                   THROUGH             ENDED
                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                                                    (UNAUDITED)
Net sales...................................................       $45,921            $30,170
Costs and expenses:
  Cost of sales.............................................        40,805             27,098
  Selling, general and administrative.......................         3,302              2,523
  Interest..................................................         1,187              1,643
                                                                   -------            -------
          Total costs and expenses..........................        45,294             31,264
                                                                   -------            -------
Income (loss) before income taxes and extraordinary item....           627             (1,094)
Income tax provision (benefit)..............................           413               (289)
                                                                   -------            -------
Income (loss) before extraordinary item.....................           214               (805)
Extraordinary item, net of tax (Note 8).....................            --               (597)
                                                                   -------            -------
Net income (loss)...........................................       $   214            $(1,402)
                                                                   =======            =======


                            See accompanying notes.

                                 PLAINWELL INC.


                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)



                                                     COMMON    PAID-IN    RETAINED
                                                     STOCK     CAPITAL    EARNINGS     TOTAL
                                                     ------    -------    --------    -------
Balance at June 17, 1997...........................   $--           --    $     --    $    --
  Issuance of common stock.........................     1        7,973          --      7,974
  Net income.......................................    --           --         214        214
                                                      ---      -------    --------    -------
Balance at December 31, 1997.......................     1        7,973         214      8,188
  Net loss (unaudited).............................    --           --      (1,402)    (1,402)
  Dividend (unaudited).............................    --           --      (4,288)    (4,288)
  Contribution to capital (unaudited)..............    --       25,000          --     25,000
                                                      ---      -------    --------    -------
Balance at March 31, 1998 (unaudited)..............   $ 1      $32,973    $ (5,476)   $27,498
                                                      ===      =======    ========    =======


                            See accompanying notes.

                                 PLAINWELL INC.


                            STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)



                                                              PERIOD FROM
                                                             JUNE 12, 1997
                                                                THROUGH          THREE MONTHS ENDED
                                                           DECEMBER 31, 1997       MARCH 31, 1998
                                                           -----------------    --------------------
                                                                                    (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)........................................       $   214               $ (1,402)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
  Extraordinary item.....................................            --                    597
  Depreciation...........................................           766                  1,318
  Amortization of deferred finance costs and goodwill....           124                    130
  Deferred income taxes..................................            68                     --
  Changes in operating assets and liabilities:
     Increase (decrease) in:
       Accounts payable..................................         2,375                   (322)
       Accrued liabilities...............................         1,100                  1,140
       Income taxes payable/refundable...................          (812)                   384
       Accrued pensions..................................           (73)                    --
       Postretirement benefits...........................            66                     --
     Decrease (increase) in:
       Accounts receivable...............................        (6,473)                (2,850)
       Inventories.......................................        (1,732)                (1,723)
       Other current assets..............................           173                     32
                                                                -------               --------
          NET CASH USED IN OPERATING ACTIVITIES..........        (4,204)                (2,696)
INVESTING ACTIVITIES:
Capital expenditures.....................................          (563)                  (676)
Purchase of Consumer Products Division...................            --               (123,317)
                                                                -------               --------
          NET CASH USED IN INVESTING ACTIVITIES..........          (563)              (123,993)
FINANCING ACTIVITIES:
Proceeds from long-term debt.............................            --                130,000
Payments of term loan....................................          (500)               (13,500)
Deferred finance cost incurred...........................            --                 (6,899)
Net borrowings (payment) on revolving line of credit.....         6,039                 (1,354)
Payment of Simpson note payable..........................            --                 (1,771)
Capital contribution.....................................            --                 25,000
Dividend.................................................            --                 (4,288)
                                                                -------               --------
          NET CASH PROVIDED BY FINANCING ACTIVITIES......         5,539                127,188
                                                                -------               --------
Increase in cash.........................................           772                    499
Cash at beginning of period..............................            --                    772
                                                                -------               --------
Cash at end of period....................................       $   772               $  1,271
                                                                =======               ========
Supplemental disclosure of cash flow information:
  Cash paid for interest.................................       $   947               $    667
  Cash paid for income taxes.............................       $ 1,157               $     --


                            See accompanying notes.

                                 PLAINWELL INC.


                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation


     PLAINWELL INC. (the Company) was formed on March 6, 1998. The Company is a wholly owned subsidiary of Plainwell Holding Company ("Holdings"). Effective March 6, 1998, Plainwell Paper Company merged with the Company. In addition, the Company purchased substantially all of the assets, properties and rights and assumed certain related liabilities of the tissue business of Pope & Talbot, Inc. (see Note 8). This business operates as the Consumer Products Division of the Company.



     The historical financial information of the Company for the three months ended March 31, 1998 includes the results of operations of the Consumer Products Division beginning on the acquisition date.



     On June 16, 1997, Holdings acquired from Simpson Paper Company ("Simpson") in a series of transactions 100% of the common stock of the Company and certain inventories for $16,638,000 in cash, the assumption of $3,500,000 of indebtedness in the form of industrial revenue bonds, the assumption of other liabilities of $6,572,000, the issuance by Holdings of $4.0 million in Series A Preferred Stock and an estimated amount payable to Simpson of $1,771,000. The total purchase price, including the costs of the acquisition, was $33,467,000. The acquisition has been accounted for using the purchase method of accounting and the allocation of the purchase price has been pushed down to the Company by Holdings. The purchase price has been allocated to the estimated fair values of the underlying assets acquired and liabilities assumed in accordance with Accounting Principles Board opinion No. 16. Such allocations were based on appraisals, evaluations and other studies. The purchase cost was less than the estimated fair value of the Company's net assets. For financial reporting purposes, current assets were recorded at estimated fair value and the residual of $24,357,000 was allocated to noncurrent assets.


  Nature of Operations

     The Company owns and operates, in Plainwell, Michigan, a specialty coated paper mill. The plant has a flexible manufacturing system which produces premium coated printing paper and technical special grades of paper.

     Sales are generally to well-established companies in the United States. Credit losses have not been significant. For the period ending December 31, 1997, sales to two customers comprised 36% and 15% of sales for the period. No other customers represented more than 10% of sales.

     The Company purchases pulp from several vendors and believes that it has an adequate supply. The price of pulp is a commodity and is subject to significant fluctuations.

  Fiscal Year

     The Company's fiscal period ends on December 31.

  Inventories

     Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method.

  Properties

     Properties are carried at cost. Costs of maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, with the resultant gain or loss included in income.

                                 PLAINWELL INC.

                               DECEMBER 31, 1997

     For financial reporting purposes, depreciation is computed using the straight-line method over the useful lives of respective assets.

                                                         ESTIMATED LIFE
                                                            IN YEARS
                                                         --------------
Mills, plant and improvements..........................     20 - 40
Equipment..............................................      6 - 15
Furniture and fixtures.................................      6 - 10

     For income tax purposes, depreciation is calculated primarily using accelerated methods.

     Interest is capitalized in connection with construction of major projects. No interest was capitalized in 1997.

  Inventoriable Stores

     Inventoriable stores include various parts and supplies used in the maintenance and operation of the Company's manufacturing equipment. Inventoriable stores are stated at cost determined using the first-in, first out method of accounting.

  Deferred Finance Costs

     Deferred finance costs are amortized using the interest method over the terms of the related debt.

  Environmental

     Losses associated with environmental remediation obligations are accrued when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than the completion of a remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

  Revenue Recognition

     Revenues are recognized when goods are shipped to the customer. In determining net sales, revenues are reduced by freight, discounts and returns.

  Research and Development

     Research and development costs are charged to expense as incurred and were $92,000 in 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 PLAINWELL INC.

                               DECEMBER 31, 1997


  New Accounting Pronouncement



     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Statement 130 established new rules for the reporting and display of comprehensive income and its components. The adoption of this Statement had no impact on the Company's net loss or stockholder's equity.



  Interim Financial Data



     The accompanying unaudited balance sheet as of March 31, 1998, and the related statements of operations, changes in stockholder's equity and cash flows for the three months ended March 31, 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that might be expected for the year ending December 31, 1998.


2.  ADDITIONAL BALANCE SHEET INFORMATION

     Components are as follows (dollars in thousands):


Accounts receivable:
  Trade receivables.........................................  $ 6,509
  Miscellaneous receivable..................................      308
  Less:
     Sales returns..........................................     (321)
     Allowance for doubtful accounts........................      (23)
                                                              -------
                                                              $ 6,473
                                                              =======
Other current assets:
  Refundable income taxes...................................  $   852
  Deferred income taxes.....................................      674
  Prepaid expenses..........................................      718
                                                              -------
                                                              $ 2,244
                                                              =======
Properties:
  Land......................................................  $   566
  Mills, plant and improvements.............................    4,787
  Equipment.................................................   19,532
  Furniture and fixtures....................................      475
                                                              -------
                                                               25,360
  Less accumulated depreciation.............................     (766)
                                                              -------
Net properties..............................................  $24,594
                                                              =======

                                 PLAINWELL INC.

                               DECEMBER 31, 1997

Other assets:
  Deferred finance costs, net of accumulated amortization of
     $124...................................................  $ 1,148
  Due from prior owners for environmental remediation
     costs..................................................    2,000
  Intangible pension asset..................................      991
  Inventoriable stores......................................    1,833
  Other.....................................................    1,156
                                                              -------
                                                              $ 7,128
                                                              =======
Accrued liabilities:
  Payable to Simpson........................................  $ 1,852
  Income taxes..............................................      203
  Other.....................................................    1,821
                                                              -------
                                                              $ 3,876
                                                              =======
Other long-term liabilities:
  Accrued pension cost......................................  $   126
  Postretirement obligation.................................    1,234
  Accrued environmental.....................................    2,000
  Deferred income taxes.....................................    4,772
                                                              -------
                                                              $ 8,132
                                                              =======


3.  LONG-TERM DEBT

     Long-term debt consists of the following (dollars in thousands):

Term note..................................................  $13,500
Note payable...............................................    3,500
Revolving line of credit...................................    6,839
                                                             -------
                                                              23,839
Less current portion.......................................    3,000
                                                             -------
Long-term debt.............................................  $20,839
                                                             =======

     Under the terms of a bank Loan and Security Agreement ("LSA"), the Company's credit facility consists of a term note ("Term Note") in the amount of $13,500,000 and a revolving line of credit ("Revolver") up to a maximum of $10,000,000. Borrowings on the Revolver are limited to an amount equal to the sum of 85% of eligible accounts receivable and 60% of eligible inventories. At December 31, 1997, unused available borrowings on the Revolver were $3,161,000. The Revolver and Term Note bear interest at either a base rate (as defined) or a LIBOR rate (as defined) which is payable monthly. The average rate charged at December 31, 1997 was 9.2% and 9.3%, respectively. A fee of .375% per annum is charged on the average daily unused portion of the Revolver.

     The Revolver is due on June 1, 2002. Monthly principal of $250,000 is due on the Term Note beginning November 1, 1997 with a final payment due June 1, 2002.

     The LSA is secured by substantially all of the Company's assets other than land and buildings.

     The LSA contains various restrictive covenants which limit the amount of capital expenditures and management fees that can be paid and have required fixed charged coverage and liabilities to net worth ratios. The Company was in compliance with or obtained waivers for all restrictive covenants.

                                 PLAINWELL INC.

                               DECEMBER 31, 1997

     The $3,500,000 note payable relates to a tax-exempt bond issued by the City of Plainwell for the benefit of the Company. The bond and related note payable bear interest at a variable rate which was 4.65% at December 31, 1997. Interest payments are due monthly and continue until the note matures on October 1, 2007.

     Maturities of long-term debt are as follows (in thousands): 1998 -- $3,000; 1999 -- $3,000; 2000 -- $3,000; 2001 -- $3,000; and 2002 -- $8,339.

4.  EMPLOYEE BENEFIT PLANS

  Pension Plans

     Substantially all of the Company's employees participate in noncontributory defined-benefit pension plans. These include a Company-administered salary plan and union plan.

     Net periodic pension cost for the period ending December 31, 1997 was composed of the following (dollars in thousands):

Salary and union hourly plan:
  Service cost -- benefits earned during the period.........  $ 270
  Interest cost on projected benefit obligation.............    340
  Actual earnings from plan assets..........................   (482)
                                                              -----
          Total net periodic pension cost...................  $ 128
                                                              =====

     The following table sets forth the funded status of the plans and the amount recognized as a prepaid (accrued) pension cost at December 31, 1997 (dollars in thousands):

                                                                PLANS IN WHICH:
                                                      -----------------------------------
                                                        ASSETS      ACCUMULATED
                                                        EXCEED       BENEFITS
                                                      ACCUMULATED     EXCEED
                                                       BENEFITS       ASSETS       TOTAL
                                                      -----------   -----------   -------
Accumulated benefit obligation:
  Vested portion....................................    $(9,722)       $  --      $(9,722)
  Nonvested portion.................................       (294)         (88)        (382)
                                                        -------        -----      -------
Accumulated benefit obligation......................    (10,016)         (88)     (10,104)
Excess of projected benefit obligation over
  accumulated benefit obligation....................         --          (38)         (38)
                                                        -------        -----      -------
Projected benefit obligation........................    (10,016)        (126)     (10,142)
Plan assets at fair market value....................     11,007           --       11,007
                                                        -------        -----      -------
Prepaid (accrued) pension cost......................    $   991        $(126)     $   865
                                                        =======        =====      =======

     Substantially all of the pension plans' assets are invested in common stock, fixed-income securities, cash and cash equivalents. The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. The expected long-term rate of return on plan assets was 9.0%.

     The funding policy regarding all of the plans is to make contributions to the plan that are between the minimum amounts required by the Employee Retirement Income Security Act and the maximum amounts deductible under current income tax regulations.

                                 PLAINWELL INC.

                               DECEMBER 31, 1997

  Defined Contribution Retirement Plans

     The Company sponsors defined contribution 401(k) retirement plans covering substantially all salaried and hourly employees. The Company matches a percentage of the participants' contributions. Total Company contribution expense was $157,000 in 1997.

  Other Postretirement Plans

     The Company sponsors postretirement medical and life insurance plans for certain salaried and nonsalaried employees and eligible spouses and dependents of the employees. The medical plans pay a stated percentage of covered medical expenses incurred after deducting co-payments made once a stated deductible has been met. The life insurance plans pay a defined benefit. The Company does not fund these plans prior to actual incurrence of costs under the plans.

     Net periodic other postretirement benefit cost for these plans for the period ending December 31, 1997 was composed of the following (dollars in thousands):

Postretirement costs:
  Service cost -- benefits attributed to service during the
     period.................................................  $24
  Interest cost on accumulated benefit obligation...........   42
                                                              ---
Net periodic cost of other postretirement benefit plans.....  $66
                                                              ===

     The following table reconciles the plans' funded status to the accrued postretirement medical and life insurance cost liability in the accompanying balance sheet at December 31, 1997 (dollars in thousands):

Accumulated benefit obligation:
  Retirees..................................................  $   97
  Other fully eligible participants.........................     282
  Other active participants.................................     855
                                                              ------
                                                              $1,234
                                                              ======

     For measurement purposes, 7.67% was assumed for health care costs for 1997. The rate is assumed to decline in decrements of 0.33% every year until it reaches 5.0% in 2005 where it will remain thereafter. A 1% increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation by 9% at December 31, 1997. The effect of this 1% increase on the service and interest cost components of the net periodic cost of postretirement medical and life insurance plans would be an increase of 10%. The discount rate used in determining the accumulated benefit obligation was 7.5% in 1997.

                                 PLAINWELL INC.

                               DECEMBER 31, 1997

5.  INCOME TAXES

     The income tax provision (benefit) consists of the following components (dollars in thousands):

Current:
  Federal...................................................  $ 48
  State.....................................................   297
                                                              ----
                                                               345
Deferred:
  Federal...................................................    62
  State.....................................................     6
                                                              ----
                                                                68
                                                              ----
                                                              $413
                                                              ====

     The income tax provision was different from the amount computed by applying the United States statutory federal income tax rate as follows (dollars in thousands):

Provision at statutory rates................................  $213
State income and franchise tax, net of federal income tax
  benefit...................................................   196
Other.......................................................     4
                                                              ----
                                                              $413
                                                              ====

                                 PLAINWELL INC.

                               DECEMBER 31, 1997

     Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax (liabilities) assets are composed of the following (dollars in thousands):

Deferred income tax liabilities:
  Property and equipment...................................  $(5,119)
  Environmental recoveries.................................     (740)
  Pension..................................................     (368)
                                                             -------
                                                              (6,227)
Deferred income tax assets:
  Receivables..............................................       88
  Inventories..............................................      162
  Vacation and other employee benefits.....................      339
  Inventoriable stores.....................................      219
  Environmental liabilities................................      740
  Postretirement benefits..................................      457
  Health insurance accrual.................................       85
  Other....................................................       39
                                                             -------
                                                               2,129
                                                             -------
Net deferred tax liability.................................  $(4,098)
                                                             =======
Included in the balance sheet as:
  Current deferred income tax asset........................  $   674
  Noncurrent deferred income tax liability.................   (4,772)
                                                             -------
                                                             $(4,098)
                                                             =======

6.  ENVIRONMENTAL REMEDIATION

     In 1990, the Company was named as one of several potentially responsible parties ("PRP") at a Superfund site in Kalamazoo, Michigan which has five distinct operable units. PRPs may be held jointly and severally liable for cleanup plus related costs. One operable unit of the Kalamazoo River Site is the 12th Street Landfill, a property wholly owned by the Company. The Company expects to pay for the entire cost of the investigation and remediation work at this location. The Company has recorded a liability for the estimated cost to remediate this unit. A receivable for remediation costs recoverable under an indemnification agreement with Simpson has also been recorded. Investigations at a second operable unit, which includes a portion of the Kalamazoo River, continue and environmental remediation costs, if any, that may be incurred cannot presently be estimated. Management believes the Company is not responsible for environmental remediation costs at the other three units. Accordingly, in the accompanying financial statements, the Company has not recorded a liability for any remediation costs or recovery under the indemnification agreement for the other three units.

     Although the final outcome of these environmental matters is subject to a great many variables and cannot be predicted with any degree of certainty, management believes that the ultimate outcome will not have a material effect on the current financial position, liquidity or results of operations of the Company.

                                 PLAINWELL INC.

                               DECEMBER 31, 1997

7.  COMMITMENTS

     Under the terms of a requirements contract, Simpson has the right to purchase from the Company all of Simpson's requirements, up to 20,000 tons for the twelve-month period ended June 30, 1998 for coated two-sided matter paper products sold by Simpson under the brand name EVERGREEN. If the terms of the requirements contract is extended by Simpson, Simpson has the right to purchase from the Company all of Simpson's requirements, up to 20,000 tons per twelve month period through June 30, 2000 for sheets and rolls of matte papers of the same grade and quality as EVERGREEN.

     In connection with the purchase of Plainwell Paper Company, a Transition Service Agreement was entered into pursuant to which Simpson has agreed to provide certain transition services to the Company for a period ending not later than June 16, 1999.

     In connection with the purchase of the Consumer Products Division, the Company entered into a 18-month Transaction Service Agreement through September 30, 1999 with Pope & Talbot, Inc. for the purpose of processing the existing information systems.


8.  SUBSEQUENT ACQUISITIONS AND FINANCINGS (UNAUDITED)



     Effective March 6, 1998, Plainwell Paper Company merged with and into the Company (the Merger) and its business operates as the Specialty Paper Division of the Company. In connection therewith, the Company recorded a dividend to Holdings of $4,288 to permit Holdings to redeem preferred stock of Holdings held by Simpson as required pursuant to change of control provisions.



     In January 1998, the Company entered into an agreement to purchase substantially all of the assets, properties and rights and assume certain related liabilities of the tissue business of Pope & Talbot, Inc. (the Acquisition). Effective March 6, 1998, the Company acquired the tissue business of Pope & Talbot, Inc. for consideration consisting of $121 million in cash, and the assumption of $18.8 million of indebtedness in the form of industrial revenue bonds and the assumption of certain other liabilities.



     The acquisition of the Consumer Products Division has been accounted for under the purchase method; accordingly, its results are included in the financial statements of the Company from the date of acquisition (in thousands):



Cash consideration, including working capital...............  $121,707
Direct acquisition costs....................................     1,610
                                                              --------
Total purchase price........................................  $123,317
                                                              ========
Accounts receivable.........................................  $  9,620
Inventories.................................................    19,683
Properties..................................................   119,735
Other current assets........................................     3,665
Intangible..................................................    17,573
Accounts payable and accrued expenses.......................   (17,903)
Long-term debt -- industrial revenue bonds..................   (18,800)
Other long-term liabilities.................................   (10,256)
                                                              --------
                                                              $123,317
                                                              ========



     In connection with the Merger and the Acquisition, on March 6, 1998 the Company issued $130 million principal amount of 11% Senior Subordinated Notes due 2008 in a Rule 144A private placement and entered into a $35 million senior credit facility. In addition, the Company received an equity contribution of $25

                                 PLAINWELL INC.

                               DECEMBER 31, 1997


million from Holdings. The net proceeds from the offering and the equity contribution were used by the Company to fund the cash portion of the consideration for the Acquisition, to repay certain existing debt of Plainwell Paper Company, and to pay the dividend to Holdings to enable Holdings to redeem the preferred stock held by Simpson.



     In connection with Plainwell Paper Company's early extinguishment of debt in March 1998, the Company recorded an extraordinary loss of $597 which represents the unamortized balance of debt issuance costs related to Plainwell Paper Company's previous credit agreement.



     The following unaudited pro forma results of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assume the Acquisition, Merger and related transactions occurred at the beginning of each period presented:



                                              YEAR ENDED            THREE MONTHS
                                           DECEMBER 31, 1997    ENDED MARCH 31, 1998
                                           -----------------    --------------------
Net sales................................      $222,892               $53,139
Income (loss) before extraordinary
  item...................................           740                (2,103)



     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.



     Management believes if the Specialty Paper and Consumer Products Divisions operated on a stand-alone basis using the cost structure management expects to have in place, the corporate overhead costs allocated would have been replaced with the following:



                                              YEAR ENDED            THREE MONTHS
                                           DECEMBER 31, 1997    ENDED MARCH 31, 1998
                                           -----------------    --------------------
Corporate overhead allocation:
  Specialty Paper Division...............       $  (724)               $  --
  Consumer Products Division.............        (2,057)                (366)
Stand-Alone Basis:
  Specialty Paper Division...............           724                   --
  Consumer Products Division.............           500                   89
                                                -------                -----
Reduction in expenses....................       $(1,224)               $(277)
                                                =======                =====

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Plainwell Paper Company

     We have audited the accompanying balance sheets of Plainwell Paper Company (the "Company") as of December 29, 1996 and June 16, 1997, and the related statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 1995 and December 29, 1996 and for the period from December 30, 1996 through June 16, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 29, 1996 and June 16, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and December 29, 1996 and for the period from December 30, 1996 through June 16, 1997, in conformity with generally accepted accounting principles.

Milwaukee, Wisconsin                                           ERNST & YOUNG LLP
June 29, 1998

                            PLAINWELL PAPER COMPANY


                                 BALANCE SHEETS

                                                              DECEMBER 29,    JUNE 16,
                                                                  1996          1997
                                                              ------------    --------
                                                               (DOLLARS IN THOUSANDS)
ASSETS:
Current assets:
  Miscellaneous receivable..................................    $    25       $    43
  Inventories...............................................      9,407        12,139
  Deferred income taxes.....................................        839           534
  Prepaid expenses..........................................        846           626
                                                                -------       -------
     Total current assets...................................     11,117        13,342

Properties, net.............................................     26,906        25,847
Receivable from Simpson.....................................      5,795         5,876
Other assets................................................      5,801         6,526
                                                                -------       -------
          TOTAL ASSETS......................................    $49,619       $51,591
                                                                =======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable..........................................    $ 5,771       $ 5,911
  Accrued liabilities.......................................      2,087         1,670
                                                                -------       -------
     TOTAL CURRENT LIABILITIES..............................      7,858         7,581

Long-term debt..............................................      3,500         3,500
Other long-term liabilities.................................      4,241         3,979
Deferred income taxes.......................................      4,619         4,608

Commitments and contingencies (Note 6)

STOCKHOLDER'S EQUITY:
  Common stock, par value $1 per share; authorized 1,000
     shares; issued and outstanding 500 shares..............          1             1
  Paid-in capital...........................................     27,480        27,480
  Retained earnings.........................................      1,920         4,442
                                                                -------       -------
     TOTAL STOCKHOLDER'S EQUITY.............................     29,401        31,923
                                                                -------       -------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........    $49,619       $51,591
                                                                =======       =======

                            See accompanying notes.

                            PLAINWELL PAPER COMPANY


                            STATEMENTS OF OPERATIONS

                                                                                        PERIOD FROM
                                                                                        DECEMBER 30,
                                                         YEAR ENDED      YEAR ENDED     1996 THROUGH
                                                        DECEMBER 31,    DECEMBER 29,      JUNE 16,
                                                            1995            1996            1997
                                                        ------------    ------------    ------------
                                                                   (DOLLARS IN THOUSANDS)
Net sales.............................................    $101,049        $85,230         $40,795
Costs and expenses:
  Cost of sales.......................................      99,536         76,425          34,231
  Selling, general and administrative.................       3,455          4,434           1,539
  Overhead allocation from Simpson....................       6,260          5,537             724
  Interest............................................         146            144             124
                                                          --------        -------         -------
          Total costs and expenses....................     109,397         86,540          36,618
                                                          --------        -------         -------
Income (loss) before income taxes.....................      (8,348)        (1,310)          4,177
Income tax provision (benefit)........................      (2,777)          (335)          1,655
                                                          --------        -------         -------
Net income (loss).....................................    $ (5,571)       $  (975)        $ 2,522
                                                          ========        =======         =======

                            See accompanying notes.

                            PLAINWELL PAPER COMPANY


                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
          FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 29, 1996 AND THE PERIOD FROM DECEMBER 30, 1996 THROUGH JUNE 16, 1997
                             (Dollars In thousands)

                                                      COMMON    PAID-IN    RETAINED
                                                      STOCK     CAPITAL    EARNINGS      TOTAL
                                                      ------    -------    ---------    -------
Balance at January 2, 1995..........................    $1      $27,480     $8,466      $35,947
  Net loss..........................................    --           --     (5,571)      (5,571)
                                                        --      -------     ------      -------
Balance at January 1, 1996..........................     1       27,480      2,895       30,376
  Net loss..........................................    --           --       (975)        (975)
                                                        --      -------     ------      -------
Balance at December 29, 1996........................     1       27,480      1,920       29,401
  Net income........................................    --           --      2,522        2,522
                                                        --      -------     ------      -------
Balance at June 16, 1997............................    $1      $27,480     $4,442      $31,923
                                                        ==      =======     ======      =======

                            See accompanying notes.

                            PLAINWELL PAPER COMPANY


                            STATEMENTS OF CASH FLOWS

                                                                                        PERIOD FROM
                                                                                       DECEMBER 30,
                                                        YEAR ENDED      YEAR ENDED     1996 THROUGH
                                                       DECEMBER 31,    DECEMBER 29,      JUNE 16,
                                                           1995            1996            1997
                                                       ------------    ------------    -------------
                                                                  (Dollars In thousands)
OPERATING ACTIVITIES:
Net income (loss)....................................    $(5,571)        $  (975)         $ 2,522
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Provision for deferred income taxes................        138             628              294
  Depreciation.......................................      2,257           2,330            1,070
  Changes in operating assets and liabilities:
     Increase (decrease) in:
       Accounts payable..............................     (3,296)           (662)             140
       Accrued liabilities...........................         69             373             (417)
       Other long-term liabilities...................       (564)          2,345             (334)
       Accrued pensions..............................         13          (1,507)            (102)
       Postretirement benefits.......................        100             140               72
     Decrease (increase) in:
       Miscellaneous receivable......................        380              41              (18)
       Inventories...................................     (1,458)          5,773           (2,732)
       Prepaid expenses..............................        (16)             52             (623)
       Other assets..................................       (188)         (2,255)             220
       Receivable from Simpson.......................     11,959          (5,284)             (81)
                                                         -------         -------          -------
          NET CASH PROVIDED BY OPERATING
            ACTIVITIES...............................      3,823             999               11

INVESTING ACTIVITIES:
Capital expenditures.................................     (3,878)         (1,220)             (66)
Other................................................         34             154               55
                                                         -------         -------          -------
          NET CASH USED IN INVESTING ACTIVITIES......     (3,844)         (1,066)             (11)
                                                         -------         -------          -------
Decrease in cash.....................................        (21)            (67)              --
Cash at beginning of period..........................         88              67               --
                                                         -------         -------          -------
Cash at end of period................................    $    67         $    --          $    --
                                                         =======         =======          =======
Supplemental disclosure of cash flow
  information -- Cash paid for interest..............    $   146         $   144          $   124

                            See accompanying notes.

                            PLAINWELL PAPER COMPANY


                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 16, 1997

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Plainwell Paper Company (the "Company"), formerly doing business as Simpson Plainwell Paper Company, is a wholly owned subsidiary of Simpson Paper Company, which is a subsidiary of Simpson Investment (collectively, "Simpson").

  Nature of Operations and Relationship With Simpson

     The Company owns and operates a specialty coated paper mill in Plainwell, Michigan, that produces and supplies premium coated printing papers and technical specialty grades of paper.

     Sales are generally to well-established companies in the United States. Credit losses have not been significant. For the year ended December 31, 1995, the Company had sales to two individual customers which comprised 12.6% and 10.7% of sales for the year. For the year ended December 29, 1996, the Company has sales to two individual customers which comprised 14% and 11% of sales for the year. For the period ending June 16, 1997, sales to one individual customer comprised 16% of sales for the period. No other customers represented more than 10% of revenues.

     The Company purchases pulp from several vendors and believes that it has an adequate supply. The price of pulp is a commodity and is subject to significant fluctuations.

     The financial statements are based on separate accounting records maintained by Simpson for the Company. Throughout the period covered by these financial statements, Simpson performed cash management on a centralized basis and processed related accounts receivable and certain other transactions. The systems utilized by Simpson did not provide detail for receivables and cash receipts and payments on a business-specific basis. Accordingly, cash, trade receivables and the related allowances for bad debts are recorded by the Company and by Simpson through the intercompany receivable account. These accounting records reflect certain charges by Simpson for direct costs and expenses incurred by Simpson that were associated with the Company's selling, general and administrative operations. Additionally, certain administrative costs incurred by Simpson which benefit the Company but are not directly attributable to the Company, which historically had not been allocated, have been allocated to the Company in the accompanying financial statements. These costs include engineering, environmental, management information services, marketing and other administrative costs and are allocated based on net sales. Such costs are separately classified as overhead allocation from Simpson in the statements of operations. Management believes the allocation of overhead from Simpson is reasonable given Simpson's organizational and management structure.

     Throughout the period covered by these financial statements, the Company participated in Simpson's cash disbursement system and, as such, its cash funding requirements were met by Simpson. Other than the note payable (see Note
3) and related interest expense, there has been no allocation to the Company of Simpson's consolidated borrowings and related interest expense. For the periods in the accompanying financial statements, the Company was generally in a net receivable position from Simpson.

     The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of the Company in the future, nor does such information necessarily reflect the financial position, results of operations or cash flows of the Company had it been a separate, stand-alone company during the periods presented.

  Fiscal Year

     The Company's fiscal year ended on the Sunday closest to December 31.

                            PLAINWELL PAPER COMPANY

                                 JUNE 16, 1997

  Inventories

     Inventories are stated at the lower of cost or market, with cost determined using the last-in, first-out (LIFO) method.

  Properties

     Properties are carried at cost. Costs of maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, with the resultant gain or loss included in income.

     For financial reporting purposes, depreciation is computed using the straight-line method over the useful lives of respective assets. The estimated useful lives of the principal items of plant and equipment range from 10 to 40 years. For income tax purposes, depreciation is calculated primarily using accelerated methods.

     Interest is capitalized in connection with construction of major projects. No interest was capitalized in 1995, 1996 or 1997.

  Inventoriable Stores


     Inventoriable stores include various parts and supplies used in the maintenance and operation of the Company's manufacturing equipment. Inventoriable stores are stated at cost determined on the first-in, first out method of accounting.


  Intercompany Account

     Cash collected from and distributed to the Company is reflected in the intercompany account balance. The intercompany account balance represents the net accumulated transactions between Simpson and the Company.

  Income Taxes


     The Company is included in the consolidated federal tax return of Simpson. Income taxes have been provided as if the Company were a separate taxpayer. The Company's current income taxes payable/receivable is classified with the Receivable from Simpson in the accompanying balance sheet.


  Environmental Liabilities

     Losses associated with environmental remediation obligations are accrued when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized not later than the completion of a remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

  Revenue Recognition

     Sales are recognized when goods are shipped to the customer. In determining net sales, sales are reduced by commissions, discounts and freight.

                            PLAINWELL PAPER COMPANY

                                 JUNE 16, 1997

  Interest Expense and Income

     The interest expense reflected in the statements of operations represents interest associated with the note payable related to an industrial revenue bond. The Company was not allocated any interest income on the receivable from Simpson.

  Research and Development

     Research and development costs are charged to expense as incurred and were $351,000, $181,000 and $142,000 for the years ended December 31, 1995 and
December 28, 1996, and for the period from December 30, 1996 through June 16, 1997, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ADDITIONAL BALANCE SHEET INFORMATION

     Components are as follows (dollars in thousands):

                                                              DECEMBER 29,    JUNE 16,
                                                                  1996          1997
                                                              ------------    --------
Inventories:
  Paper mill fiber..........................................    $ 1,537       $ 1,883
  Work in progress..........................................      1,372         1,716
  Finished goods............................................      5,548         6,577
  Chemicals and other.......................................        916         1,506
                                                                -------       -------
                                                                  9,373        11,682
  Plus adjustment to state inventories at LIFO cost.........         34           457
                                                                -------       -------
                                                                $ 9,407       $12,139
                                                                =======       =======
Properties:
  Land......................................................    $ 1,178       $ 1,178
  Mills, plant and improvements.............................      9,586         9,638
  Equipment.................................................     29,900        29,873
  Furniture and fixtures....................................      2,518         2,488
                                                                -------       -------
                                                                 43,182        43,177
  Less accumulated depreciation.............................     16,276        17,330
                                                                -------       -------
Net properties..............................................    $26,906       $25,847
                                                                =======       =======
Other assets:
  Due from prior owners for environmental remediation
     costs..................................................    $ 2,000       $ 2,000
  Intangible pension asset..................................      1,144         1,246
  Inventoriable stores......................................      2,311         2,433
  Other.....................................................        346           847
                                                                -------       -------
                                                                $ 5,801       $ 6,526
                                                                =======       =======

                            PLAINWELL PAPER COMPANY

                                 JUNE 16, 1997

                                                              DECEMBER 29,    JUNE 16,
                                                                  1996          1997
                                                              ------------    --------
Accrued liabilities:
  Workers' compensation claims..............................    $   667       $   654
  Other.....................................................      1,420         1,016
                                                                -------       -------
                                                                $ 2,087       $ 1,670
                                                                =======       =======
Other long-term liabilities:
  Postretirement obligation.................................    $ 1,390       $ 1,462
  Accrued environmental.....................................      2,000         2,000
  Workers' compensation and other...........................        717           414
  Other.....................................................        134           103
                                                                -------       -------
                                                                $ 4,241       $ 3,979
                                                                =======       =======

3.  LONG-TERM DEBT

     The $3,500,000 note payable relates to a tax-exempt bond issued by the City of Plainwell for the benefit of the Company. The bond and related note payable bear interest at a variable rate which was 4.45% at December 29, 1996 and June 16, 1997. Interest payments are due monthly and continue until the note matures on October 1, 2007.

4.  EMPLOYEE BENEFIT PLANS

  Pension Plans

     Substantially all of the Company's employees participate in noncontributory defined-benefit pension plans. Salaried employees are covered by a noncontributory defined-benefit pension plan administered by Simpson which also includes other salaried employees of Simpson. The union hourly employees are covered by a noncontributory defined-benefit pension plan administered by Simpson. Pension benefits for employees covered under this plan are based on each employee's years of service.

     Net periodic pension cost, was composed of the following (dollars in thousands):

                                                                                PERIOD FROM
                                                                                DECEMBER 30,
                                                 YEAR ENDED      YEAR ENDED     1996 THROUGH
                                                DECEMBER 31,    DECEMBER 29,      JUNE 16,
                                                    1995            1996            1997
                                                ------------    ------------    ------------
Service cost -- benefits earned during the
  period......................................    $   372         $   524         $   269
Interest cost on projected benefit
  obligation..................................        749             831             429
Actual earnings from plan assets..............     (1,677)         (2,258)         (1,693)
Deferral of earnings from plan assets.........      1,036           1,429           1,161
Net amortization and deferral.................        151             194              92
                                                  -------         -------         -------
Net periodic pension cost.....................    $   631         $   720         $   258
                                                  =======         =======         =======

                            PLAINWELL PAPER COMPANY

                                 JUNE 16, 1997

     The following table sets forth the funded status and the amount recognized as a prepaid pension cost (in thousands):

                                                              DECEMBER 29,    JUNE 16,
                                                                  1996          1997
                                                              ------------    --------
Accumulated benefit obligation:
  Vested portion............................................    $(11,297)     $(11,902)
  Nonvested portion.........................................        (402)         (425)
                                                                --------      --------
Accumulated benefit obligation..............................     (11,699)      (12,327)
Excess of projected benefit obligation over accumulated
  benefit obligation........................................      (1,024)       (1,108)
                                                                --------      --------
Projected benefit obligation................................     (12,723)      (13,435)
Plan assets at fair market value............................      11,975        13,799
                                                                --------      --------
Plan assets greater (less) than projected benefit
  obligation................................................        (748)          364
Unrecognized net gain (loss)................................         552          (390)
Unrecognized prior service..................................       1,346         1,277
Balance of unrecorded transition asset......................          (6)           (5)
                                                                --------      --------
Prepaid pension cost........................................    $  1,144      $  1,246
                                                                ========      ========

     Substantially all the pension plan's assets are invested in common stock, fixed-income securities, cash and cash equivalents. The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for December 29, 1996 and June 16, 1997. The expected long-term rate of return on plan assets was 9.0% for the 1996 and 1997 periods.

     The funding policy regarding all of the plans is to make contributions to the plans that are between the minimum amounts required by the Employee Retirement Income Security Act of 1974 (ERISA) and the maximum amounts deductible under current income tax regulations.

  Profit-Sharing and Savings Retirement Plan

     The Company sponsors a 401(k) retirement plan covering substantially all salaried and hourly employees. The Company matches a percentage of the participants' contributions. Total Company contributions expense recorded for the years ended December 31, 1995 and December 29, 1996 and for the period from December 30, 1996 through June 16, 1997 was $165,000, $198,000 and $87,000, respectively.

  Other Postretirement Plans

     Simpson sponsors postretirement medical and life insurance plans for certain salaried and nonsalaried Company employees and eligible spouses and dependents of the employees. The medical plans pay a stated percentage of covered medical expenses incurred after deducting copayments made once a stated deductible has been met. The life insurance plans pay a defined benefit. Simpson does not prefund these plans prior to actual incurrence of costs under the plans.

                            PLAINWELL PAPER COMPANY

                                 JUNE 16, 1997

     Net periodic other postretirement benefit cost, for these plans was composed of the following (dollars in thousands):

                                                                                PERIOD FROM
                                                                                DECEMBER 30,
                                                 YEAR ENDED      YEAR ENDED     1996 THROUGH
                                                DECEMBER 31,    DECEMBER 29,      JUNE 16,
                                                    1995            1996            1997
                                                ------------    ------------    ------------
Service cost -- benefits attributed to service
  during the period...........................      $ 46            $ 48            $25
Interest cost on accumulated benefit
  obligation..................................       105             123             67
Net amortization and deferral.................         3              28              6
                                                    ----            ----            ---
Net periodic cost of other postretirement
  benefit plans...............................      $154            $199            $98
                                                    ====            ====            ===

     The following table reconciles the plans' funded status to the accrued postretirement medical and life insurance cost liability in the accompanying balance sheets (in thousands):

                                                              DECEMBER 29,    JUNE 16,
                                                                  1996          1997
                                                              ------------    --------
Accumulated benefit obligation:
  Retirees..................................................     $  454        $  451
  Other fully eligible participants.........................        371           389
  Other active participants.................................        899           807
                                                                 ------        ------
                                                                  1,724         1,647
Unrecognized actuarial gain.................................       (334)         (185)
                                                                 ------        ------
Accrued postretirement benefit cost liability...............     $1,390        $1,462
                                                                 ======        ======

     For measurement purposes, 8.0% and 7.67% rates of increase were assumed for health care costs for 1996 and 1997, respectively. The rate is assumed to decline in 1/3% decrements every year until it reaches 5% in 2005 where it will remain thereafter. A 1% increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation by 7% at June 16, 1997. The effect of this 1% increase on the service and interest cost components of the net periodic cost of postretirement medical and life insurance plans would be an increase of 8% for 1997. The discount rate used in determining the accumulated benefit obligation was 7.5% in both 1996 and 1997.

                            PLAINWELL PAPER COMPANY

                                 JUNE 16, 1997

5.  INCOME TAXES

     The income tax provision (benefit) consists of the following components (dollars in thousands):


                                                                        PERIOD FROM
                                                                        DECEMBER 30,
                                         YEAR ENDED      YEAR ENDED     1996 THROUGH
                                        DECEMBER 31,    DECEMBER 29,      JUNE 16,
                                            1995            1996            1997
                                        ------------    ------------    ------------
Current:
  Federal.............................    $(3,015)        $(1,133)         $1,041
  State...............................        100             170             320
                                          -------         -------          ------
                                           (2,915)           (963)          1,361
Deferred:
  Federal.............................        127             577             270
  State...............................         11              51              24
                                          -------         -------          ------
                                              138             628             294
                                          -------         -------          ------
                                          $(2,777)        $  (335)         $1,655
                                          =======         =======          ======


     The income tax provision (benefit) was different from the amount computed by applying the United States statutory federal income tax rate as follows (dollars in thousands):

                                                                        PERIOD FROM
                                                                        DECEMBER 30,
                                         YEAR ENDED      YEAR ENDED     1996 THROUGH
                                        DECEMBER 31,    DECEMBER 29,      JUNE 16,
                                            1995            1996            1997
                                        ------------    ------------    ------------
Provision (benefit) at statutory
  rates...............................    $(2,838)         $(445)          $1,420
State income and franchise tax, net of
  federal income tax benefit..........         73            112              211
Other, net............................         12             (2)              24
                                          -------          -----           ------
                                          $(2,777)         $(335)          $1,655
                                          =======          =====           ======

                            PLAINWELL PAPER COMPANY

                                 JUNE 16, 1997

     Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax (liabilities) assets are composed of the following (dollars in thousands):

                                                        DECEMBER 29,    JUNE 16,
                                                            1996          1997
                                                        ------------    --------
Deferred income tax liabilities:
  Property and equipment..............................    $(4,710)      $(4,688)
  Environmental recoveries............................       (740)         (740)
  Pension.............................................       (423)         (461)
                                                          -------       -------
                                                           (5,873)       (5,889)
Deferred income tax assets:
  Vacation and other employee benefits................        817           505
  Environmental liabilities...........................        740           740
  Postretirement benefits.............................        514           541
  Other...............................................         22            29
                                                          -------       -------
                                                            2,093         1,815
                                                          -------       -------
Net deferred tax liability............................    $(3,780)      $(4,074)
                                                          =======       =======
Included in the balance sheet as:
  Current deferred income tax asset...................    $   839       $   534
  Noncurrent deferred income tax liability............     (4,619)       (4,608)
                                                          -------       -------
                                                          $(3,780)      $(4,074)
                                                          =======       =======

6.  ENVIRONMENTAL REMEDIATION

     In 1990, the Company was named as one of several potentially responsible parties ("PRP") at a Superfund site in Kalamazoo, Michigan which has five distinct operable units. PRPs may be held jointly and severally liable for cleanup plus related costs. One operable unit of the Kalamazoo River Site is the 12th Street Landfill, a property wholly owned by the Company. The Company expects to pay for the entire cost of the investigation and remediation work at this location. The Company has recorded a liability for the estimated cost to remediate this unit. A receivable for remediation costs recoverable under an indemnification agreement with Simpson has also been recorded. Investigations at a second operable unit, which includes a portion of the Kalamazoo River, continue and environmental remediation costs, if any, that may be incurred cannot presently be estimated. Management believes the Company is not responsible for environmental remediation costs at the other three units. Accordingly, in the accompanying financial statements, the Company has not recorded a liability for any remediation costs or recovery under the indemnification agreement for the other three units.

     Although the final outcome of these environmental matters is subject to a great many variables and cannot be predicted with any degree of certainty, management believes that the ultimate outcome will not have a material effect on the current financial position, liquidity or results of operations of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
  Stockholders of Pope & Talbot, Inc.:

     We have audited the accompanying balance sheets of the Consumer Products Division (an operating division of Pope & Talbot, Inc.) as of December 31, 1996 and 1997, and the related statements of operations, intercompany account and cash flows for each of the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Consumer Products Division (an operating division of Pope & Talbot, Inc.) as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Portland, Oregon,
April 6, 1998

                           CONSUMER PRODUCTS DIVISION

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                1996        1997
                                                              --------    --------
ASSETS
Current Assets:
  Accounts receivable (net of allowance for doubtful
     accounts of $1,019 and $639 at December 31, 1996 and
     1997, respectively)....................................  $ 12,380    $ 10,676
  Inventories...............................................    17,976      17,669
  Deferred income taxes.....................................     2,566       2,053
  Prepaid expenses..........................................       379         262
                                                              --------    --------
     Total current assets...................................    33,301      30,660
Properties:
  Plant and equipment.......................................   178,305     180,301
  Accumulated depreciation..................................   (98,302)   (107,856)
                                                              --------    --------
                                                                80,003      72,445
  Land......................................................     2,524       2,524
                                                              --------    --------
     Total properties.......................................    82,527      74,969
Goodwill, net of amortization...............................     3,863       3,697
Deferred Income Tax Assets, net.............................     9,528       6,936
Other Assets................................................       224         211
                                                              --------    --------
                                                              $129,443    $116,473
                                                              ========    ========

LIABILITIES
Current Liabilities:
  Accounts payable..........................................  $  3,467    $  5,712
  Accrued payroll and related taxes.........................     4,990       4,625
  Other accrued liabilities.................................     5,550       4,763
                                                              --------    --------
     Total current liabilities..............................    14,007      15,100
Postretirement Benefits.....................................     6,998       7,084
Long-Term Debt..............................................    18,800      18,800
Commitments and Contingencies...............................        --          --
Intercompany Account........................................    89,638      75,489
                                                              --------    --------
                                                              $129,443    $116,473
                                                              ========    ========

      The accompanying notes are an integral part of these balance sheets.

                           CONSUMER PRODUCTS DIVISION

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1995        1996        1997
                                                             --------    --------    --------
Net Revenues...............................................  $107,013    $133,649    $136,176
Costs and Expenses:
  Cost of sales............................................   129,483     124,052     121,751
  Selling, general and administrative......................     3,228       3,351       2,919
  Corporate overhead allocation............................     1,509       1,962       2,057
  Interest.................................................       881         812         846
                                                             --------    --------    --------
     Total costs and expenses..............................   135,101     130,177     127,573
                                                             --------    --------    --------
Income (Loss) Before Income Taxes..........................   (28,088)      3,472       8,603
Income Tax Provision (Benefit).............................   (10,533)      1,354       3,355
                                                             --------    --------    --------
Net Income (Loss)..........................................  $(17,555)   $  2,118    $  5,248
                                                             ========    ========    ========

        The accompanying notes are an integral part of these statements.

                           CONSUMER PRODUCTS DIVISION

                      STATEMENTS OF INTERCOMPANY ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

Balance at December 31, 1994................................  $ 94,951
  1995 Activity:
     Net loss...............................................   (17,555)
     Net distribution from Pope & Talbot, Inc...............    21,711
                                                              --------
Balance at December 31, 1995................................    99,107
  1996 Activity:
     Net income.............................................     2,118
     Net distribution to Pope & Talbot, Inc.................   (11,587)
                                                              --------
Balance at December 31, 1996................................    89,638
  1997 Activity:
     Net income.............................................     5,248
     Net distribution to Pope & Talbot, Inc.................   (19,397)
                                                              --------
Balance at December 31, 1997................................  $ 75,489
                                                              ========

        The accompanying notes are an integral part of these statements.

                           CONSUMER PRODUCTS DIVISION

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1995        1996        1997
                                                             --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $(17,555)   $  2,118    $  5,248
  Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities --
     Depreciation and amortization.........................    11,298      11,809      11,309
     Gain on sale of properties............................        --          --         (32)
     Changes in assets and liabilities:
       Increase (decrease) in --
          Accounts payable.................................    (3,434)     (3,516)      2,245
          Accrued payroll and related taxes................       (88)        427        (365)
          Other accrued liabilities........................      (752)      2,276        (787)
          Postretirement benefits..........................        75          55          86
       Decrease (increase) in:
          Accounts receivable..............................     1,191      (2,963)      1,704
          Inventories......................................     3,423       2,869         307
          Deferred income taxes............................   (10,533)      1,218       3,105
          Prepaid expenses.................................         3         (86)        117
                                                             --------    --------    --------
          Net cash provided by (used for) operating
            activities.....................................   (16,372)     14,207      22,937
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................................   (21,113)     (1,922)     (3,737)
  Proceeds from sale of other properties...................       316          58         197
                                                             --------    --------    --------
          Net cash used for investing activities...........   (20,797)     (1,864)     (3,540)
CASH FLOW FROM FINANCING ACTIVITIES:
  Net distribution (to) from Pope & Talbot, Inc............    21,711     (12,343)    (19,397)
  Change in restricted bond funds..........................    15,458          --          --
                                                             --------    --------    --------
          Net cash provided by (used for) financing
            activities.....................................    37,169     (12,343)    (19,397)
Change in Cash.............................................        --          --          --
Cash at Beginning of Period................................        --          --          --
                                                             --------    --------    --------
Cash at End of Period......................................  $     --    $     --    $     --
                                                             ========    ========    ========
Noncash Investing Activities:
  Transfer of property from Parent to CPD..................  $     --    $    756    $     --
                                                             ========    ========    ========

        The accompanying notes are an integral part of these statements.

                           CONSUMER PRODUCTS DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

1.  BASIS OF PRESENTATION:

     The Consumer Products Division (CPD) is an operating division of Pope & Talbot, Inc. and Subsidiaries (Parent). The CPD owns and operates fully-integrated tissue manufacturing and converting facilities located in Eau Claire, Wisconsin, and Ransom, Pennsylvania, with converting and distributing operations for the Ransom facility located in Pittston, Pennsylvania. Tissue products manufactured by the CPD include towels, napkins, bathroom tissue and facial tissue. These tissue products are sold under private and controlled labels to supermarkets, drugstores, mass merchandisers, food and drug distribution companies and warehouse club stores. The accompanying financial statements reflect the assets and liabilities of the CPD at December 31, 1996 and 1997, and the statements of operations, changes in intercompany account and cash flows for the years ended December 31, 1995, 1996 and 1997.

     The financial statements are based on separate accounting records maintained by Parent for the CPD. These accounting records reflect certain charges by Parent for direct costs and expenses associated with the CPD operations which were included in cost of goods sold or selling, general and administrative expenses as appropriate. Additionally, Parent's administrative costs not directly attributable to the CPD, which historically had not been allocated, have been allocated to the CPD based on net sales. Management believes this allocation method is reasonable. These indirect Parent costs include such items as general corporate, tax services, certain human resources and other administrative costs. The Parent's indirect administrative overhead allocation, which is separately classified as corporate overhead allocation in the statements of operations, amounted to $1.5 million, $2.0 million and $2.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. Since CPD has historically operated as a division of the Parent it is not practicable to estimate what the corporate overhead expenses would have been on a stand-alone basis.

     Because the CPD results were included in the consolidated financial statements of Parent, there are no separate historical equity accounts for the CPD.

     Throughout the period covered by these financial statements, the CPD participated in Parent's cash disbursement system and, as such, its cash funding requirements were met by Parent. Other than the City of Eau Claire note payable (see Note 6) and related interest expense, there has been no allocation to the CPD of the Parent's consolidated borrowings and related interest expense, except for interest capitalized as a component of properties.

     The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of the CPD in the future, nor does such information necessarily reflect the financial position, results of operations or cash flows of the CPD had it been a separate, stand-alone company during the periods presented.

2.  ACCOUNTING POLICIES:

  Inventories

     Inventories are stated at the lower of average cost or market. Inventory costs include the cost of materials, labor and plant overhead.

  Properties

     Properties are carried at cost and include expenditures for new facilities and equipment and those expenditures which substantially increase the useful lives of existing plant and equipment. Costs of maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, with the resultant gain or loss included in income.

                           CONSUMER PRODUCTS DIVISION

                        DECEMBER 31, 1995, 1996 AND 1997

     For financial reporting purposes, depreciation is computed using the straight-line method over the useful lives of respective assets. The estimated useful lives of the principal items of plant and equipment range from 3 to 20 years. For income tax purposes, depreciation is calculated primarily using accelerated methods.

     Interest costs related to funds borrowed by Parent during the construction period of major capital projects is capitalized. The interest capitalized is determined by applying Parent's effective interest rate to the accumulated capital costs during the construction period of a project. Interest capitalized was $149,000 during 1995 and no interest was capitalized in 1996 or 1997.

  Goodwill

     The goodwill contained in the balance sheets relates to the 1980 purchase of the Eau Claire, Wisconsin facilities. This amount is being amortized on a straight-line basis over 40 years. The accumulated amortization related to this goodwill was $2,927,000 and $3,093,000 at December 31, 1996 and 1997,
respectively.

  Revenue Recognition

     Revenue from the sale of products is recognized when the products are shipped to customers.

  Advertising Costs

     Advertising costs are expensed as incurred. Advertising costs expensed in the three years ended December 31, 1995, 1996 and 1997 were not material.

  Interest Expense

     The interest expense reflected in the statements of operations represents interest associated with the City of Eau Claire note payable, which is currently an obligation of the Parent, but is directly related to the CPD. Consequently, the interest expense reflected in the statements of operations and the amount of debt reflected in the balance sheets are not intended to reflect interest expense that the CPD may have incurred or the amount of debt which would have been outstanding had the CPD been an independent company.

  Income Taxes

     Income taxes have been determined on a separate return basis. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The principal temporary differences are related to depreciation, net operating loss carryforwards and postretirement benefits.

  Intercompany Account

     Parent maintains a cash disbursement system which is administered by its corporate office. Cash collected from and distributed to the CPD is reflected in the intercompany account balance. The intercompany account balance represents the net accumulated transactions between Parent and the CPD.

  Per Share Information

     Earnings per common share information has been omitted in the financial statements since the CPD was not a separate entity with its own capital structure during the years presented.

                           CONSUMER PRODUCTS DIVISION

                        DECEMBER 31, 1995, 1996 AND 1997

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  INVENTORIES:

     Inventory components at December 31, 1996 and 1997 are as follows (in thousands):

                                                            1996       1997
                                                           -------    -------
Raw materials............................................  $ 4,776    $ 3,343
Finished goods...........................................   10,140     11,050
Chemicals and supplies...................................    3,060      3,276
                                                           -------    -------
                                                           $17,976    $17,669
                                                           =======    =======

4.  PLANT AND EQUIPMENT:

     Plant and equipment components at December 31, 1996 and 1997 are as follows (in thousands):

                                                           1996        1997
                                                         --------    --------
Mills, plants and improvements.........................  $ 31,356    $ 32,059
Equipment..............................................   144,373     144,365
Mobile equipment.......................................     1,829       1,390
Construction in progress...............................       747       2,487
                                                         --------    --------
                                                         $178,305    $180,301
                                                         ========    ========

5.  OTHER ACCRUED LIABILITIES:

     Other accrued liabilities' components at December 31, 1996 and 1997 are as follows (in thousands):

                                                              1996      1997
                                                             ------    ------
Customer incentive accrual.................................  $2,206    $2,187
Accrued freight costs......................................     984       811
Accrued utilities costs....................................   1,120       881
Other accrued liabilities..................................   1,240       884
                                                             ------    ------
                                                             $5,550    $4,763
                                                             ======    ======

     CPD provides certain customers sales discounts based on negotiated minimum purchased volumes. Discounts are accrued as product shipments are made and are paid periodically as minimum volumes are achieved.

6.  LONG-TERM DEBT:

     During 1994, the City of Eau Claire, Wisconsin issued tax-exempt, adjustable rate, solid waste disposal revenue bonds. The bonds were issued to finance a wastepaper pulping improvement project at the CPD's Eau Claire, Wisconsin tissue facility. Upon sale of the bonds, the City of Eau Claire loaned $18.8 million to Parent and the related debt is reflected on the CPD balance sheets. The note payable has a variable interest rate

                           CONSUMER PRODUCTS DIVISION

                        DECEMBER 31, 1995, 1996 AND 1997

(4.3% at December 31, 1997) and is due in 2014. The carrying value of the note payable approximates its fair value. In connection with the note payable, Parent maintains a $19,552,000 letter of credit with a bank to collateralize the note payable for which it pays a commitment fee. The commitment fee on the letter of credit varies from 0.425% to 0.625% annually (.5% at December 31, 1997) based upon Parent's leverage ratio.

7.  PENSION AND OTHER POSTRETIREMENT PLANS:

  Pension Plans

     Substantially all of the CPD employees participate in noncontributory defined-benefit pension plans. These include Parent administered plans and a multi-employer plan administered by a union.

     The Eau Claire union CPD hourly employees are covered under a multi-employer union pension plan. Contributions to this plan are based upon negotiated hourly rates. Salaried CPD employees are covered by a noncontributory defined-benefit pension plan administered by Parent which also includes other salaried employees of Parent. It is not practical to determine the amount of accumulated benefits or net assets available for benefits that apply solely to CPD employees covered by these plans.

     The Ransom union CPD hourly employees are covered by a noncontributory defined benefit pension plan administered by Parent. Pension benefits for employees covered under this plan are based on each employee's years of service.

     Net periodic pension cost for the years ended December 31, 1995, 1996 and 1997 was composed of the following (in thousands):

                                                 1995       1996       1997
                                                -------    -------    -------
Ransom union hourly plan:
  Service cost -- benefits earned during the
     period...................................  $   328    $   248    $   244
  Interest cost on projected benefit
     obligation...............................      971      1,017      1,038
  Actual earnings from plan assets............   (1,805)    (2,047)    (3,531)
  Deferral of earnings from plan assets.......      864        975      2,330
  Net amortization and deferral...............      136        136        136
                                                -------    -------    -------
          Total Ransom union hourly plan......      494        329        217
Allocations of salaried pension benefits from
  Parent......................................      (96)       (11)      (152)
Contributions to multi-employer plan..........      994      1,034      1,052
                                                -------    -------    -------
          Total net periodic pension cost.....  $ 1,392    $ 1,352    $ 1,117
                                                =======    =======    =======

                           CONSUMER PRODUCTS DIVISION

                        DECEMBER 31, 1995, 1996 AND 1997

     The following table sets forth the funded status of the Ransom union hourly plan and the amount recognized as a prepaid (accrued) pension cost at December 31, 1996 and 1997 (in thousands):

                                                           1996        1997
                                                         --------    --------
Accumulated benefit obligation:
  Vested portion.......................................  $(13,536)   $(14,027)
  Nonvested portion....................................      (884)       (607)
                                                         --------    --------
     Accumulated and projected benefit obligation......   (14,420)    (14,634)
Plan assets at fair market value.......................    13,676      16,391
                                                         --------    --------
     Plan assets greater (less) than projected benefit
       obligation......................................      (744)      1,757
Unrecognized net gain..................................      (144)     (2,597)
Unrecognized prior service.............................       942         811
Balance of unrecorded transition asset from initial
  application of SFAS No. 87...........................        19          15
                                                         --------    --------
Prepaid (accrued) pension cost.........................  $     73    $    (14)
                                                         ========    ========

     Substantially all of the pension plan's assets are invested in common stock, fixed-income securities, cash and cash equivalents. The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for December 31, 1996 and 1997. The expected long-term rate of return on plan assets was 9.0% for the 1996 and 1997 periods.

     The funding policy regarding all of the Parent administered plans is to make contributions to the plans that are between the minimum amounts required by the Employee Retirement Income Security Act (ERISA) and the maximum amounts deductible under current income tax regulations.

  Other Postretirement Plans

     The Parent sponsors postretirement medical and life insurance plans for certain salaried and nonsalaried CPD employees and eligible spouses and dependents of the employees. The medical plans pay a stated percentage of covered medical expenses incurred after deducting co-payments made once a stated deductible has been met. The life insurance plans pay a defined benefit. The Parent does not fund these plans prior to actual incurrence of costs under the plans.

     Net periodic other postretirement benefit cost for the years ended December 31, 1995, 1996 and 1997 for these plans was composed of the following (in thousands):

                                                        1995    1996    1997
                                                        ----    ----    ----
Nonsalaried CPD postretirement costs:
  Service cost -- benefits attributed to service
     during the period................................  $113    $116    $120
  Interest cost on accumulated benefit obligation.....   330     405     411
  Net amortization and deferral.......................   (79)    (53)    (39)
                                                        ----    ----    ----
          Total nonsalaried...........................   364     468     492
Allocations of salaried postretirement costs from
  Parent..............................................   (19)    144     169
                                                        ----    ----    ----
          Net periodic cost of other postretirement
            benefit plans.............................  $345    $612    $661
                                                        ====    ====    ====

                           CONSUMER PRODUCTS DIVISION

                        DECEMBER 31, 1995, 1996 AND 1997

     The following table reconciles the plans' funded status to the accrued postretirement medical and life insurance cost liability in the accompanying balance sheets at December 31, 1996 and 1997 (in thousands):

                                                              1996      1997
                                                             ------    ------
Accumulated benefit obligation:
  Retirees.................................................  $2,597    $2,652
  Other fully eligible participants........................   1,470     1,492
  Other active participants................................   3,382     3,442
                                                             ------    ------
                                                              7,449     7,586
Unrecognized actuarial gain................................    (622)     (630)
Unrecognized prior service.................................     171       128
                                                             ------    ------
Accrued postretirement benefit cost liability..............  $6,998    $7,084
                                                             ======    ======

     For measurement purposes, 9.0% and 8.5% rates of increase were assumed for health care costs for 1996 and 1997, respectively. The rate is assumed to decline in .5% decrements every year until it reaches 5% in 2004 where it will remain thereafter. A 1% increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation by $873,000 at December 31, 1997. The effect of this 1% increase on the service and interest cost components of the net periodic cost of postretirement medical and life insurance plans would be an increase of $98,000 for 1997. The discount rate used in determining the accumulated benefit obligation was 7.5% in for both 1996 and 1997.

8.  INCOME TAXES:

     The income tax provision (benefit) consists of the following components (in thousands):

                                               CURRENT    DEFERRED     TOTAL
                                               -------    --------    --------
Year Ended December 31, 1995
  Federal....................................   $ --      $ (9,550)   $ (9,550)
  State......................................     --          (983)       (983)
                                                ----      --------    --------
                                                $ --      $(10,533)   $(10,533)
                                                ====      ========    ========
Year Ended December 31, 1996
  Federal....................................   $ --      $  1,146    $  1,146
  State......................................    134            74         208
                                                ----      --------    --------
                                                $134      $  1,220    $  1,354
                                                ====      ========    ========
Year Ended December 31, 1997
  Federal....................................   $ --      $  2,839    $  2,839
  State......................................    251           265         516
                                                ----      --------    --------
                                                $251      $  3,104    $  3,355
                                                ====      ========    ========

                           CONSUMER PRODUCTS DIVISION

                        DECEMBER 31, 1995, 1996 AND 1997

     The difference in income tax provision (benefit) from the amount computed by applying the United States statutory federal income tax rate for the years ended December 31, 1995, 1996 and 1997 is reconciled below (in thousands):

                                                   1995       1996      1997
                                                 --------    ------    ------
Income (loss) before income taxes..............  $(28,088)   $3,472    $8,603
                                                 ========    ======    ======
United States statutory federal income tax
  provision (benefit)..........................  $ (9,831)   $1,215    $3,011
State income and franchise taxes, net of
  federal income tax benefit...................      (702)      139       344
                                                 --------    ------    ------
                                                 $(10,533)   $1,354    $3,355
                                                 ========    ======    ======

     Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax assets at December 31, 1996 and 1997 are comprised of the following (in thousands):

                                                            1996       1997
                                                           -------    -------
Current deferred taxes:
  Gross assets...........................................  $ 2,566    $ 2,053
  Gross liabilities......................................       --         --
                                                           -------    -------
     Total current deferred taxes........................    2,566      2,053
Noncurrent deferred taxes:
  Gross assets...........................................   20,882     17,460
  Gross liabilities......................................  (11,354)   (10,524)
                                                           -------    -------
     Total noncurrent deferred taxes.....................    9,528      6,936
                                                           -------    -------
          Net deferred tax assets........................  $12,094    $ 8,989
                                                           =======    =======

     The tax effect of significant temporary differences representing deferred tax assets (liabilities) at December 31, 1996 and 1997 are as follows (in thousands):

                                                           1996        1997
                                                         --------    --------
Depreciation...........................................  $(11,125)   $(10,397)
Net operating loss carryforwards.......................    18,153      14,697
Postretirement benefits................................     2,729       2,763
Vacation pay...........................................     1,076       1,018
Reserves and allowances................................       705         514
Inventories............................................       468         236
Other, net.............................................        88         158
                                                         --------    --------
Net deferred tax assets................................  $ 12,094    $  8,989
                                                         ========    ========

     At December 31, 1997, CPD had available approximately $38,100,000 of net operating loss carryforwards for U.S. Federal tax purposes, expiring beginning in 2007 through 2010.

9.  MAJOR CUSTOMERS:

     In 1995, the CPD had sales to two customers of $14,727,000 and $12,198,000. In 1996, the CPD had sales to three customers of $16,307,000, $14,430,000 and $13,491,000. Also during 1996, the CPD had sales to

                           CONSUMER PRODUCTS DIVISION

                        DECEMBER 31, 1995, 1996 AND 1997

two customers of $10,171,000 and $7,098,000, that became commonly owned in 1997. In 1997, the CPD had sales to three customers of $20,715,000, $20,323,000 and $13,825,000. No other customers represented more than 10% of revenues for any of the aforementioned periods.

10.  LITIGATION AND LEGAL MATTERS:

     The CPD is a party to legal proceedings and environmental matters generally incidental to the business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, management believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on CPD's current financial position, liquidity or results of operations; however, in any given future reporting period such proceedings or matters could have a material effect on results of operations.

     CPD owns and operates a landfill in Washington County, Wisconsin, for disposal of its paper-making sludge. CPD has closed two of three sections of the landfill and is currently monitoring those sections in accordance with requirements of state environmental laws. CPD expects to begin closure of the third section of the landfill by 2002. Estimated closure costs of $1,300,000 are being accrued over the operational life of the landfill. Monitoring costs estimated at $80,000 per year will be required for 40 years following the closure of the landfill. It is CPD's policy to expense monitoring costs as incurred. CPD believes that, based on current information and regulatory requirements, the estimates for the landfill closure costs established by CPD are adequate, although there can be no assurance that the costs will not eventually exceed the amount presently estimated.

     In 1987, CPD received a request for information from the U.S. Environmental Protection Agency (EPA) that indicated that it was considered a potentially responsible party (PRP) with respect to the Blue Valley Landfill Superfund Site in Eau Claire, Wisconsin. Available records indicate that CPD sent a de minimis amount of wastewater treatment sludge from the de-inking process and general wastes from the tissue division to the Blue Valley Landfill. CPD's predecessor at the Eau Claire facility, the Brown Company, also sent waste to the Blue Valley Landfill Superfund Site and has been named a PRP with respect to the site. Based on the amount of material that CPD sent to the Blue Valley Landfill and its indemnification agreement with the Brown Company, CPD does not anticipate that its costs associated with the site will have a material adverse effect on its operations, liquidity or financial condition.

     In 1996, CPD received notification from the EPA that it was considered a PRP with respect to the A.E. Schneider & Sons Salvage Yard Site in Chippewa Falls, Wisconsin (the Schneider Site). U.S. EPA indicated in subsequent correspondence with CPD that it believed that lead from the Eau Claire, Wisconsin facility might have been disposed of at the Schneider Site. CPD conducted a follow-up investigation and reported to the EPA that the only potentially lead containing waste transported from the Eau Claire, Wisconsin mill to the Schneider Site was believed to be a counterweight to a steam engine crane that was disposed of in the mid-1970s, when CPD's predecessor at the Eau Claire, Wisconsin facility, the Brown Company, owned the mill. CPD does not believe the costs associated with this matter will have a material adverse effect on its operations, liquidity or financial condition.

     In 1997, the EPA published regulations establishing standards and limitations for non-combustion sources under the Clean Air Act and revised regulations under the Clean Water Act. The new rules may require more stringent controls on air emissions and wastewater discharges from the CPD tissue mills. These regulations are collectively referred to as the "cluster rules." CPD estimates that future capital spending to comply with the cluster rules could be up to $5,000,000, depending on the timing and specific requirements imposed. CPD cannot predict if or when such rules will be promulgated in a form that will require the CPD to make such expenditures. CPD believes that the cost of compliance with cluster rules and other environmental requirements will not have a material adverse effect on its liquidity, operations or financial condition.

                                 PLAINWELL INC.

                            CONDENSED BALANCE SHEET

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................         $  1,271
  Accounts receivable.......................................           20,204
  Inventories...............................................           32,088
  Other current assets......................................            2,015
                                                                     --------
          Total current assets..............................           55,578
Properties, net.............................................          142,687
Intangible assets, net......................................           31,949
                                                                     --------
          Total assets......................................         $230,214
                                                                     ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................         $ 15,117
  Accrued liabilities.......................................           13,299
                                                                     --------
Total current liabilities...................................           28,416
Long-term debt..............................................          157,785
Other long-term liabilities.................................           16,515
Commitments and contingencies (Note 4)
Stockholder's equity:
  Common stock, par value $1 per share; authorized 1,000
     shares; issued and outstanding 500 shares..............                1
  Paid-in capital...........................................           32,973
  Deficit...................................................           (5,476)
                                                                     --------
     Total stockholder's equity.............................           27,498
                                                                     --------
          Total liabilities and stockholder's equity........         $230,214
                                                                     ========

                            See accompanying notes.

                                 PLAINWELL INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS
                                                                    ENDED MARCH 31,
                                                              ----------------------------
                                                                  1997            1998
                                                              (PREDECESSOR)    (SUCCESSOR)
                                                              -------------    -----------
                                                                     (IN THOUSANDS)
                                                                      (UNAUDITED)
Net Sales...................................................     $21,995         $30,170
Costs and expenses:
  Cost of sales.............................................      18,306          27,098
  Selling, general and administrative.......................       1,228           2,523
  Interest..................................................          62           1,643
                                                                 -------         -------
Total costs and expenses....................................      19,596          31,264
                                                                 -------         -------
Income (loss) before income taxes and extraordinary item....       2,399          (1,094)
Income tax provision (benefit)..............................         926            (289)
                                                                 -------         -------
Income (loss) before extraordinary item.....................       1,473            (805)
Extraordinary item, net of tax (Note 3).....................          --            (597)
                                                                 -------         -------
Net income (loss)...........................................     $ 1,473         $(1,402)
                                                                 =======         =======

                            See accompanying notes.

                                 PLAINWELL INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                      THREE MONTHS
                                                                    ENDED MARCH 31,
                                                              ----------------------------
                                                                  1997            1998
                                                              (PREDECESSOR)    (SUCCESSOR)
                                                              -------------    -----------
                                                                     (IN THOUSANDS)
                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................     $ 1,473        $  (1,402)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Extraordinary item........................................          --              597
  Depreciation and amortization.............................         535            1,448
  Changes in operating assets and liabilities...............      (1,985)          (3,339)
                                                                 -------        ---------
Net cash provided by (used in) operating activities.........          23           (2,696)
INVESTING ACTIVITIES
Capital expenditures........................................         (23)            (676)
Purchase of Consumer Products Division......................          --         (123,317)
                                                                 -------        ---------
Net cash used in investing activities.......................         (23)        (123,993)
FINANCING ACTIVITIES
Proceeds from long-term debt................................          --          130,000
Payments of term loan.......................................          --          (13,500)
Deferred finance cost incurred..............................          --           (6,899)
Payment of revolver.........................................          --           (1,354)
Payment of Simpson note payable.............................          --           (1,771)
Capital contribution........................................          --           25,000
Dividend....................................................          --           (4,288)
                                                                 -------        ---------
Net cash provided by financing activities...................          --          127,188
                                                                 -------        ---------
Increase in cash............................................          --              499
Cash at beginning of period.................................          --              772
                                                                 -------        ---------
Cash at end of period.......................................     $    --        $   1,271
                                                                 =======        =========

                            See accompanying notes.

                                PLAINWELL, INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 1998

1.  BASIS OF PRESENTATION

     PLAINWELL INC. (the Company) was formed on March 6, 1998. The Company is a wholly owned subsidiary of Plainwell Holding Company. Effective March 6, 1998, Plainwell Paper Company merged with the Company. In addition, the Company purchased substantially all of the assets, properties and rights and assumed certain related liabilities of the tissue business of Pope & Talbot, Inc. This business operates as the Consumer Products Division of the Company.

     The historic financial statements of the Plainwell Paper Company (predecessor) are presented as the historic financial statements of the Company for the three months ended March 31, 1997. The historic financial information of the Company (successor) for the three months ended March 31, 1998 includes the result of operations of Consumer Products Division beginning on the acquisition date.

     The accompanying unaudited consolidated balance sheet as of March 31, 1998, and the consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that might be expected for the year ending December 31, 1998.

2.  INVENTORIES

     For the three months period ended March 31, 1997, the predecessor recorded inventories at the lower of cost or market, with cost determined using the last-in, first-out (LIFO) method. For the three months ended March 31, 1998 the success recorded inventories at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

Inventories consist of the following at March 31, 1998 (in thousands):

Raw materials..............................................  $ 3,544
Work in progress...........................................    5,131
Finished goods.............................................   16,270
Chemicals and supplies.....................................    7,143
                                                             -------
                                                             $32,088
                                                             =======

3.  ACQUISITIONS AND FINANCINGS

     Effective March 6, 1998, Plainwell Paper Company merged with and into the Company (the Merger) and its business operates as the Specialty Paper Division of the Company. In connection therewith, the Company recorded a dividend to Plainwell Holding Company of $4,288 to permit Plainwell Holding Company to redeem preferred stock of Plainwell Holding Company held by Simpson Paper Company as required pursuant to change of control provisions.

     In January 1998, the Company entered into an agreement to purchase substantially all of the assets, properties and rights and assume certain related liabilities of the tissue business of Pope & Talbot, Inc. (the Acquisition). Effective March 6, 1998, the Company acquired the tissue business of Pope & Talbot, Inc. for consideration consisting of $121 million in cash, subject to adjustments for working capital, and the

                                PLAINWELL, INC.

                                 MARCH 31, 1998

assumption of $18.8 million of indebtedness in the form of industrial revenue bonds and the assumption of certain other liabilities.

     The acquisition of the Consumer Products Division has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements of the Company from the date of acquisition (in thousands):

Cash consideration, including working capital
  consideration.............................................  $121,707
Direct acquisition costs....................................     1,610
                                                              --------
Total purchase price........................................  $123,317
                                                              ========
Accounts receivable.........................................  $  9,620
Inventories.................................................    19,683
Properties..................................................   119,735
Other current assets........................................     3,665
Intangible..................................................    17,573
Accounts payable and accrued expenses.......................   (17,903)
Long-term debt -- industrial revenue bonds..................   (18,800)
Other long-term liabilities.................................   (10,256)
                                                              --------
                                                              $123,317
                                                              ========

In connection with the Merger and the Acquisition, on March 6, 1998, the Company
(i) issued $130 million principal amount of 11% Senior Subordinated Notes due 2008 in a Rule 144A private placement and entered into a $35 million senior credit facility. In addition, the Company received an equity contribution of $25 million from Plainwell Holding Company. The net proceeds from the offering and the equity contribution were used by the Company to fund the cash portion of the consideration for the Acquisition, to repay certain existing debt of Plainwell Paper Company, and to pay the dividend to Plainwell Holding Company to enable Plainwell Holding Company to redeem the preferred stock held by Simpson Paper Company.

     In connection with Plainwell Paper Company's early extinguishment of debt in March 1998, the Company recorded an extraordinary loss of $597 which represents the unamortized balance of debt issuance costs related to Plainwell Paper Company's previous credit agreement.

     The following unaudited pro forma results of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assume the Acquisition, Merger and related transactions occurred at the beginning of each period presented:

                                              YEAR ENDED            THREE MONTHS
                                           DECEMBER 31, 1997    ENDED MARCH 31, 1998
                                           -----------------    --------------------
Net sales................................      $222,892               $53,139
Income (loss) before extraordinary
  item...................................         1,828                (1,934)

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.

                                PLAINWELL, INC.

                                 MARCH 31, 1998

     Management believes if the Specialty Paper and Consumer Products Divisions operated on a stand-alone basis using the cost structure management expects to have in place, the corporate overhead costs allocated would have been replaced with the following:

                                              YEAR ENDED            THREE MONTHS
                                           DECEMBER 31, 1997    ENDED MARCH 31, 1998
                                           -----------------    --------------------
Corporate overhead allocation:
  Specialty Paper Division...............       $  (724)               $  --
  Consumer Products Division.............        (2,057)                (366)
Stand-Alone Basis:
  Specialty Paper Division...............           724                   --
  Consumer Products Division.............           500                   89
                                                -------                -----
Reduction in expenses....................       $(1,224)               $(277)
                                                =======                =====

4.  COMMITMENTS AND CONTINGENCIES

     In 1990, the Company was named as one of several potentially responsible parties ("PRP") at a Superfund site in Kalamazoo, Michigan which has five distinct operable units. PRPs may be held jointly and severally liable for cleanup plus related costs. One operable unit of the Kalamazoo River Site is the 12th Street Landfill, a property wholly owned by the Company. The Company expects to pay for the entire cost of the investigation and remediation work at this location. The Company has recorded a liability for the estimated cost to remediate this unit. A receivable for remediation costs recoverable under an indemnification agreement with Simpson has also been recorded. Investigations at a second operable unit, which includes a portion of the Kalamazoo River, continue and environmental remediation costs, if any, that may be incurred cannot presently be estimated. Management believes the Company is not responsible for environmental remediation costs at the other three units. Accordingly, in the accompanying financial statements, the Company has not recorded a liability for any remediation costs or recovery under the indemnification agreement for the other three units.

     Although the final outcome of these environmental matters is subject to a great many variables and cannot be predicted with any degree of certainty, management believes that the ultimate outcome will not have a material effect on the current financial position, liquidity or results of operations of the Company.

5.  COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Statement 130 established new rules for the reporting and display of comprehensive income and its components. The adoption of this Statement had no impact on the Company's net loss or shareholders' equity.

------------------------------------------------------------
------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   17
Use of Proceeds............................   24
Capitalization.............................   25
Unaudited Pro Forma Consolidated Financial
  Information..............................   26
Selected Historical Financial and Other
  Data.....................................   31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   35
Industry Overview..........................   43
Business...................................   47
Management.................................   56
Principal Stockholders.....................   58
Description of Holdings' Capital Stock.....   58
Certain Transactions.......................   59
Description of Certain Indebtedness........   60
Description of Exchange Notes..............   63
The Exchange Offer.........................   87
Certain Material U.S. Federal Income Tax
  Considerations...........................   95
Plan of Distribution.......................   95
Legal Matters..............................   96
Experts....................................   97
Index to Financial Statements..............  F-1

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                             [PLAINWELL INC. LOGO]

                                 PLAINWELL INC.

                         OFFER TO EXCHANGE ITS SERIES B
                            11% SENIOR SUBORDINATED
                          NOTES DUE 2008 FOR SERIES A
                     11% SENIOR SUBORDINATED NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS
                             ---------------------
                            BEAR, STEARNS & CO. INC.

                              SALOMON SMITH BARNEY
                                            , 1998

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Company maintains and has in effect insurance policies covering all of the Company's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

  *3.1      Certificate of Incorporation of PLAINWELL INC.
  *3.2      By-laws of PLAINWELL INC.
  *4.1      Indenture dated as of March 6, 1998 between PLAINWELL INC.
            and United States Trust Company of New York.
  *4.2      Purchase Agreement dated as of March 3, 1998 among PLAINWELL
            INC., Bear, Stearns & Co. Inc. and Salomon Brothers Inc
  *4.3      Exchange and Registration Rights Agreement dated as of March
            6, 1998 among PLAINWELL INC., Bear, Stearns & Co. Inc. and
            Salomon Brothers Inc
  *5.1      Opinion and consent of Kirkland & Ellis.

     *10.1   Amended and Restated Loan and Security Agreement dated as of March 6, 1998 by and between PLAINWELL INC.
             and Sanwa Business Credit Corporation as Agent for the Lenders.
     *10.2   Agreement of Purchase and Sale dated as of January 22, 1998, by and among Pope & Talbot, Inc., Pope &
             Talbot, Wis., Inc., Plainwell Holding Company and PLAINWELL INC.
     *10.3   Transition Services Agreement dated as of March 6, 1998 by and between PLAINWELL INC. and Pope & Talbot,
             Inc.
     *10.4   Transition Services Agreement dated as of June 16, 1997 by and between Plainwell Paper Company and
             Simpson Paper Company.
     *10.5   CVC Securities Purchase Agreement dated as of June 16, 1997 by and between Plainwell Holding Company and
             Citicorp Venture Capital, Ltd.
     *10.6   Securities Transfer Agreement made and entered into as of January 31, 1998 between 399 Venture Partners,
             Inc. and Citicorp Venture Capital, Ltd.
     *10.7   Stockholders Agreement dated as of June 16, 1997, by and among Plainwell Holding Company, Citicorp
             Venture Capital, Brenton Halsey, Larkspur Capital Corporation, William L. New and any executives of the
             Company and its Subsidiaries acquiring Common Stock after the date thereof and executing a joinder thereto, and the persons set forth on the Individual Purchaser Signature Page attached thereto.
     *10.8   Joinder to Stockholders Agreement dated as of June 16, 1997 by and among Plainwell Holding Company (the
             "Company") and certain securityholders of the Company made and entered into as of January 31, 1998 by and between the Company and 399 Venture Partners, Inc.
     *10.9   Registration Rights Agreement dated as of June 16, 1997 by and among Plainwell Holding Company, Citicorp
             Venture Capital, Ltd., CCT II Partners, L.P., Brenton Halsey, Larkspur Capital Corporation, William L.
             New and each other executive of the Company or its subsidiaries who acquires Common Stock from the
             Company and executes a joinder thereto and the persons set forth on the Individual Purchaser Signature
             Page attached thereto.
     *10.10  Joinder to Registration Rights Agreement dated as of June 16, 1997 by and among Plainwell Holding
             Company (the "Company") and certain securityholders of the Company made and entered into as of January
             31, 1998 by and between the Company and 399 Venture Partners, Inc.
     *10.11  Inventory Purchase Agreement dated June 12, 1997 by and between Simpson Paper Company and Plainwell
             Paper Company.
     *10.12  Collective Bargaining Agreement dated November 29, 1995 by and between Pope & Talbot, Inc., CPD -
             Ranson/Pittston Township and United Paperworkers International Union AFL-CIO and Ranson/Pittston
             Township, Local Number 1448.
     *10.13  Collective Bargaining Agreement dated April 1, 1997 by and between Pope & Talbot, Wis., Inc., Eau
             Claire, Wisconsin and the United Paperworkers International Union and its affiliated Local No. 42.
     *10.14  Loan Agreement dated November 1, 1983 by and between Economic Development Corporation of the City of
             Plainwell and Plainwell Paper Company.
     *10.15  Indenture of Trust dated November 1, 1983 by and among Economic Development Corporation of the City of
             Plainwell and First & Merchants National Bank.
     *10.16  Executive Employment and Stock Purchase Agreement dated as of June 16, 1997 by and among Plainwell Paper
             Company, Plainwell Holding Company and William New.
     *12.1   Statement of Computation of Ratios.
      23.1   Consent of Ernst & Young LLP.
      23.2   Consent of Arthur Andersen LLP.
     *23.3   Consent of Kirkland & Ellis (included in Exhibit 5.1).
     *24.1   Powers of Attorney (included in signature page).
     *25.1   Statement of Eligibility of Trustee on Form T-1.
     *27.1   Financial Data Schedule.

 *99.1      Form of Letter of Transmittal.
 *99.2      Form of Notice of Guaranteed Delivery.
 *99.3      Form of Tender Instructions.

---------------
* Previously filed.

ITEM 22.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of the chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainwell, State of Michigan, on August 12, 1998.


                                          PLAINWELL INC.

                                          By:      /s/ WILLIAM L. NEW

                                            ------------------------------------
                                            Name: William L. New
                                            Title:  Chairman, Chief Executive
                                                    Officer and
                                                 President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on August 12, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ WILLIAM L. NEW                     Chairman, Chief Executive Officer and
--------------------------------------------------------    President (principal executive officer)
                     William L. New

                           *                              Executive Vice President, Chief Financial
--------------------------------------------------------    Officer -- Speciality Paper Division,
                  George E. Mangarelli                      Secretary, Treasurer (principal financial
                                                            officer and accounting officer) and
                                                            Director

                           *                              Director
--------------------------------------------------------
                   Brenton S. Halsey

                           *                              Director
--------------------------------------------------------
                     Dave F. Thomas

                           *                              Director
--------------------------------------------------------
                     John D. Weber

                *By: /s/ WILLIAM L. NEW
  ---------------------------------------------------
                  As Attorney-in-fact

                                 EXHIBITS INDEX


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
 *3.1     Certificate of Incorporation of PLAINWELL INC. .............
 *3.2     By-laws of PLAINWELL INC. ..................................
 *4.1     Indenture dated as of March 6, 1998 between PLAINWELL INC.
          and United States Trust Company of New York.................
 *4.2     Purchase Agreement dated as of March 3, 1998 among PLAINWELL
          INC., Bear, Stearns & Co. Inc. and Salomon Brothers Inc. ...
 *4.3     Exchange and Registration Rights Agreement dated as of March
          6, 1998 among PLAINWELL INC., Bear, Stearns & Co. Inc. and
          Salomon Brothers Inc. ......................................
 *5.1     Opinion and consent of Kirkland & Ellis.....................
*10.1     Amended and Restated Loan and Security Agreement dated as of
          March 6, 1998 by and between PLAINWELL INC. and Sanwa
          Business Credit Corporation as Agent for the Lenders........
*10.2     Agreement of Purchase and Sale dated as of January 22, 1998, by and among Pope & Talbot, Inc., Pope & Talbot, Wis., Inc.,
          Plainwell Holding Company and PLAINWELL INC. ...............
*10.3     Transition Services Agreement dated as of March 6, 1998 by and between PLAINWELL INC. and Pope & Talbot, Inc. .........
*10.4     Transition Services Agreement dated as of June 16, 1997 by and between Plainwell Paper Company and Simpson Paper
          Company.....................................................
*10.5     CVC Securities Purchase Agreement dated as of June 16, 1997 by and between Plainwell Holding Company and Citicorp
          Venture Capital, Ltd. ......................................
*10.6     Securities Transfer Agreement made and entered into as of
          January 31, 1998 between 399 Venture Partners, Inc. and
          Citicorp Venture Capital, Ltd. .............................
*10.7     Stockholders Agreement dated as of June 16, 1997, by and
          among Plainwell Holding Company, Citicorp Venture Capital,
          Brenton Halsey, Larkspur Capital Corporation, William L. New
          and any executives of the Company and its Subsidiaries
          acquiring Common Stock after the date thereof and executing a joinder thereto, and the persons set forth on the
          Individual Purchaser Signature Page attached thereto........
*10.8     Joinder to Stockholders Agreement dated as of June 16, 1997 by and among Plainwell Holding Company (the "Company") and certain securityholders of the Company made and entered into as of January 31, 1998 by and between the Company and 399
          Venture Partners, Inc. .....................................
*10.9     Registration Rights Agreement dated as of June 16, 1997 by and among Plainwell Holding Company, Citicorp Venture
          Capital, Ltd., CCT II Partners, L.P., Brenton Halsey,
          Larkspur Capital Corporation, William L. New and each other executive of the Company or its subsidiaries who acquires
          Common Stock from the Company and executes a joinder thereto and the persons set forth on the Individual Purchaser
          Signature Page attached thereto.............................
*10.10    Joinder to Registration Rights Agreement dated as of June
          16, 1997 by and among Plainwell Holding Company (the
          "Company") and certain securityholders of the Company made and entered into as of January 31, 1998 by and between the
          Company and 399 Venture Partners, Inc. .....................
*10.11    Inventory Purchase Agreement dated June 12, 1997 by and
          between Simpson Paper Company and Plainwell Paper Company...
*10.12    Collective Bargaining Agreement dated November 29, 1995 by and between Pope & Talbot, Inc., CPD - Ranson/Pittston
          Township and United Paperworkers International Union AFL-CIO
          and Ranson/Pittston Township, Local Number 1448.............

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
*10.13    Collective Bargaining Agreement dated April 1, 1997 by and between Pope & Talbot, Wis., Inc., Eau Claire, Wisconsin and the United Paperworkers International Union and its
          affiliated Local No. 42.....................................
*10.14    Loan Agreement dated November 1, 1983 by and between
          Economic Development Corporation of the City of Plainwell
          and Plainwell Paper Company.................................
*10.15    Indenture of Trust dated November 1, 1983 by and among
          Economic Development Corporation of the City of Plainwell
          and First & Merchants National Bank.........................
*12.1     Statement of Computation of Ratios..........................
 23.1     Consent of Ernst & Young LLP................................
 23.2     Consent of Arthur Andersen LLP..............................
*23.3     Consent of Kirkland & Ellis (included in Exhibit 5.1).......
*24.1     Powers of Attorney (included in signature page).............
*25.1     Statement of Eligibility of Trustee on Form T-1.............
*27.1     Financial Data Schedule.....................................
*99.1     Form of Letter of Transmittal...............................
*99.2     Form of Notice of Guaranteed Delivery.......................
*99.3     Form of Tender Instructions.................................


---------------
* Previously filed.